Exhibit 10.6

Confidential Treatment Requested by Retail Value Inc. RVI-117.

Pursuant to 17 C.F.R. Section 200.83.

LOAN AGREEMENT

Dated as of February 14, 2018

Between

EACH OF THE ENTITIES LISTED ON SCHEDULES 1.1(a) and 1.1(b) ATTACHED HERETO ,

individually and/or collectively, as the context may require, as Borrower,

and

RVI CMA HOLDER LLC, as Additional Obligor

and

COLUMN FINANCIAL, INC., JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, and WELLS FARGO BANK, NATIONAL ASSOCIATION,

collectively, as Lender

Confidential Treatment Requested by Retail Value Inc. RVI-118.

Pursuant to 17 C.F.R. Section 200.83.

-i-

Confidential Treatment Requested by Retail Value Inc. RVI-119.

Pursuant to 17 C.F.R. Section 200.83.

(continued)

-ii-

Confidential Treatment Requested by Retail Value Inc. RVI-120.

Pursuant to 17 C.F.R. Section 200.83.

(continued)

-iii-

Confidential Treatment Requested by Retail Value Inc. RVI-121.

Pursuant to 17 C.F.R. Section 200.83.

(continued)

-iv-

Confidential Treatment Requested by Retail Value Inc. RVI-122.

Pursuant to 17 C.F.R. Section 200.83.

(continued)

-v-

Confidential Treatment Requested by Retail Value Inc. RVI-123.

Pursuant to 17 C.F.R. Section 200.83.

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of February 14, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among COLUMN FINANCIAL, INC., having an address at 11 Madison Avenue, New York, New York 10010 (“CF”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, having an address at 383 Madison Avenue, New York, New York 10179 (“JPM”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at Wells Fargo Center, 1901 Harrison Street, 2nd Floor, MAC A0227-020, Oakland, California 94612 (“Wells”; together with CF and JPM and their respective successors and/or assigns, each a “Co-Lender” and, collectively, collectively “Lender”), and EACH OF THE ENTITIES LISTED ON SCHEDULE 1.1(a) ATTACHED HERETO, each having its principal place of business at 3300 Enterprise Parkway, Beachwood, OH 44122 (individually or collectively, as the context may require, together with their respective permitted successors and/or assigns, “Continental Borrower”), EACH OF THE ENTITIES LISTED ON SCHEDULE 1.1(b) ATTACHED HERETO, each having its principal place of business at 3300 Enterprise Parkway, Beachwood, OH 44122 (individually or collectively, as the context may require, together with their respective permitted successors and/or assigns, “Puerto Rico Borrower”; together with Continental Borrower, individually or collectively, as the context may require, “Borrower”), and RVI CMA HOLDER LLC, a Delaware limited liability company having its principal place of business at 3300 Enterprise Parkway, Beachwood, OH 44122 (“Additional Obligor”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Additional Obligor is owned 100% by Sponsor and shall receive a substantial benefit from Lender making the Loan.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“20% Threshold” shall have the meaning ascribed to such term in the definition of “Release Price”.

Confidential Treatment Requested by Retail Value Inc. RVI-124.

Pursuant to 17 C.F.R. Section 200.83.

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the state in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean the Cash Management Account, the Debt Service Account, the Restricted Account, the Tax Account, the Casualty Proceeds Restricted Account, the Insurance Account, the Capital Expenditures Reserve Account, the Leasing Reserve Account, the Excess Cash Flow Account, the Operating Expense Account, the Environmental Conditions Reserve Account, the Ground Lease Reserve Account, the Unfunded Obligations Reserve Account, the Required REIT Distributions and Tax Account, the Immediate Repair Account, the Deferred Management Fee Reserve Account, the BI Proceeds Reserve Account, the Peach Street Special Reserve Account and any other account established by this Agreement or the other Loan Documents.

“ACM” shall mean Asbestos Containing Materials.

“Act” shall have the meaning set forth in Section 5.1 hereof.

“Additional Collateral” shall mean, collectively, (a) all of Borrower’s, Pledgor’s and Additional Obligor’s assignable right, title, and interest in and to all contracts, excluding the Management Agreement which is assigned pursuant to the Assignment of Management Agreement, in connection with the management, construction, repair, renovation, use, operation or maintenance of any Individual Property, including, without limitation, any Property Documents, any agreements regarding parking facilities for any Individual Property, any architect’s agreements, construction contracts, licensing agreements, subcontracts, service and supply agreements, any other agreements with design professionals, all agreements, allocations, and rights with all utility services serving any Individual Property and all development agreements, reservation agreements, agreements of sale, options to purchase, rights of first refusal or any other preferential right and Permits, which have heretofor been or will hereafter be executed by or on behalf of Borrower, Pledgor or Additional Obligor or which have been or will hereafter be assigned to or acquired by Borrower, in each case as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto relevant to the Properties or any Individual Property; (b) all of Borrower’s, Pledgor’s and Additional Obligor’s assignable right, title, privileges, claims, remedies, causes of action and interest in and to all warranties, guarantees, and other rights of Borrower, direct or indirect, against manufacturers, dealers, suppliers, contractors, and others in connection with work done or to be done and the materials supplied or to be supplied to or for

Confidential Treatment Requested by Retail Value Inc. RVI-125.

Pursuant to 17 C.F.R. Section 200.83.

the Properties or any Individual Property; and (c) all of Borrower’s, Pledgor’s and Additional Obligor’s assignable right, title and interest in and to any and all proceeds (including non-cash proceeds) of any of the foregoing items enumerated in the preceding clauses (a) and (b).

“Additional Obligor” shall have the meaning set forth in the introductory paragraph hereto.

“Affected Individual PR Properties” shall mean, individually and/or collectively (as the context requires), any Individual Puerto Rico Property that was damaged as a result of any hurricane impacting Puerto Rico prior to the Closing Date, it being understood that as of the Closing Date, each Individual Puerto Rico Property is an Affected Individual PR Property.

“Affected Property” shall have the meaning set forth in Section 11.9 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person.

“Affiliated Manager” shall mean any Manager of any Individual Property in which Borrower, Sponsor, Pledgor, Additional Obligor, any SPE Component Entity (if any), or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall have the meaning set forth in Section 11.8(a)(iv) hereof.

“Aggregate Square Footage” shall mean the aggregate rentable square footage of the Properties (but excluding the rentable square footage of each Released Property that shall have been released from the lien of the related Security Instrument pursuant to Section 2.10 prior to the date of determination) as set forth on Schedule 1.1(c) hereof.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Continental Property as set forth on Schedule 1.1(d) hereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean (a) with respect to each Individual Continental Property, an amount equal to 5% of the outstanding principal amount of the Allocated Loan Amount attributable to such Individual Continental Property and (b) with respect to each Individual Puerto Rico Property, the lesser of (x) $7,500,000 for each such Individual Puerto Rico Property and (y) thirty percent (30%) of the overall value of such Individual Property based on the appraisals received by Lender in connection with the closing of the Loan, provided, however that, without Lender’s prior written consent, under no circumstances shall the aggregate amount of all alterations (without taking into account the alterations related to the PR Restoration) at the Individual Puerto Rico Properties being undertaken at a given time exceed $30,000,000.

Confidential Treatment Requested by Retail Value Inc. RVI-126.

Pursuant to 17 C.F.R. Section 200.83.

“Alternate Index” shall mean a floating rate index (a) that is commonly accepted by market participants in commercial real estate loans as an alternative to LIBOR, as determined by Lender in its sole but good faith discretion, (b) that is publicly recognized by the International Swaps and Derivatives Association (“ISDA”) or any successor organization, as an alternative to LIBOR and (c) for which ISDA has approved an amendment to hedge agreements, generally providing such floating rate index as a standard alternative to LIBOR.

“Alternate Index Determination” shall have the meaning set forth in Section 2.5 hereof.

“Alternate Index Rate” shall mean, with respect to each Interest Accrual Period, the per annum rate of interest of the Alternate Index, determined as of the related Determination Date.

“Alternate Rate” shall mean, with respect to the applicable Interest Accrual Period, the per annum rate of interest equal to the Alternate Index Rate plus the Alternate Rate Spread for each Component; provided, however, that such Alternate Rate shall not be less than the LIBOR Spread for the applicable Component.

“Alternate Rate Condition” shall have the meaning set forth in Section 2.5 hereof.

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a per annum rate of interest equal to the Alternate Rate for each Component.

“Alternate Rate Spread” shall mean, with respect to any Component of the Loan, as the same may be reallocated pursuant to, and in accordance with, Section 11.1(b) hereof, in connection with any conversion of the Loan from (a) a LIBOR Loan to an Alternate Rate Loan, the greater of (i) the difference (expressed as the number of basis points) obtained by subtracting (A) the Alternate Index Rate as of the Determination Date for which LIBOR was last available from (B) LIBOR, determined as of such Determination Date, plus the LIBOR Spread applicable to such Component, and (ii) zero (0), or (b) a Prime Rate Loan to an Alternate Rate Loan, the greater of (i) the difference (expressed as the number of basis points) obtained by subtracting (A) the Alternate Index Rate as of the Determination Date for which the Prime Index Rate was last available from (B) the Prime Index Rate, determined as of such Determination Date, plus the Prime Rate Spread applicable to such Component, and (ii) zero (0). The Alternate Rate Spread shall be increased by (x) 25 basis points (0.25%) from and after the first day of the first Extension Option and (y) an additional 25 basis points (0.25%) from and after the first day of the second Extension Option in accordance with Section 2.9(g), without duplication of any increase with respect to the LIBOR Spread or the Prime Rate Spread in accordance with Section 2.9(g).

“Anchor Tenant” shall mean with respect to each Individual Property, any Tenant whose Lease demises 50,000 square feet or more of the applicable Individual Property’s gross leasable area.

“Annual Budget” shall have the meaning set forth in Section 4.12 hereof.

Confidential Treatment Requested by Retail Value Inc. RVI-127.

Pursuant to 17 C.F.R. Section 200.83.

“Applicable Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Approved Accounting Method” shall mean GAAP, federal tax basis accounting (consistently applied) or such other method of accounting, consistently applied, as may be reasonably acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 4.12 hereof.

“Approved Bank” means (a) a bank or other financial institution which has the Required Rating, (b) if a Securitization has not occurred, a bank or other financial institution reasonably acceptable to Lender or (c) if a Securitization has occurred, a bank or other financial institution with respect to which Lender shall have received a Rating Agency Confirmation.

“Approved Extraordinary Expense” shall mean an expense of the applicable Individual Property not set forth on the annual operating budget delivered to Lender, or, if a Trigger Period is continuing, the Approved Annual Budget but approved by Lender in writing (which such approval shall not be unreasonably withheld, conditioned or delayed).

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall be deemed Approved ID Providers unless and until disapproved by any Rating Agency and (B) additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.

“Approved Operating Expense” shall mean an operating expense of the applicable Individual Property set forth on the Annual Budget or, if a Trigger Period is continuing, the Approved Annual Budget. For the avoidance of doubt, (i) only management fees and sub-management fees equal to or less than the Management Fee Cap shall be considered an Approved Operating Expense; (ii) only Sponsor Corporate Expenses equal to or less than $6,000,000 (in the aggregate in any twelve month period) shall be deemed Approved Operating Expenses and (iii) only DDR Shared Services Fees equal to or less than the DDR Shared Services Fee Cap (in the aggregate in any twelve month period) shall be deemed Approved Operating Expenses.

“Assignee Borrower” shall have the meaning set forth in Section 2.8 hereof.

“Assignment and Assumption” shall have the meaning set forth in Section 11.8(a)(i) hereof.

“Assignment of Management Agreement” shall mean, individually and/or collectively (as the context requires), (a) with respect to each Non-REIT Borrower, that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, each Non-REIT Borrower and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time, (b) with respect to each REIT Borrower, that certain Conditional Assignment of Management Agreement dated as

Confidential Treatment Requested by Retail Value Inc. RVI-128.

Pursuant to 17 C.F.R. Section 200.83.

of the date hereof among Lender, each REIT Borrower and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time and (c) with respect to each Individual Puerto Rico Property, that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, each Puerto Rico Borrower and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“AST” shall mean above ground storage tanks.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” shall be deemed to refer to (individually and/or collectively, as the context requires) the bank or other institution maintaining the Cash Management Account, the Restricted Account and/or the Casualty Proceeds Restricted Account, as applicable, pursuant to the Cash Management Agreement, the Restricted Account Agreement and/or the Casualty Proceeds Restricted Account Agreement, as applicable.

“Bankrupt Person” shall have the meaning set forth in Section 13.1 hereof.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person under the Bankruptcy Code; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property or any portion of the Collateral; or (e) such Person making an assignment for the benefit of creditors.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Event” shall mean the occurrence of any one or more the of the following: (i) Borrower, Pledgor, Additional Obligor or any SPE Component Entity shall commence any case, proceeding or other action (A) under the Bankruptcy Code and/or any

Confidential Treatment Requested by Retail Value Inc. RVI-129.

Pursuant to 17 C.F.R. Section 200.83.

Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (ii) Borrower, Pledgor, Additional Obligor or any SPE Component Entity shall make a general assignment for the benefit of its creditors; (iii) any Restricted Party (or Affiliate thereof) files, or joins or colludes in the filing of, (A) an involuntary petition against Borrower, Pledgor, Additional Obligor or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition under the Bankruptcy Code or any other Creditors Rights Laws against Borrower, Pledgor, Additional Obligor or any SPE Component Entity or (B) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Borrower’s, Pledgor’s, Additional Obligor’s or any SPE Component Entity’s assets; (iv) Borrower, Pledgor, Additional Obligor or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition from any Person; (v) any Restricted Party (or Affiliate thereof) consents in writing to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Pledgor, Additional Obligor, any SPE Component Entity, the Collateral or any portion of the Property (other than at the written direction of Lender); (vi) Borrower, Pledgor, Additional Obligor or any SPE Component Entity makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; and (vii) any Restricted Party (or Affiliate thereof) contesting or opposing any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Sponsor or its subsidiaries.

“Benefit Amount” shall have the meaning set forth in Section 17.19 hereof.

“BI Proceeds” shall mean all business interruption insurance proceeds received with respect to any insurance policy related to any Individual Puerto Rico Property on account of any claim made under such policies resulting from losses due to any Prior Hurricane Damage.

“BI Proceeds Disbursement Schedule” shall have the meaning set forth in Section 8.12 hereof.

“BI Proceeds Reserve Account” shall have the meaning set forth in Section 8.12 hereof.

“BI Proceeds Reserve Funds” shall have the meaning set forth in Section 8.12 hereof.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower’s Certificate” shall mean that certain Borrower’s Certification, dated as of the date hereof, by each Borrower.

Confidential Treatment Requested by Retail Value Inc. RVI-130.

Pursuant to 17 C.F.R. Section 200.83.

“Borrower Party” and “Borrower Parties” shall mean each of Borrower, any SPE Component Entity, Sponsor, Pledgor, Additional Obligor and any Affiliated Manager.

“Breakage Costs” shall have the meaning set forth in Section 2.5(b)(vii) hereof.

“Broker” shall have the meaning set forth in Section 17.17 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender) or the Servicer or the financial institution that maintains any collection account for or on behalf of the Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” for any period shall mean replacements and/or alterations to any Individual Property; provided, that, the same are (i) required to be capitalized according to the Approved Accounting Method and (ii) included in the Annual Budget or Approved Annual Budget, as applicable.

“Capital Expenditures Reserve Account” shall have the meaning set forth in Section 8.2 hereof.

“Capital Expenditures Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.

“Capital Expenditures Reserve Monthly Deposit” shall mean for each date of determination, one-twelfth (1/12th) of the amount equal to the Aggregate Square Footage for each Individual Continental Property multiplied by $0.25.

“Cash Management Account” shall have the meaning set forth in Section 9.1 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and between Borrower, Additional Obligor, Lender, and Wells Fargo Bank, National Association (as cash management bank), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” shall have the meaning set forth in Section 7.2.

“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.

“Casualty Proceeds” shall have the meaning set forth in Section 9.1 hereof.

“Casualty Proceeds Restricted Account” shall have the meaning set forth in Section 9.1 hereof.

“Casualty Proceeds Restricted Account Agreement” shall mean that certain Deposit Account Control Agreement (Springing Agreement-Casualty Proceeds) by and among Puerto Rico Borrowers, Lender and PNC Bank, National Association dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Confidential Treatment Requested by Retail Value Inc. RVI-131.

Pursuant to 17 C.F.R. Section 200.83.

“CF” shall have the meaning set forth in the introductory paragraph hereto.

“Closing Date” shall mean the date of the funding of the Loan.

“Co-Lender” shall have the meaning set forth in Section 11.8(a)(i) hereof.

“Co-Lending Agreement” shall mean the co-lending agreement entered into between Lender, individually as a Co-Lender and as Agent, and the other Co-Lenders in the event of a Syndication, as the same may be further supplemented modified, amended or restated.

“Collateral” or “Pledged Collateral” mean (i) the Pledged Collateral (as defined in the Pledge Agreement) and (ii) all other collateral for the Loan granted under the Loan Documents.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Combined Individual Property” shall mean those certain Individual Properties set forth on Schedule 1.1(m).

“Combined Individual Property Parcel” shall mean those certain tax parcels identified on Schedule 1.1(m) with respect to each such Combined Individual Property.

“Common Charges” shall have the meaning set forth in Section 3.36 hereof.

“Component” shall mean, individually, any one of Component A, Component B, Component C, Component D, Component E, Component F, or Component H-RR.

“Component A” shall mean the component of the Loan designated as “A” in Section 2.11 hereof.

“Component B” shall mean the component of the Loan designated as “B” in Section 2.11 hereof.

“Component C” shall mean the component of the Loan designated as “C” in Section 2.11 hereof.

“Component D” shall mean the component of the Loan designated as “D” in Section 2.11 hereof.

“Component E” shall mean the component of the Loan designated as “E” in Section 2.11 hereof.

Confidential Treatment Requested by Retail Value Inc. RVI-132.

Pursuant to 17 C.F.R. Section 200.83.

“Component F” shall mean the component of the Loan designated as “F” in Section 2.11 hereof.

“Component H-RR” shall mean the component of the Loan designated as “G-RR” in Section 2.11 hereof.

“Components” shall mean, collectively, Component A, Component B, Component C, Component D, Component E, Component F and Component H-RR.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condominium” shall mean, individually and/or collectively (as the context requires), (a) the Seabrook Condominium and (b) the Silver Spring Square Condominium.

“Condominium Board” shall mean, with respect to each Condominium, the board of directors of the applicable condominium association or governing body.

“Condominium Charges” shall mean Common Charges, special assessments and other assessments charged to, or otherwise payable by, Borrower under the Condominium Documents.

“Condominium Charges Adjustment” shall mean an adjustment to the calculation of Operating Expenses for imminent liabilities related to the Condominium Documents and/or other increases in Condominium Charges.

“Condominium Documents” shall mean, individually and/or collectively (as the context requires), (a) the Seabrook Condominium Documents, and (b) the Silver Spring Square Condominium Documents.

“Condominium Law” shall mean all applicable local, state and federal laws, rules and regulations which effect the establishment and maintenance of condominiums in the applicable State where each Condominium(s) is located.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Member” shall have the meaning set forth in Section 5.2(b) hereof.

“Constituent Owner” shall mean, as to any Person, any Person that owns a direct or indirect interest in such Person.

“Continental Borrower” shall have the meaning set forth in the introductory paragraph hereto.

Confidential Treatment Requested by Retail Value Inc. RVI-133.

Pursuant to 17 C.F.R. Section 200.83.

“Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and Control shall not be deemed absent solely because another Person shall have veto power or consent rights with respect to specified and customary major decisions. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Converted Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.8(i) hereof.

“Corporate Loan” shall have the meaning set forth in Section 6.3 hereof.

“Counterparty” shall mean the counterparty under any Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, which counterparty shall satisfy the Minimum Counterparty Rating and otherwise be reasonably acceptable to Lender.

“Covered Rating Agency Information” shall mean any Provided Information furnished to the Rating Agencies in connection with issuing, monitoring and/or maintaining the Securities.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Crossroads Ground Lease” shall have the meaning set forth on Schedule 1.1(e) hereto.

“Crossroads Property” shall mean the Individual Continental Property commonly known as Crossroads Center.

“Crowdfunded Person” means a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than 35 investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.

“DDR” shall mean DDR Corp.

“DDR Shared Services Fees” shall mean all fees and reimbursement payments payable to DDR Corp. or an Affiliate by Sponsor and/or the Borrowers in connection with its management of the Sponsor.

Confidential Treatment Requested by Retail Value Inc. RVI-134.

Pursuant to 17 C.F.R. Section 200.83.

“DDR Shared Services Fee Cap” shall mean an amount equal to one-half percent (0.5%) per annum of Gross Asset Value (as defined on Exhibit F attached hereto).

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents (including, without limitation, all costs and expenses payable to Lender thereunder).

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments hereunder (including, as and to the extent applicable, interest accruing at the Default Rate).

“Debt Service Account” shall have the meaning set forth in Section 9.1 hereof.

“Debt Service Coverage Ratio” shall mean the ratio calculated by Lender of (i) Net Cash Flow for the Individual Continental Properties (which, for the purposes of this clause (i), the Operating Expense component of Net Cash Flow shall be calculated to include (I) normalized Capital Expenditures equal to the Aggregate Square Footage of the Individual Continental Properties multiplied by $0.25, and (II) normalized tenant improvement and leasing commission expenditures equal to the Aggregate Square Footage of the Individual Continental Properties multiplied by $1.00) to (ii) the aggregate amount of (x) Debt Service for each of the Components of the Loan which would be due for the twelve (12) month period immediately following the date of calculation; calculated assuming an interest rate equal to the sum of the weighted average (weighted by the outstanding balance of each Component of the Loan) of (a) the LIBOR Spread (or the Prime Rate Spread or the Alternate Rate Spread, as applicable) plus (b) the Strike Rate that will be in effect for the applicable Extension Period and (y) any Mezzanine Debt Service (weighted by the outstanding balance of each Mezzanine Loan) of (a) the LIBOR Spread ((or the Prime Rate Spread or the Alternate Rate Spread, as applicable) (as each are defined in each Mezzanine Loan Agreement)) plus (b) the Strike Rate (as defined in each Mezzanine Loan Agreement) that will be in effect for the applicable Extension Period (as defined in each Mezzanine Loan Agreement).

“Debt Yield” shall mean, as of any date of calculation, a ratio conveyed as a percentage in which: (i) the numerator is the Net Cash Flow for the Individual Continental Properties; and (ii) the denominator is the aggregate amount of the then outstanding principal balance of the Loan (including all Components thereof) and the Mezzanine Loans.

“Debt Yield Trigger” shall have the meaning set forth in the definition of “Trigger Period” in this Section 1.1.

“Debt Yield Trigger Cure Payment” shall mean (i) delivery to Lender of an amount (which amounts shall be held by Lender or Servicer as additional collateral for the Loan and may be applied to the Debt during the continuance of an Event of Default) equal to the amount necessary to cause the Debt Yield to be at least equal to the applicable Debt Yield Trigger calculated as if such amount had been applied pro-rata to the reduction of the principal balance of the Loan and each Mezzanine Loan as of the applicable Test Date. Any amounts

Confidential Treatment Requested by Retail Value Inc. RVI-135.

Pursuant to 17 C.F.R. Section 200.83.

deposited pursuant to the foregoing shall be held as additional collateral for the Loan and shall only be returned to Borrower upon the earlier of (a) the date Lender determines that the Debt Yield is at least equal to the applicable Debt Yield Trigger as of any Test Date without giving effect to any amounts deposited pursuant to this provision and (b) the indefeasible payment in full of the Debt or (ii) a prepayment of the Loan and each Mezzanine Loan applied pro rata between the Loan and each Mezzanine Loan and otherwise made in accordance with Section 2.7 hereof in an amount sufficient to cause the Debt Yield to be at least equal to the applicable Debt Yield Trigger calculated as of the applicable Test Date.

“Deemed Approval Requirements” means, with respect to a request by Borrower for Lender’s approval or consent, that:

(i) if the first correspondence from Borrower to Lender requesting such approval or consent contains a bold-faced, conspicuous legend at the top of the first page thereof stating “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE 2018 RVT PORTFOLIO LOAN, DATED AS OF FEBRUARY 14, 2018. FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request and as reasonably requested by Lender in writing prior to the expiration of such five (5) Business Day period, and

(ii) if Lender fails to grant or withhold its approval to such request within such five (5) Business Day period, a second notice requesting approval is delivered to Lender from Borrower containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE 2018 RVT PORTFOLIO LOAN, DATED AS OF FEBRUARY 14, 2018. FAILURE TO RESPOND TO THIS REQUEST IN WRITING WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request and as reasonably requested by Lender in writing prior to the expiration of such five (5) Business Day period, and if Lender fails to grant or withhold its approval to such request (or denies such request without stating the grounds for such denial in reasonable detail) prior to the expiration of such five (5) Business Day period.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Prepayment Premium” shall mean an amount equal to five percent (5%) of the Debt being repaid or prepaid.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the greater of (A) four percent (4%) above the Interest Rate otherwise applicable to each Component and (B) the Prime Rate plus one percent (1.0%).

Confidential Treatment Requested by Retail Value Inc. RVI-136.

Pursuant to 17 C.F.R. Section 200.83.

“Deferred Construction and Tenant Coordination Fees” shall mean those costs and expenses payable to Manager pursuant to Section 5.3 of the Management Agreement in effect as of the Closing Date.

“Deferred Coordination Fee Annual Cap” shall have the meaning set forth in Section 8.11 hereof.

“Deferred Disposition Fees” shall mean those disposition fees payable to Manager pursuant to Section 5.2 of the Management Agreement in effect as of the Closing Date.

“Deferred Leasing Fee Annual Cap” shall have the meaning set forth in Section 8.11 hereof.

“Deferred Management Certificate” shall have the meaning set forth in Section 8.11 hereof.

“Deferred Management Fee Calculation Period” shall mean, with respect to each Trigger Period, (i) the period beginning on (and including) the first Monthly Payment Date of such Trigger Period and ending on (and excluding) the first anniversary thereafter and (ii) so long as such Trigger Period remains in effect, each twelve (12) month period thereafter.

“Deferred Management Fee Cap” shall mean (i) with respect to Deferred Management Leasing Fees, the Deferred Leasing Fee Annual Cap, and (ii) with respect to Deferred Construction and Tenant Coordination Fees, the Deferred Coordination Fee Annual.

“Deferred Management Fee Reserve Account” shall have the meaning set forth in Section 8.11 hereof.

“Deferred Management Fee Reserve Funds” shall have the meaning set forth in Section 8.11 hereof.

“Deferred Management Fees” shall mean, individually and/or collectively, as the context requires, the Deferred Management Leasing Fees, Deferred Construction and Tenant Coordination Fees and Deferred Disposition Fees, in each case, only to the extent incurred, earned and unpaid.

“Deferred Management Leasing Fees” shall mean those certain leasing commissions payable to Manager pursuant to Section 5.2 of the Management Agreement in effect as of the Closing Date.

“Determination Date” shall mean, with respect to any Interest Accrual Period, the date that is two (2) London Business Days prior to the first day of such Interest Accrual Period.

“Disclosure Documents” shall mean, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Securitization.

Confidential Treatment Requested by Retail Value Inc. RVI-137.

Pursuant to 17 C.F.R. Section 200.83.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts maintained with a federal or state-chartered depository institution or trust company which (a) complies with the definition of Eligible Institution, (b) has a combined capital and surplus of at least $50,000,000 and (c) has corporate trust powers and is acting in its fiduciary capacity. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for thirty (30) days or less) and (ii) the long term unsecured debt obligations of which are rated at least “A+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for more than thirty (30) days), (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time, or (c) in its capacity as Bank, Wells Fargo Bank, N.A, PNC Bank, N.A. or U.S. Bank, N.A., provided, that, in each case the applicable ratings of such entities are not reduced below the ratings in effect as of the Closing Date

“Embargoed Person” shall have the meaning set forth in Section 3.29 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Sponsor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Environmental Work” shall have the meaning set forth in Section 4.25 hereof.

“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

Confidential Treatment Requested by Retail Value Inc. RVI-138.

Pursuant to 17 C.F.R. Section 200.83.

“Equity Interests” shall mean limited liability company membership interests or other equity interests of, and all other right, title and interest now owned or hereafter acquired by, Pledgor in and to an Individual Puerto Rico Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 9.3 hereof.

“Excess Cash Flow Account” shall have the meaning set forth in Section 8.5 hereof.

“Excess Cash Flow Funds” shall have the meaning set forth in Section 8.5 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 11.1 hereof.

“Excluded Tax Reserve Tenant” shall mean those Persons identified on Schedule 8.6-B in the column titled “Tenant”.

“Excluded Tax Reserve Tenant Conditions” shall have the meaning set forth in Section 8.6 hereof.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (b) that are Other Connection Taxes, (ii) any U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which such Lender acquires such interest in the Loan, (iii) taxes attributable to Lender’s failure to comply with Section 2.5(b)(xiii) and (iv) any withholding taxes imposed under FATCA.

“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.9 hereof.

Confidential Treatment Requested by Retail Value Inc. RVI-139.

Pursuant to 17 C.F.R. Section 200.83.

“Extension Option” shall have the meaning set forth in Section 2.9 hereof.

“Extension Period” shall have the meaning set forth in Section 2.9 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the IRS Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRS Code.

“First 25% Prepayment Amount” shall mean any voluntary prepayments (which, for the avoidance of doubt, excludes any prepayments made following a Casualty or Condemnation in accordance with Section 2.7(c) hereof) of the Loan (and each Component thereof) in accordance with Section 2.7(a) hereof in an amount not to exceed, in the aggregate, twenty-five (25%) of the original principal balance of the Loan.

“First Monthly Payment Date” shall mean March 9, 2018.

“Fiscal Quarter” means the 3-month period ending on March 31, June 30, September 30 and December 31 of each year.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Funding Borrower” shall have the meaning set forth in Section 17.19 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust as defined in subpart E, part I of subchapter J of the Code.

“Gross Income from Operations” shall mean, for any date of determination and based on the Properties secured by the Security Instruments or related to any Equity Interests (and the related Individual Puerto Rico Property) subject to the Pledge Agreement on such date of determination, (a) the sum of (i) total annualized base rent reflected in a current rent roll for all Tenants paying rent, open for business, in actual physical occupancy of their respective space demised pursuant to Leases (or, so long as such Lease is not a Lease with an Anchor Tenant, has a subtenant that complies with clause (4) below) which are in full force and effect and for which the Tenant thereunder is paying unabated rent, provided that this clause (a)(i) shall include any base rent under Leases as of the Closing Date that are in full force and effect but for which the

Confidential Treatment Requested by Retail Value Inc. RVI-140.

Pursuant to 17 C.F.R. Section 200.83.

rent commencement date has not yet occurred so long as any rent through the commencement date of the Lease, any free rent owed to such Tenant, together with all tenant improvements, tenant allowances and leasing commissions owed to such Tenant, have been deposited in the Unfunded Obligations Reserve Account, (ii) reimbursed expenses and or reimbursements, percentage and overage rent and income received from the Properties during the twelve (12) month period immediately preceding such date of determination, and (iii) ancillary income (including, without limitation, income from reciprocal easement and similar agreements, parking, tenant services and signage) received during the twelve (12) month period immediately preceding such date of determination (without duplication of any amounts set forth in clauses (a)(i) and (ii)) above), but excluding (solely for purposes of calculating Net Cash Flow) one-time extraordinary income or non-recurring income; provided, that Gross Income from Operations shall be adjusted to (A) include reimbursements that would have been received by Borrower from Tenants pursuant to Leases had such taxes actually been payable with respect to the applicable Individual Property with respect to the Tax and Insurance Adjustment, (B) exclude rental income attributable to any Tenant (1) subject to a Bankruptcy Action and has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (2) not paying rent under its Lease or otherwise in default under its Lease for sixty (60) days or greater beyond any applicable notice and cure periods, (3) that has expressed its intention in writing to not renew, terminate, cancel and/or reject its applicable Lease and there are nine (9) months or less term remaining on such Lease as of the applicable date of calculation hereunder, and (4) who has ceased operations at its leased premises (i.e. “gone dark”) (unless such Tenant is subleasing the space demised under such Lease at market terms (with market terms determined as if such sublease was a direct lease between such subtenant and Borrower) and such sublease does not violate any co-tenancy provisions and/or similar provisions of the other Leases at the respective Individual Property), and (C) exclude payments made to Borrower and any Mezzanine Borrower pursuant to the Interest Rate Cap Agreement or any similar interest rate cap agreement with respect to any Mezzanine Loan. Notwithstanding the foregoing, if Borrower has not delivered a rent roll within the time frames required pursuant to Section 4.12 hereof and such failure has continued for five (5) Business Days following notice by Lender of such failure, then total annualized base rent pursuant to clause (a)(i) above shall be determined by Lender in its reasonable discretion.

“Ground Lease” shall mean, individually and/or collectively, as the context may require, those certain ground leases set forth on Schedule 1.1(e) attached hereto.

“Ground Lease Reserve Account” shall have the meaning set forth in Section 8.10 hereof.

“Ground Lease Reserve Funds” shall have the meaning set forth in Section 8.10 hereof.

“Ground Leased Property” shall mean, individually and/or collectively (as the context requires), all or any portion of any Individual Property that is subject to a Ground Lease.

“Ground Lessor” shall mean, individually and/or collectively, as the context may require, the lessor under each Ground Lease.

Confidential Treatment Requested by Retail Value Inc. RVI-141.

Pursuant to 17 C.F.R. Section 200.83.

“Ground Rent” shall have the meaning set forth in Section 8.10 hereof.

“Ground Rent Adjustment” shall mean an adjustment to the calculation of Operating Expenses for imminent liabilities related to the Ground Lease and/or other increases in Ground Rent.

“Guarantor” shall mean Sponsor.

“Guaranty” shall mean that certain Limited Recourse Guaranty, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hendersonville Property” shall mean the Individual Property commonly known as Lowe’s Home Improvement.

“Immediate Repair Account” shall have the meaning set forth in Section 8.1 hereof.

“Immediate Repair Funds” shall have the meaning set forth in Section 8.1 hereof.

“Immediate Repairs” shall have the meaning set forth in Section 8.1 hereof.

“Improvements” shall mean, individually and/or collectively (as the context requires), the “Improvements” as defined in each applicable Security Instrument.

“Indebtedness” shall mean, for any Person, any indebtedness or other similar obligation for which such Person is obligated (directly or indirectly, by contract, operation of law or otherwise), including, without limitation, (i) all indebtedness of such Person for borrowed money (including, without limitation, indebtedness in the form of mezzanine debt, preferred equity or intercompany loans), for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person by contract and/or as a guaranteed payment (including, without limitation, any such amounts required to be paid to partners and/or as a preferred or special dividend, including any mandatory redemption of shares or interests), (iv) all indebtedness incurred and/or guaranteed by such Person, directly or indirectly (including, without limitation, contractual obligations of such Person), (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any property-assessed clean energy loans or similar indebtedness, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

Confidential Treatment Requested by Retail Value Inc. RVI-142.

Pursuant to 17 C.F.R. Section 200.83.

“Indemnified Person” shall mean Lender, any Affiliate of Lender and its designee (whether or not it is the Lender), that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, Servicer (including any special servicer), any Person in whose name the encumbrance created by the Security Instruments is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business) and any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Person” shall mean Borrower.

“Independent Director” shall have the meaning set forth in Section 5.2 hereof.

“Individual Continental Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by a Continental Borrower and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property.”

“Individual Property” shall mean, individually and/or collectively (as the context requires), any Individual Continental Property and any Individual Puerto Rico Property.

“Individual Puerto Rico Property” shall mean each parcel of real property, the PR Improvements thereon and all personal property owned by any Puerto Rico Borrower.

“Information” shall have the meaning set forth in Section 11.8(b)(ii) hereof.

“Insurance Account” shall have the meaning set forth in Section 8.6 hereof.

Confidential Treatment Requested by Retail Value Inc. RVI-143.

Pursuant to 17 C.F.R. Section 200.83.

“Insurance Payment Date” shall mean, with respect to any applicable Policies, the date occurring ten (10) Business Days prior to the date the applicable Insurance Premiums associated therewith are due and payable.

“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.

“Intercreditor Agreement” shall have the meaning set forth in Section 17.21 hereof.

“Interest Accrual Period” shall mean the period beginning on (and including) the fifteenth (15th) day of each calendar month during the term of the Loan and ending on (and including) the fourteenth (14th) day of the next succeeding calendar month. No Interest Accrual Period shall be shortened by reason of any payment of the Loan prior to the expiration of such Interest Accrual Period.

“Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time as determined accordance with the provisions of Section 2.5 hereof.

“Interest Rate Cap Agreement” shall mean, as applicable, any interest rate cap agreement (together with the confirmation and schedules relating thereto) in form and substance satisfactory to Lender between Borrower and Counterparty, any Replacement Interest Rate Cap Agreement, Converted Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, in each case which also satisfies the requirements set forth in Section 2.8.

“Interest Shortfall” shall mean, (i) with respect to any repayment or prepayment of the Loan made on a date that is not a Monthly Payment Date, the interest which would have accrued on the Loan (absent such repayment or prepayment) through and including the last day of the Interest Accrual Period for the Monthly Payment Date immediately succeeding the date of such repayment or prepayment, and (ii) with respect to any repayment or prepayment of the Loan (including a repayment on the Maturity Date) made on a date that is a Monthly Payment Date, the interest which would have accrued on the Loan (absent such repayment or prepayment) through and including the last day of the Interest Accrual Period related to such Monthly Payment Date.

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended.

“JPM” shall have the meaning set forth in the introductory paragraph hereto.

“KBRA” shall mean Kroll Bond Rating Agency, Inc.

“Land” shall mean (a) with respect to each Individual Continental Property, individually and/or collectively (as the context requires), the “Land” as defined in each applicable Security Instrument and (b) with respect to each Individual Puerto Rico Property, the PR Land.

Confidential Treatment Requested by Retail Value Inc. RVI-144.

Pursuant to 17 C.F.R. Section 200.83.

“Lease” shall mean (a) with respect to each Individual Continental Property, “Lease” as defined in each Security Instrument and (b) with respect to each Individual Puerto Rico Property, all leases, subleases, subsubleases, lettings, licenses, concessions or other agreements (whether written or oral) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of the PR Land and the Improvements on such PR Land, and every modification, amendment or other agreement relating to such leases, subleases, subsubleases, or other agreements entered into in connection with such leases, subleases, subsubleases, or other agreements and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, heretofore or hereafter entered into, whether before or after the filing by or against Puerto Rico Borrower of any petition for relief under any Creditors Rights Laws.

“Leasing Reserve Account” shall have the meaning set forth in Section 8.3 hereof.

“Leasing Reserve Funds” shall have the meaning set forth in Section 8.3 hereof.

“Leasing Reserve Monthly Deposit” shall mean, for each date of determination, one-twelfth (1/12th) of the amount equal to the Aggregate Square Footage at each Individual Continental Property multiplied by One Dollar ($1.00).

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Pledgor, Additional Obligor, SPE Component Entity, the Collateral (or any part thereof) or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all Permits, authorizations and regulations relating thereto.

“Lender Affiliate” shall have the meaning set forth in Section 11.2 hereof.

“Lender Group” shall have the meaning set forth in Section 11.2 hereof.

“Letter of Credit” shall mean an irrevocable, auto-renewing, unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Property, the Collateral or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Approved Bank. Borrower’s delivery of any Letter of Credit hereunder (when taken in the aggregate with all other Letters of Credit hereunder, if any) equals or exceeds ten percent (10%) of the original principal balance of the Loan shall, at Lender’s option, be conditioned upon Lender’s receipt of a New Non-Consolidation Opinion relating to such Letter of Credit.

Confidential Treatment Requested by Retail Value Inc. RVI-145.

Pursuant to 17 C.F.R. Section 200.83.

“Liabilities” shall mean any actual, out-of-pocket losses, claims, damages (other than consequential, special or punitive damages), liabilities, costs or expenses (including without limitation reasonable legal fees and expenses for enforcement of any obligations of any Borrower Party).

“LIBOR” shall mean, with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations; and (ii) if fewer than two such quotations in clause (i) are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates; and (iii) notwithstanding anything to the contrary contained herein, in no event shall LIBOR be less than zero percent (0%). Lender’s computation of LIBOR shall be conclusive and binding on Borrower for all purposes, absent manifest error. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall Lender be required to disclose to Borrower or any other Person the identity, offered quotations or rates, in each case, of any of the reference banks or other banks referred to in this definition.

“LIBOR Conversion” shall have the meaning set forth in Section 2.8(i) hereof.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the LIBOR Rate for each Component.

“LIBOR Rate” shall mean the sum of (i) LIBOR and (ii) the LIBOR Spread.

“LIBOR Spread” shall mean, with respect to each Component of the Loan, as the same , the following amounts, as the same may be reallocated pursuant to Section 11.1(b) hereof:

(a)	Component A, 3.30%;

(b)	Component B, 3.30%;

(c)	Component C, 3.30%;

(d)	Component D, 3.30%;

Confidential Treatment Requested by Retail Value Inc. RVI-146.

Pursuant to 17 C.F.R. Section 200.83.

(e)	Component E, 3.30%;

(f)	Component F, 3.30%; and

(g)	Component H-RR, 3.30%;

the LIBOR Spread shall be increased by (x) 25 basis points (0.25%) from and after the first day of the first Extension Option and (y) an additional 25 basis points (0.25%) from and after the first day of the second Extension Option in accordance with Section 2.9(g), without duplication of any increase with respect to the Alternate Rate Spread or the Prime Rate Spread in accordance with Section 2.9(g).

“LLC Agreement” shall have the meaning set forth in Section 5.1(c) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Pledge Agreement, the Environmental Indemnity, the Assignment of Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Restricted Account Agreement, the Cash Management Agreement, the Post Closing Agreement, the Casualty Proceeds Restricted Account Agreement, the Guaranty, the Borrower’s Certificate and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio of (a) the outstanding principal amount of the Loan as of the date of such calculation to (b) the fair market value of the Individual Continental Properties (for purposes of the REMIC Requirements, counting only real property and excluding any personal property or going concern value), as Borrower shall have established to Lender’s reasonable satisfaction based upon valuations obtained by Borrower at its sole cost and expense by, to the extent permitted to a REMIC Trust, a broker’s price opinion of value or an existing or updated appraisal or any other written determination of value that is a commercially reasonable method permitted to a REMIC Trust. For the avoidance of doubt, the outstanding principal balance of the Mezzanine Loans will not be included in the calculation of Loan-to-Value Ratio for purposes of the REMIC provisions.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Losses” shall mean any and all actual, out-of-pocket losses, damages (other than consequential, special or punitive damages), costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value (to the extent such diminutions in value result in an Indemnified Person actually receiving less than the full amount of the Debt due to such Indemnified Person under the Loan Documents), fines, penalties, charges, amounts paid in settlement, litigation costs and reasonable

Confidential Treatment Requested by Retail Value Inc. RVI-147.

Pursuant to 17 C.F.R. Section 200.83.

attorneys’ fees, in the case of each of the foregoing, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards; provided, however, that in no event shall Losses include a loss of opportunity or special or punitive damages or (except as expressly set forth above with respect to diminutions in value) consequential damages except to the extent payable by Lender to a third party.

“Major Lease” shall mean (i) any Lease which demises 50,000 square feet or more of the applicable Individual Continental Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire or encumber all or any portion of the Individual Continental Property, (iii) any Lease at an Individual Continental Property with any Borrower Party or DDR and/or any Affiliate thereof as tenant, (iv) any Lease at an Individual Continental Property entered into in during the continuance of an Event of Default, and (v) any instrument guaranteeing or providing credit support for any Lease at an Individual Continental Property meeting the requirements of (i), (ii), (iii) and/or (iv) above.

“Management Agreement” shall mean, individually and/or collectively (as the context may require), (i) each management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property or any portion thereof, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time and (ii) each sub-management agreement entered into by Manager and Sub-Manager pursuant to which Sub-Manager is to provide management and other services with respect to the Property or any portion thereof, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Management Fee Cap” shall mean, with respect to each Individual Property, the aggregate of base management fees and sub-management fees equal to 3.5% of Gross Income from Operations for such Individual Property.

“Manager” shall mean (i) with respect to each Individual Property, the Person as set forth on Schedule 1.1(f) hereto, (ii) such other Person selected as the manager of any applicable Individual Property in accordance with the terms of this Agreement or the other Loan Documents or (iii) any Sub-Manager.

“Material Action” shall mean with respect to any Person, any action to consolidate or merge such Person with or into any Person, or sell all or substantially all of the assets of such Person (other than in accordance with Section 2.10 of this Agreement), or to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.

Confidential Treatment Requested by Retail Value Inc. RVI-148.

Pursuant to 17 C.F.R. Section 200.83.

“Material Adverse Effect” shall mean a material adverse effect on (i) the use, value, operation or possession of any Individual Property, (ii) the financial condition of any Borrower Party, any Collateral or any Individual Property, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, or (iv) the ability of any Borrower Party to perform its obligations under the Security Instrument or the other Loan Documents to which it is a party. For the avoidance of doubt, the Prior Hurricane Damage and the PR Restoration (so long as Borrower complies with the provisions set forth in Section 4.29 hereof) shall not be deemed a Material Adverse Effect.

“Maturity Date” shall mean the Stated Maturity Date, as such date may be extended pursuant to and in accordance with Section 2.9 hereof, or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” is defined in Section 5.1 hereof.

“Mezzanine Borrower” shall mean any borrower under a New Mezzanine Loan.

“Mezzanine Lender” shall mean any New Mezzanine Lender, together with its successors and assigns.

“Mezzanine Loan Agreement” shall mean the New Mezzanine Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Default” shall mean a New Mezzanine Loan Default.

“Mezzanine Loan Documents” shall mean the New Mezzanine Loan Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loans” shall mean any New Mezzanine Loan.

“Minimum Counterparty Rating” shall mean a Counterparty (or the guarantor of such Counterparty’s ratings) that has (a) a long-term unsecured debt rating of “A-” or higher by S&P, which rating shall not include a “t” or otherwise reflect a termination risk or otherwise be qualified; (b) a long-term unsecured debt rating of not less than “A3” by Moody’s which rating shall not include a “t” or otherwise reflect a termination risk or otherwise be qualified; and (c) if the Counterparty (or the guarantor of such Counterparty’s ratings) and if any of the Securities are rated by Fitch, a long-term unsecured debt rating of “A-” (and not on Rating Watch Negative) or higher by Fitch and a short-term unsecured debt rating of not less than “F-1” (and not on Rating Watch Negative) from Fitch (and, after a Securitization, the equivalent of the

Confidential Treatment Requested by Retail Value Inc. RVI-149.

Pursuant to 17 C.F.R. Section 200.83.

foregoing by the other Rating Agencies). After a Securitization of the Loan, only the ratings of those Rating Agencies rating the Securities shall apply. Notwithstanding anything to the contrary, SMBC Capital Markets, Inc. shall qualify as a Counterparty hereunder and shall be deemed to satisfy the Minimum Counterparty Ratings so long as SMBC Capital Markets, Inc.’s obligations under the Interest Rate Cap Agreement (or Replacement Interest Rate Cap Agreement, Converted Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable) delivers a guaranty substantially similar to those being used on comparable securitized transactions at such time and from an affiliate satisfying the foregoing Minimum Counterparty Ratings.

“Minimum Debt Yield” shall mean a Debt Yield of 9.80%.

“Minimum Disbursement Amount” shall mean Fifteen Thousand and No/100 Dollars ($15,000).

“Minimum Release Price” shall mean the amount described in clauses (A)(i)(b), (ii)(b) and (iii)(b) of the definition of “Release Price”

“Monthly Debt Service Payment Amount” shall mean, for the First Monthly Payment Date and for each Monthly Payment Date occurring thereafter, a payment equal to the amount of interest which has accrued and will accrue, in each case, during the Interest Accrual Period in which such Monthly Payment Date occurs computed at the Interest Rate.

“Monthly Excess Cash Flow Deposit” shall have the meaning set forth in Section 8.5 hereof.

“Monthly Ground Rent Deposit” shall have the meaning set forth in Section 8.10 hereof.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Monthly Payment Date” shall mean the First Monthly Payment Date and the ninth (9th) day of every calendar month occurring thereafter during the term of the Loan.

“Monthly Tax Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Mandatory Prepayment Amount” shall have the meaning set forth in Section 2.7(c) hereof.

“Net Cash Flow” shall mean, for any date of determination, the amount obtained by subtracting (i) Operating Expenses for the previous twelve (12) month period from (ii) Gross Income from Operations.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable to or on behalf of Borrower as a result of a Casualty to any Individual Property, after deduction

Confidential Treatment Requested by Retail Value Inc. RVI-150.

Pursuant to 17 C.F.R. Section 200.83.

of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award to or on behalf of Borrower, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.

“Net Sales Proceeds” shall mean, with respect to any Individual Property, an amount equal to (a) the gross sales price and all other consideration from whatever source derived from the sale of such Individual Property less (b) (i) reasonable, demonstrable, out-of-pocket, third party, customary closing costs, (ii) reasonable, customary and market brokerage fees and sales commissions payable to unaffiliated third parties, (iii) transfer taxes actually incurred by Borrower in connection with such sale, (iv) reasonable and customary reserves or escrows required pursuant to the purchase and sale agreement entered into in connection with the sale of such Individual Property and (v) amounts deposited into the Required REIT Distributions and Tax Account.

“Net Sales Proceeds Amount” shall mean the amount described in clauses (A)(i)(a), (ii)(a) and (iii)(a) of the definition of “Release Price”.

“New Manager” shall mean any Person replacing or becoming the assignee of the then current Manager, in each case, in accordance with the applicable terms and conditions hereof.

“New Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.

“New Mezzanine Lender” shall mean the lender under the New Mezzanine Loan.

“New Mezzanine Loan” shall have the meaning set forth in Section 11.6 hereof.

“New Mezzanine Loan Agreement” shall mean the loan agreement evidencing any New Mezzanine Loan.

“New Mezzanine Loan Default” shall have the meaning ascribed to the term “Event of Default” in the New Mezzanine Loan Documents.

“New Mezzanine Loan Documents” shall mean the documents evidencing any New Mezzanine Loan.

“New Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by Jones Day or another outside counsel reasonably acceptable to Lender and acceptable to the Rating Agencies and otherwise in form and substance reasonably acceptable to Lender and acceptable to the Rating Agencies.

Confidential Treatment Requested by Retail Value Inc. RVI-151.

Pursuant to 17 C.F.R. Section 200.83.

“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.

“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Jones Day in connection with the closing of the Loan.

“Non-Disturbance Agreement” shall have the meaning set forth in Section 4.14 hereof.

“Non-REIT Borrowers” shall mean those Individual Continental Borrowers that are wholly owned by Retail Value TRS LLC, RVT TRS Mezz Borrower 2 LLC and RVT TRS Mezz Borrower 1 LLC. As of the Closing Date, the Non-REIT Borrowers are listed on Schedule 6.3(iii) hereto.

“Note” shall mean, individually and/or collectively (as the context may require), Note A-1, Note A-2 and Note A-3, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Note A-1” shall mean that certain Promissory Note A-1 of even date herewith in the principal amount of $810,000,000.00, made by Borrower in favor of Column Financial, Inc., as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Note A-2” shall mean that certain Promissory Note A-2 of even date herewith in the principal amount of $270,000,000.00, made by Borrower in favor of JPMorgan Chase Bank National Association, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Note A-3” shall mean that certain Promissory Note A-3 of even date herewith in the principal amount of $270,000,000.00, made by Borrower in favor of Wells Fargo Bank, National Association, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Obligations” shall have the meaning set forth in Section 17.19 hereof.

“OFAC” shall have the meaning set forth in Section 3.30 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.

“O&M Program” shall have the meaning set forth in the Environmental Indemnity.

“Op Ex Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.

“Open Period Date” shall mean March 9, 2019.

Confidential Treatment Requested by Retail Value Inc. RVI-152.

Pursuant to 17 C.F.R. Section 200.83.

“Operating Expense Account” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expense Funds” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, maintenance and management of the Properties that are secured by the Security Instruments on such date of calculation and that are incurred on a regular monthly or other periodic basis, including without limitation, (and without duplication) (a) utilities, ordinary repairs and maintenance, insurance, license fees, ground rent, common charges, property taxes and assessments, advertising expenses, payroll and related taxes, computer processing charges, management and sub-management fees (equal to the greater of (x) with respect to the Individual Properties, three and one-half percent (3.5%) of Gross Income from Operations of the Individual Properties or (y) actual management and sub-management fees payable under the Management Agreement), operational equipment or other lease payments as set forth in the Annual Budget or Approved Annual Budget, as applicable, as reasonably approved by Lender, (b) the Ground Rent Adjustment, (c) the Condominium Charges Adjustment, and (d) the Tax and Insurance Adjustment, but specifically excluding (i) depreciation, amortization and any other non-cash items, (ii) Debt Service and Mezzanine Loan Debt Service, (iii) non-recurring or extraordinary expenses, (iv) deposits into the Reserve Funds, (v) Sponsor Corporate Expenses and (vi) DDR Shared Services Fees.

“Organizational Chart” shall have the meaning set forth in Section 3.31 hereof.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed by a Governmental Authority against the Property or any part thereof and payable by Borrower.

“Other Connection Taxes” shall mean taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received a perfected security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outparcel” shall have the meaning set forth in Section 2.15 hereof.

“Outparcel Release” shall have the meaning set forth in Section 2.15 hereof.

Confidential Treatment Requested by Retail Value Inc. RVI-153.

Pursuant to 17 C.F.R. Section 200.83.

“Outparcel Release Approval Item” shall have the meaning set forth in Section 2.15 hereof.

“Partial Release” shall have the meaning set forth in Section 2.10 hereof.

“Partial Release Approval Item” shall have the meaning set forth in Section 2.10 hereof.

“Partial Release Notice Date” shall have the meaning set forth in Section 2.10 hereof.

“Participant” shall have the meaning set forth in Section 11.8(a)(ix) hereof.

“Patriot Act” shall have the meaning set forth in Section 3.30 hereof.

“PBO Taxes” shall have the meaning set forth in Section 8.6 hereof.

“Peach Street Ground Lease” shall have the meaning set forth in Schedule 1.1(e) hereof.

“Peach Street Ground Lease Property” shall mean that certain real property demised to Borrower pursuant to the Peach Street Ground Lease.

“Peach Street Ground Lessor” shall have the meaning set forth in Schedule 1.1(e) hereof.

“Peach Street Reserve Disbursement Conditions” shall mean each of the following conditions: Lender shall have received (A) evidence (reasonably acceptable to Lender) that the fee mortgage encumbering the fee interest owned by the Peach Street Ground Lessor and which is ground leased to the Borrower pursuant to the Peach Street Ground Lease has been released of record and such fee simple interest is no longer encumbered, and (B) if the legal description to the Peach Street Ground Lease is required to be amended (as determined by Borrower exercising its commercially reasonable judgment upon prior written notice to Lender), (i) an amendment to the Peach Street Ground Lease amending the legal description thereto, which amendment shall be in form and substance reasonably acceptable to Lender, and a copy of any related recorded memorandum of Lease that is in form and substance reasonably acceptable to Lender, (ii) an amendment to the Security Instrument encumbering the Peach Street Ground Lease Property as is reasonably necessary to update the legal description thereto, and (iii) a new or updated Loan Policy of Title Insurance for the Peach Street Ground Lease Property which insures the amended Security Instrument and is otherwise reasonably acceptable to Lender.

“Peach Street Special Reserve Account” shall have the meaning set forth in Section 8.13 hereof.

“Peach Street Special Reserve Funds” shall have the meaning set forth in Section 8.13 hereof.

Confidential Treatment Requested by Retail Value Inc. RVI-154.

Pursuant to 17 C.F.R. Section 200.83.

“Permits” shall mean all necessary certificates, licenses, permits, franchises, trade names, certificates of occupancy, consents, and other approvals (governmental and otherwise) required under applicable Legal Requirements for the operation of each Individual Property and the conduct of Borrower’s business (including, without limitation, all required zoning, building code, land use, environmental, public assembly and other similar permits or approvals).

“Permitted Encumbrances” shall mean, with respect to each Individual Property, collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent or which are being contested in accordance with the terms of this Agreement, (d) existing Leases and new Leases entered into in accordance with this Agreement, (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, (f) any workers’, mechanics’ or similar liens on an Individual Property that are bonded or discharged in accordance with this Agreement within forty-five (45) days after Borrower first received written notice of such lien, (g) any liens that are being contested in accordance with the terms of this Agreement, (h) rights of Tenants, as Tenants only, under Leases permitted hereunder, (i) all liens and security interests that are in connection with a Permitted Equipment Lease, (j) all immaterial easements, rights-of-way, restrictions and other similar encumbrances recorded against and affecting such Individual Property so long as the same are entered into in the ordinary course of Borrower’s business (but in no event in connection with the borrowing of money or the obtaining of advances or credit) and do not (1) interfere with the ordinary conduct of the business of Borrower or (2) have a Material Adverse Effect, (k) any easements, restrictions, covenants, reservations and rights of way for access, water and sewer lines, telephone, cable or other fiber optic or other data transaction lines, electric lines or other utilities or for other similar purposes entered into in accordance with the terms and conditions of Section 6.4 hereof, (l) liens created against the Property in error or by any Tenant or third party with respect to a Lease so long as (1) Borrower is diligently exercising its rights and remedies under the applicable Leases, other agreement or otherwise against such Tenant or third party to have such liens removed and (2) such liens do not (A) interfere with the ordinary conduct of the business of Borrower or (B) have a Material Adverse Effect, and (m) the liens and security interests created by the Mezzanine Loan Documents.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and/or maintenance of the applicable Individual Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the applicable Individual Property.

“Permitted Investments” shall mean “permitted investments” as then defined and required by the Rating Agencies.

Confidential Treatment Requested by Retail Value Inc. RVI-155.

Pursuant to 17 C.F.R. Section 200.83.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any other entity and, in each case, any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean, individually and/or collectively (as the context requires), the “Personal Property” as defined in each applicable Security Instrument.

“Plan” shall have the meaning set forth in Section 2.15 hereof.

“Pledge Agreement” shall mean that certain Pledge Agreement (Mortgage Loan), dated as of the date hereof, by Pledgor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledgor” shall mean, individually and/or collectively (as the context requires), RVT PR Mezz Borrower 1 LLC.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Post Closing Agreement” shall mean that certain Post-Closing Obligations Agreement, dated as of the date hereof, by and between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“PR Improvements” shall mean buildings, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the applicable PR Land.

“PR Land” shall mean the real property described in Exhibit B attached hereto and made a part hereof.

“PR Portfolio Release Approval Item” shall have the meaning set forth in Section 2.14 hereof.

“PR Portfolio Release Notice Date” shall have the meaning set forth in Section 2.14 hereof.

“PR Property Representation Condition” shall mean, with respect to each representation and/or warranty contained herein or in any Loan Document made by Borrower for each Individual Puerto Rico Property, that such representation and/or warranty is made subject to: (a) the present and actual knowledge of Matthew Ostrower as of the Closing Date, without any duty of inquiry or to investigate or to update any such representations or warranties (Lender acknowledges and agrees that the foregoing individual is identified solely for the purpose of defining the scope of knowledge and not for the purpose of imposing any liability upon such individual or creating any duties running from such individual to Borrower, Guarantor, Lender or any other party), (b) any inaccuracy of such representation or warranty caused by, or on account of, the Prior Hurricane Damage or any PR Restoration, and (c) any matters disclosed by or referenced in any due diligence, reports or investigations conducted or obtained by Lender in connection with the Loan including, without limitation, any damage assessment reports, property condition reports, environmental site assessments, surveys, any Title Insurance Policy and/or any Zoning Report.

Confidential Treatment Requested by Retail Value Inc. RVI-156.

Pursuant to 17 C.F.R. Section 200.83.

“PR Restoration” shall mean the repair of, or alterations to, any Affected Individual PR Property (or any portion thereof) and/or the completion of the repair, alteration and/or restoration of any Affected Individual PR Property (or any portion thereof) resulting from the Prior Hurricane Damage, with such repairs and alterations being conducted and completed in accordance with the PR Restoration Budget, all applicable Legal Requirements and this Agreement.

“PR Restoration Budget” shall mean with respect to any PR Restoration at an Affected Individual PR Property, a budget, as determined, and revised from time to time, by Borrower in Borrower’s commercially reasonable business judgment, detailing the costs projected to be incurred by Borrower in connection with such PR Restoration at each Affected Individual PR Property. With respect to the same, Lender acknowledges and agrees that the PR Restoration Budget is not yet complete, but Borrower shall provide a copy when available.

“Prepayment Failure” shall have the meaning specified in Section 2.7(b) hereof.

“Prepayment Notice” shall have the meaning specified in Section 2.7(b) hereof.

“Prepayment Premium” shall mean (1) with respect to any voluntary repayment, prepayment or release prepayment of all or any portion of the outstanding principal amount of the Loan (or any Component thereof) prior to the Open Period Date, a payment to Lender in an amount equal to the product of (a) the weighted average LIBOR Spread (or Prime Rate Spread or Alternate Rate Spread, as applicable (but in no event less than the LIBOR Spread)) applicable to the portion of the Loan (or any Component thereof) which is being repaid, (b) the amount of the Debt being repaid or prepaid, and (c) a fraction, the numerator of which is the number of days remaining from and including the date that such repayment or prepayment is made, through (and including) the last day of the Interest Accrual Period during which the Open Period Date occurs and the denominator of which is 360, and (2) an amount equal to zero dollars ($0.00) with respect (a) to any prepayment or repayment made on or after the Open Period Date, (b) to any prepayment or repayment made prior to the Open Period Date in connection with a Partial Release of an Individual Property pursuant to Section 2.10 hereof or the release of the Puerto Rico Portfolio pursuant to Section 2.14 hereof, or (c) to any prepayment or repayment made prior to the Open Period Date in accordance with a Casualty or Condemnation.

“Previously-Owned Property” shall mean those properties previously owned by one or more Borrowers and set forth on Schedule 1.1(j) hereto, which such properties are all outparcels or adjacent property to the applicable Individual Property referenced on Schedule 1.1(j) hereto.

“Previously-Owned Property Sale Agreements” shall mean those certain purchase and sale agreements relating to the Previously-Owned Properties.

“Prime Index Rate” shall mean, with respect to each Interest Accrual Period, the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate” for the U.S. on the related Determination Date. If more than one “Prime Rate” for the U.S. is

Confidential Treatment Requested by Retail Value Inc. RVI-157.

Pursuant to 17 C.F.R. Section 200.83.

published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate” for the U.S., Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate” shall mean, with respect to each Interest Accrual Period, the per annum rate of interest equal to the Prime Index Rate plus the Prime Rate Spread for each Component; provided, however, that such rate shall not be less than the LIBOR Spread for the applicable Component.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the Prime Rate for each Component.

“Prime Rate Spread” shall mean, with respect to any Component of the Loan, as the same may be reallocated pursuant to, and in accordance with, Section 11.1(b) hereof, in connection with any conversion of the Loan from (a) a LIBOR Loan to a Prime Rate Loan, the greater of (i) the difference (expressed as the number of basis points) obtained by subtracting (A) the Prime Index Rate as of the Determination Date for which LIBOR was last available from (B) LIBOR, determined as of such Determination Date, plus the LIBOR Spread applicable to such Component, and (ii) zero (0), or (b) an Alternate Rate Loan to a Prime Rate Loan, the greater of (i) the difference (expressed as the number of basis points) obtained by subtracting (A) the Prime Index Rate as of the Determination Date for which the Alternate Index Rate was last available from (B) the Alternate Index Rate, determined as of such Determination Date, plus the Alternate Rate Spread for such Component, and (ii) zero (0). The Prime Rate Spread shall be increased by (x) 25 basis points (0.25%) from and after the first day of the first Extension Option and (y) an additional 25 basis points (0.25%) from and after the first day of the second Extension Option in accordance with Section 2.9(g), without duplication of any increase with respect to the LIBOR Spread or the Alternate Rate Spread in accordance with Section 2.9(g).

“Prior Hurricane Damage” shall mean any damage at any Individual Puerto Rico Property that occurred as a result of any hurricane impacting Puerto Rico prior to the Closing Date. Any damage, repair or other physical or operational conditions at any Individual Puerto Rico Property that is, or may be, in violation of any Permits, Legal Requirements, Leases or Permitted Encumbrances that exists as of the date of this Agreement are deemed to be Prior Hurricane Damage.

“Prohibited Entity” means any Person which (i) is a statutory trust or similar Person and/or (ii) is a Crowdfunded Person.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Projections” shall have the meaning set forth in Section 11.8(b)(ii) hereof.

“Property” and “Properties” shall mean, individually and/or collectively (as the context requires), each Individual Property which is subject to the terms hereof and of the other Loan Documents.

Confidential Treatment Requested by Retail Value Inc. RVI-158.

Pursuant to 17 C.F.R. Section 200.83.

“Property Document” shall mean, individually or collectively (as the context may require), any reciprocal easement agreement affecting any Individual Property (or any portion thereof) more particularly described on Schedule 1.1(l) hereto (if any), and any amendment, restatement, replacement, supplement or other modification thereof.

“Property Document Event” shall mean any event which would (A) (i) result in the termination of a Property Document, (ii) grant or trigger the exercise of a right of first refusal, first offer or any other similar right in favor of any third-party granting such third party rights to purchase an Individual Property with respect to a Property Document or (iii) cause any material termination fees as a result of a termination, in whole or in part, of a Property Document to be due by Borrower, and, in the case of clauses (i) through (iii) above, which would have a Material Adverse Effect or (B) result in a Material Adverse Effect as a direct result of a default by Borrower under any Property Document beyond any applicable notice and cure period thereunder; provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Provided Information” shall mean any and all financial and other information (including any updates thereto) provided at any time by, or on behalf of any Borrower Party in connection with the Loan, the Properties and/or such Borrower Party.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, (A) if permitted by REMIC Requirements applicable to such matter, would be reasonably acceptable to Lender or (B) if the Lender discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans.

“Puerto Rico Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Puerto Rico Portfolio” shall have the meaning set forth in Section 2.14 hereof.

“Puerto Rico Taxes” shall mean an amount equal to Sponsor’s good faith estimate of any and all Taxes that will be payable to the Commonwealth of Puerto Rico by Borrower, Sponsor, any Taxable REIT Subsidiary, or any other direct or indirect subsidiary of Sponsor. Sponsor’s good faith estimate of any such Taxes shall be verified by Sponsor’s accountant (which shall be an independent accountant reasonably acceptable to Lender) and will be conclusive absent manifest error.

“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.

“Qualified Management Agreement” shall mean a management agreement or sub-management agreement with a Qualified Manager with respect to the applicable Individual Property which is reasonably approved by Lender in writing (which such reasonable approval may be conditioned upon Lender’s receipt of a Rating Agency Confirmation with respect to such management agreement or sub-management agreement, as applicable).

Confidential Treatment Requested by Retail Value Inc. RVI-159.

Pursuant to 17 C.F.R. Section 200.83.

“Qualified Manager” shall mean (i) Sponsor, (ii) any of DDR Property Management LLC, DDR Asset Management LLC and DDR PR Ventures II LLC, in each case, so long as the same is not subject to a Bankruptcy Action and no other material adverse change (economic or otherwise) shall have occurred to same, as determined by Lender in its reasonable discretion, prior to same taking over the management or sub-management responsibilities of the Property, (iii) an Affiliate of DDR Property Management LLC, DDR Asset Management LLC or DDR PR Ventures II LLC which is wholly owned (directly or indirectly) and Controlled by DDR, so long as the same is not subject to a Bankruptcy Action and no other material adverse change (economic or otherwise) shall have occurred to same, as determined by Lender in its reasonable discretion, prior to same taking over the management or sub-management responsibilities of the Property, (iv) an Affiliate of Sponsor which is wholly owned (directly or indirectly) and Controlled by Sponsor, so long as the same is not subject to a Bankruptcy Action and no other material adverse change (economic or otherwise) shall have occurred to same, as determined by Lender in its reasonable discretion, prior to same taking over the management or sub-management responsibilities of the Property, and (iv) a Person approved by Lender in writing (which such approval may be conditioned upon Lender’s receipt of a Rating Agency Confirmation with respect to such Person).

“Qualified Public Company” shall mean an entity whose securities are listed and traded on a nationally recognized securities exchange.

“Rate Cap Notice” shall have the meaning set forth in Section 2.8(g) hereof.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, KBRA and Realpoint and any other nationally-recognized statistical rating agency designated by Lender (and any successor to any of the foregoing) in connection with and/or in anticipation of any Secondary Market Transaction.

“Rating Agency Condition” shall be deemed to exist if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Lender (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any trust and servicing agreement, pooling and servicing agreement(s) or similar agreement(s), in each case, relating to the servicing and/or administration of the Loan.

“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Lender has approved the matter in question in writing based upon Lender’s good faith determination of applicable Rating Agency standards and criteria and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event.

“Realpoint” shall mean Morningstar Credit Ratings, LLC.

Confidential Treatment Requested by Retail Value Inc. RVI-160.

Pursuant to 17 C.F.R. Section 200.83.

“Recycled SPE Borrower/SPE Component Entity” shall mean those Borrowers and SPE Component Entities identified on Schedule 5.1 hereto.

“Registrar” shall have the meaning set forth in Section 11.7 hereof.

“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Reimbursement Contribution” shall have the meaning set forth in Section 17.19 hereof.

“REIT” shall mean a Person that has elected to qualify as a real estate investment trust for federal income tax purposes.

“REIT Borrowers” shall mean (i) those Continental Borrowers that are wholly owned by RVT Mezz Borrower 1 LLC and RVT Mezz Borrower 2 LLC and (ii) those Puerto Rico Borrowers that are wholly owned by DDR PR Ventures III LLC, RVT PR Mezz Borrower 3 LLC, RVT PR Mezz Borrower 2 LLC and RVT PR Mezz Borrower 1 LLC. As of the Closing Date, the REIT Borrowers are listed on Schedule 6.3(iii) hereto.

“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan (or any portion thereof or interest therein).

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“Release Amount” shall have the meaning set forth in Section 2.10 hereof.

“Release Price” shall mean (A) with respect to each Individual Continental Property, (i) if the Debt Yield (after giving pro forma effect to the Minimum Release Price actually paid in connection with such release) is equal to or less than 12%, the greater of (a) 100% of Net Sales Proceeds for the Individual Continental Property that is the subject of the release and (b) 110% of the Allocated Loan Amount for the Individual Continental Property (and the Collateral related thereto) that is the subject of the release, (ii) if the Debt Yield (after giving pro forma effect to the Minimum Release Price actually paid in connection with such release) is greater than 12% but equal to or less than 15%, the greater of (a) 90% of Net Sales Proceeds for the Individual Continental Property that is the subject of the release and (b) 105% of the Allocated Loan Amount for the Individual Continental Property that is the subject of the release and (iii) if the Debt Yield (after giving pro forma effect to the Minimum Release Price actually paid in connection with such release) is greater than 15%, the greater of (a) 80% of Net Sales Proceeds for the Individual Continental Property that is the subject of the release and (b) 100% of the Allocated Loan Amount for the Individual Continental Property that is the subject of the release, provided, however that, in the event that the remaining outstanding principal balance of

Confidential Treatment Requested by Retail Value Inc. RVI-161.

Pursuant to 17 C.F.R. Section 200.83.

the Loan at the time of such release is equal to or less than 20% of the original principal balance of the Loan, the “Release Price” for such Individual Continental Property shall be 100% of Net Sales Proceeds for such Individual Continental Property that is the subject of the release (the “20% Threshold”), and provided, however, further that notwithstanding anything contained herein to the contrary, with respect to the release of an Individual Continental Property, if the applicable Net Sales Proceeds Amount is greater than the applicable Minimum Release Price for such Individual Continental Property that is the subject of the release, the amount by which such applicable Net Sales Proceeds Amount exceeds such applicable Minimum Release Price (such amount, the “Excess Release Amount”) may be applied by Borrower in whole or in part as a credit to be utilized against future releases of one or more Individual Continental Properties and amounts owning to Lender by Borrower in connection therewith thereby reducing the amount actually payable by Borrower in connection with such release by such Excess Release Amount; and (B) with respect to each Individual Puerto Rico Property (and the Collateral related thereto), 100% of Net Sales Proceeds for the Individual Puerto Rico Property (or the related Collateral Equity Interests) that is the subject of the release. For the avoidance of doubt, except with respect to the 20% Threshold, if such Partial Release is with respect to an Individual Continental Property, Lender shall have received the applicable Minimum Release Price (after taking into any Excess Release Amount).

“Released Property” shall have the meaning set forth in Section 2.10 hereof.

“Remaining Loan” shall have the meaning set forth in Section 11.9 hereof.

“Remaining Loan Documents” shall have the meaning set forth in Section 11.9 hereof.

“REMIC Opinion” shall mean, as to any matter, an opinion of counsel as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender and acceptable to the Rating Agencies).

“REMIC Payment” shall have the meaning set forth in Section 7.3 hereof.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, taxes on “prohibited transactions” and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRS Code)).

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.

Confidential Treatment Requested by Retail Value Inc. RVI-162.

Pursuant to 17 C.F.R. Section 200.83.

“Renewal Deadline” shall have the meaning set forth in Section 4.27(e) hereof.

“Renewal Notice” shall have the meaning set forth in Section 4,.27(e) hereof.

“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.

“Rent Roll” shall have the meaning set forth in Section 3.18 hereof.

“Rents” shall mean (a) with respect to each Individual Continental Property, “Rent” as defined in the Security Instrument (b) with respect to each Individual Puerto Rico Property, all rents, additional rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Individual Puerto Rico Property, including, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or Manager and proceeds, if any, from business interruption or other loss of income insurance (excluding, however, the BI Proceeds) whether paid or accruing before or after any Bankruptcy Action.

“Replacement Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.8(c) hereof.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.

“Representative Borrower” shall have the meaning set forth in Section 14.1 hereof.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Required Rating” means (i) a rating of not less than “A-1” (or its equivalent) from each of the Rating Agencies if the term of such Letter of Credit is no longer than three (3) months or if the term of such Letter of Credit is in excess of three (3) months, a rating of not less than “AA-” (or its equivalent) from each of the Rating Agencies or (ii) such other rating with respect to which Lender shall have received a Rating Agency Confirmation.

“Required REIT Distribution” shall mean an amount equal to the minimum amount of the dividend required to be distributed in cash (as opposed to equity) with respect to any taxable year of Sponsor following the completion of the Spinoff Transaction in order for Sponsor to qualify as a REIT and to avoid any U.S. federal income Taxes imposed under IRS Code Sections 857(b)(1) and 857(b)(3). Sponsor shall in good faith estimate the amount of the Required REIT Distribution for each taxable year based on 102.5% of Sponsor’s then estimated taxable income, inclusive of net capital gains, for such taxable year, and such estimate shall be verified by Sponsor’s accountant (which shall be an independent accountant reasonably acceptable to Lender) and will be conclusive absent manifest error.

Confidential Treatment Requested by Retail Value Inc. RVI-163.

Pursuant to 17 C.F.R. Section 200.83.

“Required REIT Distributions and Tax Account” shall have the meaning set forth in Section 8.9 hereof.

“Required REIT Distributions and Tax Funds” shall have the meaning set forth in Section 8.9 hereof.

“Reserve Accounts” shall mean the Tax Account, the Insurance Account, the Capital Expenditures Reserve Account, the Leasing Reserve Account, the Excess Cash Flow Account, the Operating Expense Account, the Unfunded Obligations Reserve Account, the Ground Lease Reserve Account, the Required REIT Distributions and Tax Account, BI Proceeds Reserve Account, Deferred Management Fee Reserve Account, the Immediate Repair Account, Peach Street Special Reserve Account and any other escrow account established by this Agreement or the other Loan Documents (but specifically excluding the Cash Management Account, the Restricted Account, the Casualty Proceeds Restricted Account and the Debt Service Account).

“Reserve Funds” shall mean the Tax and Insurance Funds, the Capital Expenditures Reserve Funds, the Leasing Reserve Funds, the Excess Cash Flow Funds, the Operating Expense Funds, the Unfunded Obligations Reserve Funds, the Ground Lease Reserve Funds, BI Proceeds Reserve Funds, Deferred Management Fee Reserve Funds, the Immediate Repair Funds, the Peach Street Special Reserve Funds and any other escrow funds established by this Agreement or the other Loan Documents.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief executive officer, chief accounting officer, chief operating officer, chief financial officer, treasurer, secretary or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property (or any portion thereof), the completion of the repair and restoration of the Property (or applicable portion thereof) as nearly as possible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Costs” shall have the meaning specified in Section 4.29 hereof.

“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.

“Restoration Threshold” shall mean (a) with respect to each Individual Continental Property, an amount equal to 5% of the outstanding principal amount of the Allocated Loan Amount attributable to such Individual Continental Property and (b) with respect to each Individual Puerto Rico Property, $5,000,000 for each such Individual Puerto Rico Property.

Confidential Treatment Requested by Retail Value Inc. RVI-164.

Pursuant to 17 C.F.R. Section 200.83.

“Restricted Account” shall have the meaning set forth in Section 9.1 hereof.

“Restricted Account Agreement” shall mean (a) that certain Blocked Account Control Agreement (with Lockbox Services-REIT Properties) by and among the RVT Newnan Crossing LLC, Lender and U.S. Bank, National Association dated as of the date hereof, (b) that certain Blocked Account Control Agreement (with Lockbox Services-TRS Properties) by and among the RVT Noble Town Center LLC, Lender and U.S. Bank, National Association dated as of the date hereof, (c) that certain Deposit Account Control Agreement (Hard Agreement-Restricted Account) by and among Puerto Rico Borrowers, Lender and PNC Bank, National Association, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Sanctions” shall have the meaning set forth in Section 3.30 hereof.

“Satisfactory Search Results” shall mean the results of Lender’s customary “know your customer”, credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable transferee and its applicable affiliates, in each case, (i) revealing no matters which would have a Material Adverse Effect and (ii) yielding results which are otherwise acceptable to Lender in its reasonable discretion. Borrower shall pay all of Lender’s reasonable out-of-pocket costs, fees and expenses in connection with the foregoing and, notwithstanding the forgoing, no such search results shall constitute “Satisfactory Search Results” until such reasonable out-of-pocket costs, fees and expenses are paid in full.

“Seabrook Condominium” shall mean that certain condominium regime established at the Seabrook Property pursuant to the Seabrook Condominium Documents.

“Seabrook Condominium Documents” shall mean that certain Declaration of Seabrook Town Center Condominium, entered into by DDR Seabrook LLC, a Delaware limited liability company, dated as of December 17, 2012, and recorded on December 20, 2012, at Book 5391, Page 0228 of the Rockingham County Registry of Deeds, together with all other documents or instruments evidencing or otherwise relating to the Seabrook Condominium, as the same may be amended, restated or otherwise modified from time to time in accordance with this Agreement.

“Seabrook Property” shall mean that certain Individual Property commonly known as Seabrook Commons.

“Seabrook Outparcel” shall mean that certain parcel located at the Individual Property commonly known as Seabrook Commons and described in Schedule 2.15-A attached hereto

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

Confidential Treatment Requested by Retail Value Inc. RVI-165.

Pursuant to 17 C.F.R. Section 200.83.

“Securities” shall have the meaning set forth in Section 11.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.

“Security Deposits” shall mean any advance deposits or any other deposits collected with respect to the Property, whether in the form of cash, letter(s) of credit or other cash equivalents (including, without limitation, such deposits made in connection with any Lease).

“Security Instrument” and “Security Instruments” shall mean, individually and/or collectively (as the context requires), each first priority Mortgage and Security Agreement, Deed of Trust and Security Agreement, and/or Deed to Secure Debt and Security Agreement dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Security Instrument Taxes” shall have the meaning set forth in Section 15.2 hereof.

“Servicer” shall have the meaning set forth in Section 11.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10 hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Silver Spring Square Condominium” shall mean that certain condominium regime established at the Silver Spring Square Property pursuant to the Silver Spring Square Condominium Documents.

“Silver Spring Square Condominium Documents” shall mean that certain Amended and Restated Declaration of Condominium for Silver Spring Square Retail Condominium, entered into by Silver Spring Square II, L.P., a Delaware limited partnership (the “Original Declarant”), dated as of October 30, 2006, and recorded on October 31, 2006, at Book 0731, Page 3437, which includes the Bylaws governing the Condominium as Exhibit C thereto (the “Bylaws”), as amended by that certain First Amendment to the Amended and Restated Declaration of Condominium for Silver Spring Square Retail Condominium, dated as of December 29, 2006, and recorded on January 24, 2007, at Book 0733, Page 4151 (the “First Amendment”), as further amended by that certain Second Amendment to the Amended and Restated Declaration of Condominium for Silver Spring Square Retail Condominium, dated September 12, 2007, and recorded as Instrument No. 200737100 (the “Second Amendment”), as assigned by Original Declarant to BRE DDR Crocodile Silver Spring Square LP, a Delaware limited partnership pursuant to that certain Assignment and Assumption of Declarant Rights, dated as of August 7, 2013, effective as of August 13, 2014, and recorded as Instrument No. 201327730, together with all other documents or instruments evidencing or otherwise relating to the Silver Spring Square Condominium, as the same may be amended, restated or otherwise modified from time to time in accordance with this Agreement.

Confidential Treatment Requested by Retail Value Inc. RVI-166.

Pursuant to 17 C.F.R. Section 200.83.

“Silver Spring Square Property” shall mean that certain Individual Property commonly known as Silver Spring Square.

“Single Purpose Entity” shall mean an entity satisfying the applicable requirements of Section 5.1 hereof.

“SPE Component Entity” shall have the meaning set forth in Section 5.1 hereof.

“Special Member” is defined in Section 5.1 hereof.

“Spinoff Transaction” shall mean Sponsor becoming a Qualified Public Company.

“Sponsor” shall mean Retail Value Inc., an Ohio corporation.

“Sponsor Control Condition” shall mean a condition which shall be deemed satisfied to the extent that after giving effect to any transfer, (a) Sponsor continues to directly or indirectly (x) own at least 100% of all of the direct and/or indirect equity ownership interests in Borrower, Pledgor, Additional Obligor, each Mezzanine Borrower and any SPE Component Entity and (y) has the right to 100% of the distributions from Borrower, Pledgor, Additional Obligor, each Mezzanine Borrower and any SPE Component Entity and (b) Sponsor continues to Control Borrower, Pledgor, Additional Obligor, each Mezzanine Borrower and any SPE Component Entity.

“Sponsor Corporate Expenses” shall mean the normal and customary expenditures and costs incurred by Sponsor to maintain its status as a publicly-traded corporation, which expenditures and costs shall include, but not be limited to, director fees and expenses, annual reporting/ proxy/ SEC costs, directors and officers insurance, transfer agent fees, legal fees, audit fees, tax fees, PCAOB and FASB fees, New York Stock Exchange fees and website and investor relations costs.

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.

“State” shall mean the applicable state in which the applicable Individual Property is located.

“Stated Maturity Date” shall mean the Monthly Payment Date occurring in February, 2021.

“Strike Rate” shall mean (i) with respect to the period from the Closing Date through the Stated Maturity Date, three percent (3%) and (ii) with respect to each Extension Period, the lesser of (a) three percent (3%) and (b) a percentage rate equal to a percentage rate per annum which, when added to the LIBOR Spread (or the Prime Rate Spread or the Alternate Rate Spread, as applicable), would yield a Debt Service Coverage Ratio of 1.20:1.00 (calculated

Confidential Treatment Requested by Retail Value Inc. RVI-167.

Pursuant to 17 C.F.R. Section 200.83.

assuming that for all times, LIBOR (or the Prime Rate or the Alternate Rate, as applicable) is equal to the new Strike Rate (rather than the then current Strike Rate) for purposes of determining the Debt Service and LIBOR (as defined in each Mezzanine Loan Agreement) (or the Prime Rate or the Alternate Rate (as each is defined in each Mezzanine Loan Agreement), as applicable) is equal to the new Strike Rate (as defined in each Mezzanine Loan Agreement) (rather than the current Strike Rate (as defined in each Mezzanine Loan Agreement)) for purposes of determining the Mezzanine Debt Service).

“Sub-Manager” shall have the meaning set forth in Section 4.15 hereof.

“Substitute Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.8(j) hereof.

“Survey” shall mean, individually or collectively (as the context requires), each survey of each Individual Property certified and delivered to Lender in connection with the closing of the Loan.

“Syndication” shall have the meaning set forth in Section 11.8(a)(i) hereof.

“Target” shall mean Target Corporation.

“Target OEA” shall mean that certain Operation and Easement Agreement, dated October 27, 2006, but made and entered into as of October 30, 2006 between Target and Silver Spring Square II, L.P., recorded October 31, 2006 in Book 0731 at Page 3522 in the Office of the Recorder of Deeds for Cumberland County, Pennsylvania, as the same may be amended, restated or otherwise modified from time to time in accordance with this Agreement.

“Tax Account” shall have the meaning set forth in Section 8.6 hereof.

“Tax and Insurance Adjustment” shall mean an adjustment to the calculation of Operating Expenses for imminent liabilities and/or other expense increases (including, without limitation, imminent increases to Taxes and Insurance Premiums).

“Tax and Insurance Funds” shall have the meaning set forth in Section 8.6 hereof.

“Tax Payment Date” shall mean, with respect to any applicable Taxes, the date occurring 30 days prior to the date the same are due and payable.

“Taxable REIT Subsidiary” shall mean any entity for which Sponsor and such entity have made an election under Section 856(l) of the Code.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement.

Confidential Treatment Requested by Retail Value Inc. RVI-168.

Pursuant to 17 C.F.R. Section 200.83.

“Tenant Direction Notice” shall have the meaning set forth in Section 9.2 hereof.

“Test Date” shall mean the last day of each Fiscal Quarter.

“Title Insurance Policy” shall mean those certain ALTA mortgagee title insurance policies issued with respect to each Individual Property and insuring the lien of the Security Instruments.

“Trigger Period” shall mean a period (A) commencing upon (i) the occurrence and continuance of an Event of Default, (ii) the occurrence and continuance of a Mezzanine Loan Default, (iii) the Debt Yield falling below 10.8%, 11.9%, 14.1% or 19.2% on March 31, 2019, September 30, 2019, March 31, 2020 and September 30, 2020, respectively (a “Debt Yield Trigger”) (for the avoidance of doubt, the parties agree that for purposes of determining whether a Debt Yield Trigger has occurred on the related Test Date, Lender shall (x) refer to the financial statements most recently delivered for the reimbursement and expense component of Net Cash Flow and (y) refer to the most recently delivered rent roll for the income component of Net Cash Flow, and in each case, Lender will deduct any expenses and income included in such financial statements and/or rent roll, as applicable, related to any Property that has been released in accordance with this Agreement as of such Test Date) or (iv) Borrower’s failure to deliver any Required Financial Information within ten (10) Business Days after written notice from Lender; and (B) expiring upon (w) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such Event of Default, (x) with regard to any Trigger Period commenced in connection with clause (ii) above, the applicable Mezzanine Lender shall have accepted a cure by the applicable Mezzanine Borrowers of such Mezzanine Loan Default or otherwise waived such Mezzanine Loan Default and shall not have otherwise accelerated such Mezzanine Loan, moved for a receiver or commenced foreclosure proceedings, (y) with regard to any Trigger Period commenced in connection with clause (iii) above, (I) the date that the Debt Yield (which, for the avoidance of doubt, the first Debt Yield Trigger test occurring on March 31, 2019 and thereafter, tested on the Test Date) is equal to or greater than the applicable Debt Yield Trigger or (II) receipt by Lender of a Debt Yield Trigger Cure Payment. Notwithstanding the foregoing, a Trigger Period shall not be deemed to expire in the event that a Trigger Period then exists for any other reason and (z) with regard to any Trigger Period commenced in connection with clause (iv) above, receipt by Lender of such Required Financial Information meeting the requirements of Section 4.12 and otherwise showing that no other Trigger Period shall have occurred and be continuing and payment to Lender of the applicable fee for such Reporting Failure described in Section 4.12(e) hereof.

“TRIPRA” shall have the meaning set forth in Section 7.1(b) hereof.

“True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any amounts then on deposit in the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when such obligations and liabilities are required to be paid. The amount of the True Up Payment shall be determined by Lender in its reasonable discretion in accordance with the Loan Documents and shall be final and binding absent manifest error.

Confidential Treatment Requested by Retail Value Inc. RVI-169.

Pursuant to 17 C.F.R. Section 200.83.

“TRS Taxes” shall mean an amount equal to (i) the Sponsor’s good faith estimate of each Taxable REIT Subsidiary’s taxable income for a taxable year multiplied by (ii) the amount determined by adding the federal corporate tax rate plus the State of Ohio’s corporate tax rate (which such amount is estimated to be 26% as of the Closing Date). For the avoidance of doubt, TRS Taxes will be the total of the amounts determined separately for each Taxable REIT Subsidiary. Sponsor’s good faith estimate of each Taxable REIT Subsidiary’s taxable income shall be verified by Sponsor’s accountant (which shall be an independent accountant reasonably acceptable to Lender) and will be conclusive absent manifest error.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York.

“UCC Title Insurance Policy” shall mean, with respect to the Collateral, a UCC title insurance policy in the form reasonably acceptable to Lender issued with respect to the Collateral and insuring the lien of the Pledge Agreement encumbering such Collateral.

“Unaffected Property” shall have the meaning set forth in Section 11.9 hereof.

“Uncrossed Loan” shall have the meaning set forth in Section 11.9 hereof.

“Uncrossed Loan Documents” shall have the meaning set forth in Section 11.9 hereof.

“Uncrossing Event” shall have the meaning set forth in Section 11.9 hereof.

“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.

“Unencumbered Borrower” shall have the meaning set forth in Section 2.10 hereof.

“Unfunded Obligations” shall have the meaning set forth in Section 8.8 hereof.

“Unfunded Obligations Reserve Account” shall have the meaning set forth in Section 8.8 hereof.

“Unfunded Obligations Reserve Funds” shall have the meaning set forth in Section 8.8 hereof.

“Units” shall mean “Units”, “Tracts”, “Lots”, “Master Units” or words of similar import as defined in the Condominium Documents that relate to a physical portion of the property that is designated for separate ownership and occupancy pursuant to, and in accordance with, the Condominium Documents.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“Upper Tier Holdco Entities” shall mean those Persons identified on Schedule 6.3(iv) hereto.

Confidential Treatment Requested by Retail Value Inc. RVI-170.

Pursuant to 17 C.F.R. Section 200.83.

“Uptown Solon Outparcel” shall mean that certain parcel located at the Individual Property commonly known as Uptown Solon and described in Schedule 2.15-B attached hereto.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“U.S. Person” shall mean a Person that is a “United States person” as defined in Section 7701(a)(30) of the IRS Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.5(b) hereof.

“Walmart ECR” shall mean that certain Easements With Covenants And Restrictions Affecting Land (“ECR”) by and between Wal-Mart Real Estate Business Trust, a Delaware statutory trust, and DDR Seabrook LLC, a Delaware limited liability company, dated December 27, 2012 and recorded December 28, 2012 in Official Records Book 5393, Page 2912, as the same may be amended, restated or otherwise modified from time to time in accordance with this Agreement.

“Wells” shall have the meaning set forth in the introductory paragraph hereto.

“Work Charge” shall have the meaning set forth in Section 4.16 hereof.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zoning Report” shall have the meaning set forth in Section 3.11 hereof.

Section 1.2. Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. References herein to “the Property or any portion thereof” and words of similar import shall be deemed to refer, as applicable, to any portion of the Property taken as a whole (including any Individual Property) and any portion of any Individual Property.

Confidential Treatment Requested by Retail Value Inc. RVI-171.

Pursuant to 17 C.F.R. Section 200.83.

ARTICLE 2

GENERAL TERMS

Section 2.1. Loan Commitment; Disbursement to Borrower. Except as expressly and specifically set forth herein, Lender has no obligation or other commitment to loan any funds to Borrower or otherwise make disbursements to Borrower. Borrower hereby waives any right Borrower may have to make any claim to the contrary.

Section 2.2. The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.3. Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.4. The Note and the Other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents.

Section 2.5. Interest Rate.

(a) Generally. Interest on the outstanding principal balance of each Component of the Loan shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

(b) Determination of Interest Rate.

(i) The Interest Rate with respect to each Component of the Loan shall be: (A) the LIBOR Rate with respect to the applicable Interest Accrual Period if the Loan is a LIBOR Loan, (B) the Alternate Rate with respect to the applicable Interest Accrual Period if the Loan is an Alternate Rate Loan, or (C) the Prime Rate with respect to the applicable Interest Accrual Period if the Loan is a Prime Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert (w) a LIBOR Loan to a Prime Rate Loan or an Alternate Rate Loan or (x) a Prime Rate Loan to a LIBOR Loan or an Alternate Rate Loan or (y) an Alternate Rate Loan to a LIBOR Loan or a Prime Rate Loan.

(ii) Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of each Component of the Loan at the LIBOR Rate for the applicable Interest Accrual Period. Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the Interest Rate shall become effective. Each determination by Lender of the Interest Rate shall be conclusive and binding upon Borrower and Lender for all purposes, absent manifest error.

Confidential Treatment Requested by Retail Value Inc. RVI-172.

Pursuant to 17 C.F.R. Section 200.83.

(iii) Conversion of the Loan.

(A) If at any time the Loan is outstanding as a LIBOR Loan and Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that LIBOR cannot be determined and LIBOR has been succeeded by an Alternate Index (an “Alternate Index Determination”), then the Loan shall be converted from a LIBOR Loan to an Alternate Rate Loan; provided, that, following a Securitization, such conversion shall be subject to Lender’s receipt of (1) an opinion of nationally recognized REMIC counsel as to the compliance of such conversion with applicable REMIC requirements as determined under the IRS Code and the regulations, revenue rulings, revenue procedures and other administrative, legislative and judicial guidance relating to the tax treatment of REMIC Trusts (which such opinion shall be obtained at Lender’s sole cost and expense and shall be in form and substance and from a provider, in each case, reasonably acceptable to Lender) and (2) a Rating Agency Confirmation in connection with such conversion (clauses (1) and (2), each an “Alternate Rate Condition”). Lender shall provide Borrower with written notice following the making of an Alternate Index Determination and, if a Securitization has occurred, shall promptly request the Rating Agency Confirmation described in clause (2) immediately above in the manner prescribed by the servicing agreement with respect to the Loan. Lender shall provide notice of (x) prior to a Securitization, the Alternate Index Determination and (y) following a Securitization and upon satisfaction of the Alternate Rate Conditions, that the Alternate Rate Conditions have been satisfied, in each case by giving notice of such determination in writing to Borrower at least five (5) Business Days prior to the next succeeding Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Accrual Period, to an Alternate Rate Loan in accordance with the terms and provisions hereof.

(B) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market or otherwise, adequate and reasonable means do not exist for ascertaining LIBOR as provided in the definition thereof and the Loan has not been converted to an Alternate Rate Loan as provided in clause (A) above, then Lender shall, if such determination shall have also been made with respect to other similarly situated loans, forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the next succeeding Determination Date. If such notice is given, the LIBOR Loan shall be converted, as of the first day of the next succeeding Interest Accrual Period, to a Prime Rate Loan.

(C) If, pursuant to the terms of clause (A) above, the Loan has been converted to an Alternate Rate Loan but thereafter Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the Alternate Index cannot be ascertained as provided in the definition thereof, then Lender shall, if such determination shall have also been made with respect to other similarly situated loans, forthwith give notice by

Confidential Treatment Requested by Retail Value Inc. RVI-173.

Pursuant to 17 C.F.R. Section 200.83.

telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the next succeeding Determination Date. If such notice is given, the Alternate Rate Loan shall be converted, as of the first day of the next succeeding Interest Accrual Period, to a Prime Rate Loan.

(D) If, pursuant to the terms of clauses (B) or (C) above, the Loan has been converted to a Prime Rate Loan, but thereafter Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that LIBOR or the Alternate Index, as applicable, can again be ascertained as provided in the respective definition thereof, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the next succeeding Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Accrual Period, to a LIBOR Loan or an Alternate Rate Loan, as applicable.

(E) If, pursuant to the terms of clause (B) above, the Loan has been converted to a Prime Rate Loan but thereafter Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that LIBOR has been succeeded by an Alternate Index pursuant to, and subject to the satisfaction of, the terms and conditions of clause (A) above, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Accrual Period. If such notice is given, the Prime Rate Loan shall be converted, as of the first day of the next succeeding Interest Accrual Period, to an Alternate Rate Loan.

(iv) Intentionally omitted.

(v) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (A) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (B) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the last day of the then current Interest Accrual Period or within such earlier period as required by law. Borrower hereby agrees to promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender for any reasonable costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(vi) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

Confidential Treatment Requested by Retail Value Inc. RVI-174.

Pursuant to 17 C.F.R. Section 200.83.

(A) shall hereafter impose, modify or hold applicable any reserve, capital adequacy, tax (other than any (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR (or the Alternate Index, as applicable) hereunder;

(B) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(C) shall hereafter impose on Lender any other condition (other than any tax) and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, Lender shall provide Borrower with not less than thirty (30) days’ notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(vii) Borrower agrees to indemnify Lender and to hold Lender harmless from any out-of-pocket loss or expense which Lender sustains or incurs as a consequence of (A) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan (or Prime Rate Loan or Alternate Rate Loan, as applicable) hereunder, (B) any prepayment (whether voluntary or mandatory) of the LIBOR Loan (or Prime Rate Loan or Alternate Rate Loan, as applicable) on a day that is not a Monthly Payment Date, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan (or Prime Rate Loan or Alternate Rate Loan, as applicable) hereunder and (C) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from (x) the LIBOR Rate to the Prime Rate, (y) the LIBOR Rate or the Prime Rate to the Alternate Rate or (z) the Prime Rate to a LIBOR Loan or Alternate Rate Loan, as applicable, in each case, with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate, the Prime Rate or the Alternate Rate, as applicable, on a date other than the last day of an Interest Accrual Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of

Confidential Treatment Requested by Retail Value Inc. RVI-175.

Pursuant to 17 C.F.R. Section 200.83.

funds obtained by it in order to maintain a LIBOR Loan (or Prime Rate Loan or Alternate Rate Loan) hereunder (the amounts referred to in clauses (A), (B) and (C) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(viii) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the following Persons, Borrower, each Borrower Party and Lender acknowledge that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (ii) the effects of any Bail-In Action on any such liability, including, if applicable (A) a reduction in full or in part or cancellation of any such liability; (B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; and/or (C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

(ix) Any and all payments by or on account of any obligation Borrower under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by a Borrower or other withholding agent, then Borrower or other withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(x) Borrower shall indemnify each Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error, provided that the determination in such certificate is made on a reasonable basis and in good faith.

Confidential Treatment Requested by Retail Value Inc. RVI-176.

Pursuant to 17 C.F.R. Section 200.83.

(xi) Each Lender shall severally indemnify Agent, within ten (10) Business days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8(a)(ix) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by Agent to the Lender from any other source against any amount due to the Agent under this subparagraph (xi).

(xii) As soon as practicable after any payment of Taxes by Borrower or other withholding agent to a Governmental Authority pursuant to this Section 2.5(b), Borrower or other withholding agent shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(xiii) If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (b)(xiii)(A), (b)(xiii)(B) and (b)(xiii)(D) of this Section) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender. Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

Confidential Treatment Requested by Retail Value Inc. RVI-177.

Pursuant to 17 C.F.R. Section 200.83.

(B) if Lender is or becomes a Foreign Lender, Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which Lender becomes a party to this Agreement or becomes a Foreign Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRS Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRS Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRS Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRS Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRS Code, as applicable), Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by

Confidential Treatment Requested by Retail Value Inc. RVI-178.

Pursuant to 17 C.F.R. Section 200.83.

Section 1471(b)(3)(C)(i) of the IRS Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower or Agent to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(xiv) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to paragraph (b)(ix) (including by the payment of additional amounts pursuant to paragraph (b)(ix)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under paragraphs (b)(ix) of (b)(x) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (b)(xiv) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (b)(xiv), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (b)(xiv) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph (b)(xiv) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(xv) Each party’s obligations under this Section 2.5(b)(vi)-(xiv) shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(c) Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, (i) the then outstanding principal balance of the Loan and shall accrue interest at the Default Rate, calculated from the date of such Event of Default, (ii) without limitation of any rights or remedies contained herein and/or in any other Loan Document, any interest accrued at the Default Rate in excess of the interest component of the Monthly Debt Service Payment Amount shall, to the extent not already paid and/or due and payable hereunder, be due and payable on each Monthly Payment Date and (iii) all references herein and/or in any other Loan Document to the “Interest Rate” shall be deemed to refer to the Default Rate.

Confidential Treatment Requested by Retail Value Inc. RVI-179.

Pursuant to 17 C.F.R. Section 200.83.

(d) Interest Calculation. Interest on the outstanding principal balance of each Component of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period in which the related Monthly Payment Date occurs. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.

(e) Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan (including, to the extent applicable, any prepayment premium and/or penalty) at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder (including, to the extent applicable, any prepayment premium and/or penalty) at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, and/or, to the extent applicable, any prepayment premium and/or penalty shall, in each case, be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan (including, to the extent applicable, any prepayment premium and/or penalty) does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6. Loan Payments.

(a) Borrower shall make a payment to Lender of interest only on the Closing Date for the period from (and including) the Closing Date through (and including) the fourteenth (14th) day of either (i) the month in which the Closing Date occurs (if the Closing Date occurs on or before the fourteenth (14th) day of such month), or (ii) the month following the month in which the Closing Date occurs (if the Closing Date occurs on or after the fifteenth (15th) day of the then current calendar month); provided, however, if the Closing Date is the fourteenth (14th) day of a calendar month, no such separate payment of interest shall be due. Borrower shall make a payment to Lender of interest in the amount of the Monthly Debt Service Payment Amount on the First Monthly Payment Date and on each Monthly Payment Date occurring thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest, and then to other amounts due and unpaid pursuant to this Agreement and the other Loan Documents and the balance, if any, shall be funded to Borrower’s operating account so long as no Event of Default has occurred and is continuing. Provided no Event of Default has occurred and is continuing, payments pursuant to this Section 2.6 shall be applied to interest accrued, or to

Confidential Treatment Requested by Retail Value Inc. RVI-180.

Pursuant to 17 C.F.R. Section 200.83.

be accrued for the related Interest Accrual Period in which the Monthly Payment Date occurs for each Component of the Loan, as follows: (i) first, to the payment of interest then due and payable under Component A; (ii) second, to the payment of interest then due and payable under Component B; (iii) third, to the payment of interest then due and payable under Component C; (iv) fourth, to the payment of interest then due and payable under Component D; (v) fifth, to the payment of interest then due and payable under Component E; (vi) sixth, to the payment of interest then due and payable under Component F; and (vii) seventh, to the payment of interest then due and payable under Component H-RR.

(b) Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument, the Pledge Agreement and the other Loan Documents (including, without limitation, the Interest Shortfall).

(c) If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument, the Pledge Agreement and the other Loan Documents.

(d) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(e) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately succeeding Business Day.

(f) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

(g) All payments of principal and interest shall be applied to Note A-1, Note A-2 and Note A-3 on a pro rata, pari passu basis.

Section 2.7. Prepayments.

(a) Voluntary Prepayment. Except as provided in this Section 2.7 and Section 2.10, Borrower shall not have the right to voluntarily prepay the Loan in whole or in part.

(b) Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon prior revocable notice to Lender as set forth herein, prepay the

Confidential Treatment Requested by Retail Value Inc. RVI-181.

Pursuant to 17 C.F.R. Section 200.83.

Debt in whole or in part on any Business Day; provided that such prepayment is accompanied by (x) payment of the Prepayment Premium and the applicable Interest Shortfall and (y) the delivery of satisfactory evidence that each Mezzanine Loan is simultaneously being prepaid on a pro rata basis in accordance with the terms of the related Mezzanine Loan Documents. Lender shall not be obligated to accept any prepayment unless it is accompanied by payment of the Breakage Costs, the Prepayment Premium and the applicable Interest Shortfall due in connection therewith. As a condition to any voluntary prepayment, Borrower shall give Lender written notice (a “Prepayment Notice”) of its intent to prepay, (in such case, only with respect to a refinancing of the Loan and not with respect to sales of Property (notice of which is governed by Section 2.10 hereof)), which notice must be given at least thirty (30) days (or such shorter period of time as may be permitted by Lender in its sole discretion) and not more than ninety (90) days (or such longer period of time as may be permitted by Lender in its sole discretion) prior to the Business Day upon which prepayment is to be made and must specify the Business Day on which such prepayment is to be made. Borrower hereby agrees that, in the event Borrower delivers a Prepayment Notice and fails to prepay the Loan in accordance with the Prepayment Notice and the terms of this Section 2.7 or revokes its notice of prepayment (a “Prepayment Failure”), Borrower shall pay Lender all reasonable out-of-pocket costs and expenses incurred by Lender, including, without limitation, any Breakage Costs or similar expenses, as a result of such Prepayment Failure. Any prepayment received by Lender pursuant to this Section 2.7(b) on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing, Eligible Account at an Eligible Institution, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date, with any interest on such funds (I) to the extent that no Trigger Period and no Event of Default then exists, paid to Borrower and (II) to the extent no Event of Default then exists, but a Trigger Period then exists, deposited into the Cash Management Account. No Mezzanine Loan may be voluntarily prepaid in whole or in part unless there is a simultaneous pro rata prepayment of the Loan and each other Mezzanine Loan.

(c) Mandatory Prepayment.

(i) On each date on which Lender actually receives a distribution of Net Proceeds relating to an Individual Continental Property, and if Lender is not required to and does not make such Net Proceeds available to Borrower for Restoration or for disbursement as Rent Loss Proceeds (as applicable), in each case, in accordance with the applicable terms and conditions hereof, Borrower shall, at Lender’s option, prepay the Debt in an amount equal to the aggregate of (A) the Net Proceeds up to an amount equal to the Minimum Release Price for such Individual Continental Property, (B) the applicable Interest Shortfall and Breakage Costs and (C) the actual reasonable costs of Lender in connection with such prepayment to the extent such amounts are not paid to Lender in accordance with Article 7 hereof (collectively, the “Mortgage Mandatory Prepayment Amount”). Except during the continuance of an Event of Default, any Net Proceeds to be applied pursuant to this Section 2.7(c) hereof in excess of the Mortgage Mandatory Prepayment Amount shall be applied as follows: (I) first, to the Mezzanine Lender, in an amount equal to the Mezzanine Mandatory Prepayment Amount (as such term is defined in the Mezzanine Loan Documents), to be applied in accordance with the Mezzanine Loan Documents, and (III) lastly, to Borrower.

Confidential Treatment Requested by Retail Value Inc. RVI-182.

Pursuant to 17 C.F.R. Section 200.83.

(ii) On each date on which Lender actually receives a distribution of Net Proceeds relating to an Individual Puerto Rico Property, and if Lender is not required to and does not make such Net Proceeds (but specifically excluding the Casualty Proceeds and any other proceeds on account of the Prior Hurricane Damage) available to Borrower for Restoration or for disbursement as Rent Loss Proceeds (as applicable), in each case, in accordance with the applicable terms and conditions hereof, Borrower shall, at Lender’s option, prepay the Debt in an amount equal to 100% of such Net Proceeds (but specifically excluding the Casualty Proceeds and any other proceeds on account of the Prior Hurricane Damage), together with the applicable Interest Shortfall and Breakage Costs and the actual reasonable costs of Lender in connection with such prepayment to the extent such amounts are not paid to Lender in accordance with Article 7 hereof.

(iii) Borrower shall make the REMIC Payment as and to the extent required hereunder. No Prepayment Premium or penalty (including, without limitation, any Default Prepayment Premium) shall be due in connection with any prepayment made pursuant to this Section 2.7(c) (including, without limitation, in connection with any REMIC Payment). Any prepayment received by Lender pursuant to this Section 2.7(c) on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing, Eligible Account at an Eligible Institution, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date, with any interest on such funds (I) to the extent that no Trigger Period and no Event of Default then exists, paid to Borrower and (II) to the extent no Event of Default then exists, but a Trigger Period then exists, deposited into the Cash Management Account.

(d) Prepayments After Default. After the occurrence and during the continuance of an Event of Default and notwithstanding any acceleration of the Debt in accordance with the applicable terms and conditions hereof, the Default Prepayment Premium shall, in all cases, be deemed a portion of the Debt due and owing hereunder and under the other Loan Documents. Without limitation of the foregoing, if, after the occurrence and during the continuance of an Event of Default, (i) payment of all or any part of the Debt is tendered by Borrower (voluntarily or involuntarily), a purchaser at foreclosure or any other Person, (ii) Lender obtains a recovery of all or a portion of the Debt (through an exercise of remedies hereunder or under the other Loan Documents or otherwise) or (iii) the Debt is deemed satisfied (in whole or in part) through an exercise of remedies hereunder or under the other Loan Documents or at law, the Default Prepayment Premium, the Breakage Costs and the Interest Shortfall, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents, shall be deemed due and payable hereunder. Notwithstanding anything to the contrary contained herein or in any other Loan Document, during the continuance of an Event of Default (i) any prepayment of the Debt shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion and (ii) the word “prepayment” when used herein and in the other Loan Documents shall also be deemed to mean repayment and payment.

(e) Application of Prepayments to Components. Except for any First 25% Prepayment Amount, any principal payments received on the Loan when no Event of Default exists shall be applied by Lender between the Components of Loan (a) first, to the reduction of the outstanding principal balance of Component A until reduced to zero, (b) second, to the

Confidential Treatment Requested by Retail Value Inc. RVI-183.

Pursuant to 17 C.F.R. Section 200.83.

reduction of the outstanding principal balance of Component B until reduced to zero, (c) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (d) fourth, the reduction of the outstanding principal balance of Component D until reduced to zero, (e) fifth, to the reduction of the outstanding principal balance of Component E until reduced to zero, (f) sixth, to the payment of interest then due and payable under Component F, an d(g) seventh, to the payment of interest then due and payable under Component H-RR. Any First 25% Prepayment Amount received on the Loan when no Event of Default exists shall be applied to each Component of the Loan on a pro rata pari passu basis, provided, however, that if there exists a Trigger Period (other than an Event of Default) when such First 25% Prepayment Amount is received, such First 25% Prepayment Amount shall be applied sequentially amongst the Components of the Loan as set forth above. Following any Event of Default, any payment of principal (including any First 25% Prepayment Amount) from whatever source may be applied by Lender between the Components of the Loan in Lender’s sole discretion.

Section 2.8. Interest Rate Cap Agreement.

(a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR (or Prime Rate or Alternate Rate, as applicable) strike rate equal to the Strike Rate. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with a Counterparty, (iii) shall at all times be for a duration at least equal to the end of the Interest Accrual Period in which the then current Maturity Date occurs, and (iv) shall at all times have a notional amount (in the aggregate of the notional amounts provided in all such agreements) equal to or greater than the outstanding principal balance of the Loan and shall at all times provide for the applicable LIBOR (or Prime Rate or Alternate Rate, as applicable) strike rate to be equal to the Strike Rate. Borrower shall direct such Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt is outstanding, provided that the Debt shall be deemed to be outstanding if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof. Additionally, Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest in and to the Interest Rate Cap Agreement (and any replacements thereof), including, without limitation, its right to receive any and all payments under the Interest Rate Cap Agreement (and any replacements thereof), and Borrower shall, and shall cause Counterparty to, deliver to Lender a fully executed Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Cash Management Account). Notwithstanding anything contained herein to the contrary, the initial Interest Rate Cap Agreement was purchased by RVT Noble Town Center LLC, RVT Newnan Crossing LLC, and DDR Norte LLC, S.E., each as nominee for itself and the other Borrowers.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately and directly into the Cash Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

Confidential Treatment Requested by Retail Value Inc. RVI-184.

Pursuant to 17 C.F.R. Section 200.83.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty (or any related guarantor) by any Rating Agency below the Minimum Counterparty Rating, Borrower shall replace the Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice of such downgrade, withdrawal or qualification with an Interest Rate Cap Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 2.8) (a “Replacement Interest Rate Cap Agreement”) from a Counterparty (or guarantor, as applicable) reasonably acceptable to Lender having a Minimum Counterparty Rating.

(d) Borrower shall deliver to Lender a new Collateral Assignment of Interest Rate Cap Agreement acceptable to Lender in connection with each new Interest Rate Cap Agreement, Substitute Interest Rate Cap Agreement and Replacement Interest Rate Cap Agreement. In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) Each Interest Rate Cap Agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty (or the guarantor of such Counterparty’s obligations) below (a) a long-term unsecured debt rating of “A-” by S&P, which rating shall not include a “t” or otherwise reflect a termination risk or otherwise be qualified; (b) a long-term unsecured debt rating of not less than “A3” by Moody’s which rating shall not include a “t” or otherwise reflect a termination risk or otherwise be qualified; and/or (c) if the Counterparty (or the guarantor of such Counterparty’s obligations) is rated by Fitch and Fitch is rating any of the Securities, a long-term unsecured debt rating of “A” (and not on Rating Watch Negative) by Fitch and a short-term unsecured debt rating of not less than “F-1” (and not on Rating Watch Negative) from Fitch, the Counterparty must, within ten (10) business days find a replacement Counterparty, at the Counterparty’s sole cost and expense, acceptable to each Rating Agency and Borrower; provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Counterparty pursuant to the foregoing, the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement. Failure to satisfy the foregoing shall constitute an “Additional Termination Event” as defined by Section 5(b)(v) of the ISDA Master Agreement, with the Counterparty as the “Affected Party.” In the event that a Counterparty is required pursuant to the terms of an Interest Rate Cap Agreement to find a replacement Counterparty, Borrower covenants and agrees that Borrower shall seek Lender’s approval with respect thereto and shall not approve or consent to the foregoing unless and until Borrower receives Lender’s prior written approval and shall approve or consent to the foregoing upon receipt of Lender’s prior written approval. Borrower’s failure to comply with the requirements of this Section 2.8(e) shall constitute, at Lender’s option, an immediate Event of Default.

(f) With respect to each Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Counterparty) for (x) the Counterparty (upon which Lender and its successors and assigns may rely) and (y) to the extent the Counterparty is SMBC Capital Markets, Inc., the related guarantor (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

Confidential Treatment Requested by Retail Value Inc. RVI-185.

Pursuant to 17 C.F.R. Section 200.83.

(i) each of the Counterparty and the related guarantor, if applicable, is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement and the related guaranty, as applicable;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, the related guaranty by such guarantor and any other agreement which the Counterparty and the related guaranty, as applicable, has executed and delivered pursuant thereto, and the performance of Counterparty’s and the guarantor’s obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of Counterparty’s and the guarantor’s certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting Counterparty’s and the guarantor’s property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, the related guaranty by such guarantor, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of Counterparty’s and guarantor’s obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which each of the Counterparty and guarantor has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and guarantor and constitutes the legal, valid and binding obligation of each of the Counterparty and guarantor, enforceable against the Counterparty and guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Prior to purchasing any Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, Borrower shall provide written notice of the terms of any such agreement to Lender (the “Rate Cap Notice”). Upon receipt of the Rate Cap Notice, any Affiliate of Lender shall have the right to match the terms thereof, and if such Affiliate so matches, Borrower shall be required to purchase such agreement from such Affiliate of Lender.

(h) Provided there exists no Event of Default, in the event that (i) any of the Properties owned by RVT Noble Town Center LLC, RVT Newnan Crossing LLC, and DDR Norte LLC, S.E. have been released from the liens of the Loan Documents in accordance with this Agreement (other than those obligations (including indemnification obligations) which

Confidential Treatment Requested by Retail Value Inc. RVI-186.

Pursuant to 17 C.F.R. Section 200.83.

expressly survive release or repayment of the Loan), upon prior written notice to Lender and Counterparty, or (ii) Sponsor, in good faith, determines that such assignment is necessary for Sponsor to qualify as a REIT or in connection with a transfer contemplated under Section 6.3(iii) hereof, RVT Noble Town Center LLC, RVT Newnan Crossing LLC, and/or DDR Norte LLC, S.E., may assign all or any portion of their respective right, title and interest in and to the Interest Rate Cap Agreement to another Borrower under the Loan that owns one or more Properties then remaining subject to the liens of the Loan Documents (such Borrower, the “Assignee Borrower”). In connection with (and as a condition precedent to) such assignment, Counterparty, Assignor (as defined in the Collateral Assignment of Interest Rate Cap Agreement, which, for the avoidance of doubt, may refer to RVT Noble Town Center LLC, RVT Newnan Crossing LLC, and DDR Norte LLC, S.E. or any Assignee Borrower that has assumed the interests of “Assignor” under the Collateral Assignment of Interest Rate Cap Agreement pursuant to and in accordance with this Agreement) and other Borrowers shall deliver to Lender (x) an assumption of the existing Collateral Assignment of Interest Rate Cap Agreement reasonably acceptable to Lender (or a new assignment of interest rate cap agreement in form and substance substantially similar to the Collateral Assignment of Interest Rate Cap Agreement delivered to Lender on the Closing Date and otherwise reasonably acceptable to Lender) executed by Assignee Borrower and (y) an acknowledgment and consent to such assumption or new assignment of interest rate cap agreement executed by Counterparty and reasonably acceptable to Lender. Any Assignee Borrower may further assign its right, title and interest in and to the Interest Rate Cap Agreement to another Assignee Borrower, provided all of the conditions set forth in this Section 2.8(h) are satisfied.

(i) Notwithstanding anything to the contrary contained in this Section 2.8 or elsewhere in this Agreement, if, at any time, Lender converts the Loan from (I) a LIBOR Loan to either a Prime Rate Loan or an Alternate Rate Loan, (II) a Prime Rate Loan to an Alternate Rate Loan or (III) an Alternate Rate Loan to a Prime Rate Loan, each in accordance with Section 2.5 above (each, a “LIBOR Conversion”), then:

(i) within thirty (30) days after such LIBOR Conversion, Borrower shall either (A) enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Cap Agreement (and in connection therewith, but not prior to Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then-existing Interest Rate Cap Agreement) or (B) cause the then-existing Interest Rate Cap Agreement to be modified such that such then-existing Interest Rate Cap Agreement satisfies the requirements of a Substitute Interest Rate Cap Agreement as set forth below in the definition thereof (a “Converted Interest Rate Cap Agreement”); and

(ii) following such LIBOR Conversion (provided Lender has not converted the Loan back to a LIBOR Loan in accordance with Section 2.5 hereof), in lieu of satisfying the condition described in Section 2.9(c) with respect to any outstanding Extension Option, Borrower shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute Interest Rate Cap Agreement on or prior to the first day of such Extension Option.

(j) As used herein, “Substitute Interest Rate Cap Agreement” shall mean an interest rate cap agreement between a Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement and shall contain each of the following:

(i) a term expiring no earlier than the end of the Interest Accrual Period associated with the then applicable Maturity Date;

Confidential Treatment Requested by Retail Value Inc. RVI-187.

Pursuant to 17 C.F.R. Section 200.83.

(ii) the notional amount of the Substitute Interest Rate Cap Agreement shall be equal to or greater than the then outstanding principal balance of the Loan;

(iii) it provides that the only obligation of Borrower thereunder is the making of a single payment to the Counterparty thereunder upon the execution and delivery thereof;

(iv) it provides to Lender and Borrower (as determined by Lender in its sole but good faith discretion) for the term of the Substitute Interest Rate Cap Agreement, a hedge against rising interest rates that is no less beneficial to Borrower and Lender than (A) in the case of clause (c) above, that which was provided by the Interest Rate Cap Agreement being replaced by the Substitute Interest Rate Cap Agreement and (B) in the case of clause (c) above, that which was intended to be provided by the Interest Rate Cap Agreement that, but for the operation of this Section 2.8(j), would have been required to have been delivered by Borrower pursuant to Section 2.9(c) below as a condition to the requested Extension Option; and

(v) without limiting any of the provisions of the preceding clauses (i) through (iv) above, it satisfies all of the requirements set forth in clauses (i) through (iii) of Section 2.8(a) hereof.

From and after the date of any LIBOR Conversion, all references to “Interest Rate Cap Agreement” and “Replacement Interest Rate Cap Agreement” herein (other than in the definition of “Interest Rate Cap Agreement”, the definition of “Replacement Interest Rate Cap Agreement” and as referenced in the first sentence of Section 2.8(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Cap Agreement or a Converted Interest Rate Cap Agreement, as the case may be.

Notwithstanding anything to the contrary set forth in this Section 2.8(j), Borrower shall not be required to obtain a Substitute Interest Rate Cap Agreement or Converted Interest Rate Cap Agreement, as applicable, during any period when the Loan is outstanding as a Prime Rate Loan (a) if the LIBOR Conversion occurs prior to a Securitization, if such a Substitute Interest Rate Cap Agreement or Converted Interest Rate Cap Agreement, as the case may be, is (1) not then commercially available at commercially reasonable rates and (2) not required for commercial mortgage loans similar to the Loan or (b) if the LIBOR Conversion occurs following a Securitization, if a Substitute Interest Rate Cap Agreement or Converted Interest Rate Cap Agreement, as the case may be, is not then commercially available. If Borrower is not required to obtain a Substitute Interest Rate Cap Agreement or Converted Interest Rate Cap Agreement pursuant to the terms of this Section 2.8, then Borrower and Lender shall work together to find a mutually agreeable alternative to a Substitute Interest Rate Cap Agreement or Converted Interest Rate Cap Agreement that would afford Lender substantially equivalent protection from increases in the interest rate.

Confidential Treatment Requested by Retail Value Inc. RVI-188.

Pursuant to 17 C.F.R. Section 200.83.

Section 2.9. Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the initial Stated Maturity Date for two (2) successive terms (the “Extension Option”) of one (1) year each (each, an “Extension Period”) to (i) the Monthly Payment Date occurring in February, 2022 if the first Extension Option is exercised, and (ii) the Monthly Payment Date occurring in February, 2023 if the second Extension Option is exercised (each such date, the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a) no Event of Default shall have occurred and be continuing at the time an Extension Option is exercised or on the date that the applicable Extension Period is commenced;

(b) Borrower shall notify Lender of its election to extend the applicable Maturity Date as aforesaid not earlier than ninety (90) days and no later than thirty (30) days prior to the applicable Maturity Date; provided, however, that Borrower shall be permitted to revoke such notice at any time before the applicable Maturity Date provided that Borrower pays to Lender all actual reasonable out-of-pocket costs incurred by Lender in connection with such notice, including, without limitation, any Breakage Costs;

(c) Borrower shall obtain and deliver to Lender prior to exercise of such Extension Option, a Replacement Interest Rate Cap Agreement or a Substitute Interest Rate Cap Agreement, as applicable, which Replacement Interest Rate Cap Agreement or a Substitute Interest Rate Cap Agreement, as applicable, shall be effective commencing on the first day of the related Extension Period and shall have a maturity date not earlier than the last day of the Interest Accrual Period in which the related Extended Maturity Date shall occur;

(d) Borrower pays to Lender all actual reasonable out-of-pocket costs incurred by Lender in connection with the exercise of such Extension Option;

(e) in connection with the (i) first Extension Option, the Debt Yield shall not be less than 11.0% at the time such Extension Option is exercised and on the date that such Extension Period is commenced; and (ii) the second Extension Option, the Debt Yield shall not be less than 12.0% at the time such Extension Option is exercised and on the date that such Extension Period is commenced;

(f) if any Mezzanine Loan is then outstanding, Lender shall have received evidence that such Mezzanine Loan shall have been repaid or extended (or will be contemporaneously extended) through a date not earlier than the applicable Extended Maturity Date;

(g) with respect to the (i) first Extension Option, on the first day of the first Extension Option, the Libor Spread (or the Prime Rate Spread or Alternate Rate Spread, if applicable) shall permanently increase by 25 basis points (.25%) (including an increase in the spread of each Component on a pro rata basis) and (ii) second Extension Option, on the first day of the second Extension Option, the Libor Spread (or the Prime Rate Spread or Alternate Rate Spread, as applicable) shall permanently increase by an additional 25 basis points (.25%) (including an increase in the spread of each Component on a pro rata basis); and

Confidential Treatment Requested by Retail Value Inc. RVI-189.

Pursuant to 17 C.F.R. Section 200.83.

(h) with respect to the (i) first Extension Option, the Loan-to-Value Ratio based on the appraisals obtained in connection with the closing of the Loan for the Individual Continental Properties only shall not be greater than 50.0% and (ii) second Extension Option, the Loan-to-Value Ratio based on the appraisals obtained in connection with the closing of the Loan for the Individual Continental Properties only shall not be greater than 45.0%.

Borrower shall have the right, if it so elects, to satisfy the minimum Debt Yield requirement set forth in clause (e) above or the maximum Loan-To-Value Ratio requirement set forth in clause (h) above, by, in each case, (i) making a prepayment of the Loan in accordance with Section 2.7 hereof an amount which, after such prepayment of the Loan, would be sufficient to reduce the outstanding principal balance of the Loan to an amount which would satisfy such minimum Debt Yield requirement or maximum Loan-To-Value Ratio requirement, as applicable, or (ii) posting with Lender cash (which shall be held by Lender as additional security for the Debt and may be applied to the Debt during the continuance of an Event of Default and otherwise returned to Borrower upon the indefeasible payment in full of the Debt) or a Letter of Credit (which Letter of Credit shall be subject to Section 8.12 hereof) in an amount which, if applied to the outstanding principal balance of the Loan, would be sufficient to reduce the outstanding principal balance of the Loan to an amount which would satisfy such applicable requirement; provided, that, with respect to clause (ii) above, if such Letter of Credit (when aggregated with all other Letters of Credit delivered in accordance with this Agreement) shall exceed ten percent (10%) of the original principal balance of the Loan, Borrower shall deliver to Lender a New Non-Consolidation Opinion with respect to such Letter of Credit. All references in this Agreement and in the other Loan Documents to the Stated Maturity Date shall mean the applicable Extended Maturity Date in the event the applicable Extension Option is exercised.

Section 2.10. Partial Release of Property or Full Equity Release. Subject to the conditions set forth below, Borrower (or Pledgor, as applicable) shall have the right at any time prior to the Maturity Date to obtain the release (the “Partial Release”) of (x) one or more Individual Properties and/or (y) 100% of the Equity Interests in a Puerto Rico Borrower in connection with the sale of the related Individual Puerto Rico Property or the related Equity Interests (each such released Individual Property or Equity Interests, individually and/or collectively (as the context may require), the “Released Property”) from the lien of the applicable Security Instrument thereon (and related Loan Documents) or the Pledge Agreement, as applicable, and the release of Borrower’s obligations under the Loan Documents with respect to such Released Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions precedent:

(a) Borrower shall provide Lender with ten (10) Business Days prior written notice of the proposed Partial Release (the date of Lender’s receipt of such notice shall be referred to herein as a the “Partial Release Notice Date”) (which notice may be amended or revoked upon prior written notice provided that Borrower reimburses Lender for all reasonable costs and expenses actually incurred by Lender in reliance on such notice, including, without limitation, any Breakage Costs);

(b) No Event of Default shall have occurred and be continuing on either the Partial Release Notice Date or the date of consummation of the Partial Release; provided, however, if an Event of Default then exists which Event of Default is specific to an Individual

Confidential Treatment Requested by Retail Value Inc. RVI-190.

Pursuant to 17 C.F.R. Section 200.83.

Property, then the absence of such Event of Default shall not be a condition to the Partial Release of such Individual Property, if (but only to the extent that) such Partial Release of the applicable Individual Property would cure the applicable Event of Default and no other Events of Default shall be continuing after such Partial Release;

(c) Borrower shall submit to Lender, not less than ten (10) days prior to the date of such Partial Release, a release of lien (and related Loan Documents) for the Released Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Released Property is located and shall contain standard provisions, if any, protecting the rights of Lender. In connection with any such Partial Release of an Individual Puerto Rico Property, Lender shall deliver the original certificates representing the ownership interests pledged under the Pledge Agreement and related to the Individual Puerto Rico Property that is the subject of such Partial Release. In addition, Borrower shall provide an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(d) Other than in connection with any Partial Release resulting in the payment in full of the Debt (which, for the avoidance of doubt, shall not be conditioned on the satisfaction of the requirement in this clause (d)), the Partial Release is made in connection with in connection with the sale of such Released Property to a third party on an arm’s length basis, and such Released Property shall be conveyed to a Person other than Borrower, DDR or an Affiliate of Borrower or DDR, it being acknowledged and agreed that Alexander Otto, his family members and any entity affiliated with Alexander Otto shall not be deemed an Affiliate of Borrower or DDR for purposes of this Section 2.10 (provided, however, that in the event Alexander Otto, his family members and/or any entity affiliated with Alexander Otto shall be a potential purchaser of an Individual Property or any Equity Interests, Borrower shall provide evidence reasonably acceptable to Lender showing that the approval of such purchase by Alexander Otto, his family members and/or any entity affiliated with Alexander Otto was approved by all required actions of Sponsor and Borrower without taking into account the vote of Alexander Otto, his family members and/or any entity affiliated with Alexander Otto that may serve on the board (or act as an officer or director) of any of Sponsor, Borrower or their Affiliates);

(e) Borrower shall (A) partially prepay the Debt in accordance with Section 2.7(b) or (c) hereof, as applicable, in an amount equal to the Release Price for the Released Property (the “Release Amount”), which Release Amount for an Individual Continental Property shall be no less than the applicable Minimum Release Price (taking into account any applied Excess Release Amount) for such Individual Continental Property except with respect to the 20% Threshold, and (B) pay any applicable Interest Shortfall due hereunder in connection therewith, it being acknowledged and agreed that no Prepayment Premium shall be due and payable in connection with any Partial Release;

(f) As of the date of consummation of the Partial Release, after giving effect to the release of the lien of the Security Instrument(s) encumbering (or the Pledge Agreement

Confidential Treatment Requested by Retail Value Inc. RVI-191.

Pursuant to 17 C.F.R. Section 200.83.

affecting, as applicable) the Released Property, the Debt Yield with respect to the remaining Individual Continental Properties shall be greater than the greater of (1) the Debt Yield of all Individual Continental Properties encumbered by the Security Instrument immediately prior to the consummation of the Partial Release, and (2) the Minimum Debt Yield (provided, that, Borrower shall have the right to prepay the Loan in accordance with Section 2.7(b) or (c) hereof, as applicable, in an amount sufficient to satisfy the requirements of this clause (f));

(g) If the Released Property is a Combined Individual Property Parcel, then Borrower shall have satisfied (as determined by Lender in its reasonable discretion), the following terms and conditions:

(i) Prior to the transfer and release of the Combined Individual Property Parcel in question, (A) each applicable municipal authority exercising jurisdiction over such Combined Individual Property shall have approved a lot-split ordinance or other applicable action under local law dividing the Combined Individual Property Parcel from the remainder of the affected Combined Individual Property, and a separate tax identification number shall have been issued for the Combined Individual Property Parcel and the remainder of the Combined Individual Property in question (with the result that, upon the transfer and release of the Combined Individual Property Parcel in question, no part of the remaining affected Combined Individual Property shall be part of a tax lot or zoning lot which includes any portion of such Combined Individual Property Parcel), (B) an application has been made under local law to the appropriate Governmental Authority for approval of a lot-split ordinance or other application action and for a separate tax identification number for the Combined Individual Property Parcel and the remainder of the Combined Individual Property and the transferee and transferor Borrower shall have otherwise entered into a property tax allocation agreement which has materially the same economic effect of a tax lot subdivision or (C) the Combined Individual Property Parcel and the remainder of the Combined Individual Property shall already constitute separate tax lots for transfer purposes (as confirmed by a title company);

(ii) All Legal Requirements applicable to the Combined Individual Property Parcel in question and the remaining affected Combined Individual Property necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and Borrower shall have delivered to Lender either (A) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws or (B) a zoning report, legal opinion or other evidence confirming such compliance with laws, in each case in substance reasonably satisfactory to Lender;

(iii) As a result of the lot split, the remaining Combined Individual Property (after the release of the Combined Individual Property Parcel in question from the remaining affected Combined Individual Property) shall comply in all material respects with all easements appurtenant and other Permitted Encumbrances thereto, will not be in violation of any Leases and then applicable Legal Requirements (that would be reasonably expected to result in a Material Adverse Effect or material default under such Leases) and all necessary variances, if any, shall have been obtained and evidence thereof has been delivered to Lender which in form and substance is appropriate for the jurisdiction in which the applicable Combined Individual Property is located;

Confidential Treatment Requested by Retail Value Inc. RVI-192.

Pursuant to 17 C.F.R. Section 200.83.

(iv) If reasonably necessary, appropriate reciprocal easement agreements for the benefit and burden of the remaining affected Combined Individual Property and the Combined Individual Property Parcel in question regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance reasonably satisfactory to Lender and which easements will not materially adversely affect the remaining Combined Individual Property, shall be declared and recorded, the remaining Combined Individual Property and the applicable Combined Individual Property Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the remaining Combined Individual Property;

(v) Borrower shall have delivered to Lender evidence reasonably satisfactory to Lender that the Single Purpose Entity nature and bankruptcy remoteness of Borrower following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement, provided that Borrower shall not be required to deliver a “bring-down” of the Non-Consolidation Opinion or a New Non-Consolidation Opinion;

(vi) Borrower shall have executed and delivered such other documents and instruments that are reasonably requested by Lender and typical for similar transactions;

(vii) If, to the extent that any adjacent parcels (including any remaining Combined Individual Property) to the Combined Individual Property in question shall remain collateral for the Loan and the same were not separately described in the Survey delivered in connection with the closing of the Loan, Borrower shall have delivered a new metes and bounds description Survey for such remaining parcels (including any remaining Combined Individual Property) that are collateral for the Loan;

(viii) Borrower shall have delivered to Lender an endorsement or comfort letter with regard to Lender’s Title Insurance Policy (to the extent available in the applicable state) solely with respect to the remaining Combined Individual Property that (A) extends the date of the Title Insurance Policy to the effective date of the release, (B) insures the priority of the Security Instrument is not affected by such release, and (C) if applicable, insures the rights and benefits of any new or amended reciprocal easement agreement affecting the remaining Combined Individual Property;

(ix) With respect to the Combined Individual Property commonly known as Hamilton Commons, the Hamilton Commons theater component (located at lock 1320 Lot 8, Block 1320 Lot 9 (on the Survey for the Hamilton Commons Property delivered in connection with the closing of the Loan)) must be either (I) sold and released prior to the shopping center component of the Hamilton Commons Property being released or (II) sold and released with the shopping center component of the Hamilton Commons Property (i.e., the shopping center component of the Hamilton Commons Property cannot be released prior to the release of the Hamilton Commons theater component);

(h) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the Loan-to-Value Ratio (expressed as a percentage) exceeds or would exceed 125% immediately after giving effect to the

Confidential Treatment Requested by Retail Value Inc. RVI-193.

Pursuant to 17 C.F.R. Section 200.83.

release of the applicable Released Property, no release under any provision of this Agreement will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Release Price or (ii) the least of the following amounts: (A) only if the Released Property is sold to an unrelated Person, the net proceeds of an arm’s length sale of the Released Property to an unrelated Person, (B) the fair market value of the Released Property at the time of the Partial Release as determined in connection with determining the Loan-to-Value Ratio and (C) an amount such that the Loan-to-Value Ratio (as so determined by Lender in accordance with the provisions of this clause (h)) after giving effect to the Partial Release of the Released Property is not greater than the Loan-to-Value Ratio immediately prior to such Partial Release, unless Lender receives a REMIC Opinion with respect to the Partial Release (provided, however, that any such prepayment shall be deemed a voluntary prepayment but shall not be subject to the Prepayment Premium or to any other premium or penalty);

(i) Borrower hereby acknowledges and agrees that (i) the Individual Properties owned by DDR Mariner Square I LLC and DDR Mariner Square II LLC must be released together, (ii) the Individual Properties owned by BRE DDR Brown Deer Market LLC and BRE DDR Brown Deer Center LLC must be released together and (iii) the Individual Properties owned by RVT Pavilion at Shoppers World LLC and BRE DDR Brookfield LLC must be released together; and

(j) Borrower pay all of Lender’s reasonable out-of-pocket costs and expenses and the costs and expenses of the Rating Agencies in connection with the Partial Release, including, without limitation, reasonable outside counsel fees.

In connection with any release under this Section 2.10, in the event that such release would result in the release of all Individual Properties held by an individual Borrower (each an “Unencumbered Borrower”), such Unencumbered Borrower shall be released (provided so long as there is only one (1) Borrower hereunder, that the Debt has been paid in full) by Lender from the obligations of the Loan Documents, except with respect to those obligations and liabilities which expressly survive the repayment of the Loan pursuant to any Loan Document and shall no longer be a Borrower for the purposes of this Agreement. In connection with a release or cancellation of each Unencumbered Borrower, Lender agrees to deliver (i) a UCC-3 financing statement termination or amendment releasing Lender’s security interest in the collateral pledged to Lender relating to each Unencumbered Borrower, and (ii) instruments executed by Lender reasonably necessary to evidence the release of each Unencumbered Borrower from its obligations under the Loan Documents. All reasonable costs and expenses incurred by Lender in connection with such release shall be paid by Borrower.

Notwithstanding anything to the contrary contained in this Section 2.10, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.10 (any such matter, an “Partial Release Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Partial Release Approval Item if the same fails to meet the Prudent Lender Standard.

Confidential Treatment Requested by Retail Value Inc. RVI-194.

Pursuant to 17 C.F.R. Section 200.83.

Section 2.11. Components of the Loan. For the purposes of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Components A through H-RR. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT
A	$1,349,999,994
B	$1
C	$1
D	$1
E	$1
F	$1
H-RR	$1

Section 2.12. Release of Lien Upon Payment in Full. At the request of Borrower in connection with any full prepayment or repayment of the Loan in accordance with the terms of this Agreement and the other Loan Documents, Lender shall: (a) either (i) assign the Security Instruments to any new lender in connection with a refinance of the Loan in accordance with the terms of an assignment document prepared by counsel to Borrower and approved by Lender, which assignment documents shall be without representation or warranty by, or recourse to, Lender, provided that Lender shall represent that such assignment document has been duly authorized, executed and delivered and that Lender has not assigned or encumbered the Security Instruments, or (ii) release the lien of the Security Instruments (and related Loan Documents) in accordance with the terms of a release document prepared by Lender or, at Lender’s option, by counsel to Borrower and approved by Lender, which release document shall be without representation or warranty by, or recourse to, Lender, (b) deliver to or as directed by Borrower the original executed Note and all other original executed notes (or copies thereof if no such original executed note was delivered to Lender in connection with the closing of the Loan) which may have been consolidated, amended and/or restated in connection with the closing of the Loan or, with respect to any note the original of which had been delivered and endorsed to Lender and such original has been lost, destroyed or mutilated, a lost note affidavit (without indemnification) for the benefit of the assignee lender or Borrower, as applicable, and the title insurance company insuring the Security Instruments (if applicable), as assigned, in form sufficient to permit such title insurance company to insure the lien of the Security Instruments as assigned to and held by the assignee without exception for any matter relating to the lost, destroyed or mutilated note, (c) in the case of an assignment, execute and deliver an allonge with respect to the Note and, to the extent endorsed to Lender, any other note(s) as described in the preceding clause (b) above without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender owns the Note free of any liens and encumbrances and has the authority to execute and deliver the allonge), (d) deliver the original executed Security Instrument or a certified copy of record, and (e) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements) in recordable form and otherwise in form and substance reasonably satisfactory to Lender and which may reasonably be requested by Borrower to evidence such assignment, release and/or severance, as applicable. All reasonable out-of-pocket costs and expenses incurred by Lender, including, without limitation, reasonable attorney’s fees, as well as any recording charges, filing fees, taxes or other expenses, in connection with the foregoing shall be paid by Borrower.

Confidential Treatment Requested by Retail Value Inc. RVI-195.

Pursuant to 17 C.F.R. Section 200.83.

Section 2.13. Release Upon Payment in Full. Upon payment in full of the Debt in accordance with the terms and provisions of the Note and this Agreement and the other Loan Documents, Lender shall, upon the written request and at the sole cost and expense (including Lender’s reasonable attorneys’ fees and disbursements) of Borrower, release the lien of the Security Instrument and the other Loan Documents (except that those that expressly survive such release) on each Individual Property and the Pledged Collateral, in each case not theretofore released.

Section 2.14. Sale of the Puerto Rico Portfolio. Subject to the conditions set forth below, Borrower and Pledgor shall have the one-time right at any time prior to the Maturity Date to obtain the release (such release, the “PR Portfolio Release”) of all of the Pledged Collateral (as defined in the Pledge Agreement) and the Individual Puerto Rico Properties (such Pledged Collateral and the Individual Puerto Rico Properties, collectively, the “Puerto Rico Portfolio”), upon the satisfaction of each of the following conditions precedent:

(a) Borrower shall provide Lender with ten (10) Business Days prior written notice of the proposed sale (the date of Lender’s receipt of such notice shall be referred to herein as a “PR Portfolio Release Notice Date”), which notice shall be accompanied by an Officer’s Certificate (I) certifying that (x) Borrower and/or Pledgor are conveying all or some of the their respective interests in the Puerto Rico Portfolio to one buyer pursuant to one transaction, (y) none of the interests in the Puerto Rico Portfolio will be retained by a Borrower or Pledgor under the Loan and (II) identifying the amount of interests (which shall be less than 100%) in the Puerto Rico Portfolio that will be retained by Sponsor or its Affiliates (which notice may be amended or revoked upon prior written notice provided that Borrower reimburses Lender for all reasonable costs and expenses actually incurred by Lender in reliance on such notice, including, without limitation, any Breakage Costs);

(b) No Event of Default shall have occurred and be continuing on either the PR Portfolio Release Notice Date or the date of consummation of the sale of the Puerto Rico Portfolio;

(c) Borrower shall submit to Lender, not less than ten (10) days prior to the date of such PR Portfolio Release, a release of lien (and related Loan Documents) for the Lender’ PR Property Portfolio for execution by Lender (including, terminations of the Lender’s security interest in the Casualty Proceeds Restricted Account) and UCC-3 termination statements related to the PR Property Portfolio for approval by Lender. Such release shall be in a form appropriate in each jurisdiction in which the PR Property Portfolio is located and shall contain standard provisions, if any, protecting the rights of Lender. In connection with any such PR Portfolio, Lender shall deliver the original certificates representing the ownership interests pledged under the Pledge Agreement (to the extent the same have not been previously delivered in connection with a Partial Release pursuant to Section 2.10 hereof). In addition, Borrower shall provide an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties or the other Collateral subject to the Loan Documents not being released);

Confidential Treatment Requested by Retail Value Inc. RVI-196.

Pursuant to 17 C.F.R. Section 200.83.

(d) Borrower shall (A) partially prepay the Debt in accordance with Section 2.7(b) hereof, as applicable, in an amount equal to the greater of (x) 100% of the Net Sales Proceeds and (y) $350,000,000 for the release of the Puerto Rico Portfolio and (B) pay any applicable Interest Shortfall due hereunder in connection therewith, it being acknowledged and agreed that no Prepayment Premium shall be due and payable in connection with such PR Portfolio Release;

(e) As of the date of consummation of the sale of the Puerto Rico Portfolio, the Debt Yield with respect to the Individual Continental Properties shall be greater than the greater of (1) the Debt Yield of all Individual Continental Properties encumbered by the Security Instrument immediately prior to the consummation of the sale of the Puerto Rico Portfolio, and (2) the Minimum Debt Yield (provided, that, Borrower shall have the right to prepay the Loan in accordance with Section 2.7(b) hereof, as applicable, in an amount sufficient to satisfy the requirements of this clause (e));

(f) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the Loan-to-Value Ratio (expressed as a percentage) exceeds or would exceed 125% immediately after giving effect to the release of the Puerto Rico Portfolio, no release under any provision of this Agreement will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Release Price or (ii) the least of the following amounts: (A) only if the Puerto Rico Portfolio is sold to an unrelated Person, the net proceeds of an arm’s length sale of the Puerto Rico Portfolio to an unrelated Person, (B) the fair market value of the Puerto Rico Portfolio at the time of the sale as determined in connection with determining the Loan-to-Value Ratio and (C) an amount such that the Loan-to-Value Ratio (as so determined by Lender in accordance with the provisions of this clause (f)) after giving effect to the sale of the Puerto Rico Portfolio is not greater than the Loan-to-Value Ratio immediately prior to such sale, unless Lender receives a REMIC Opinion with respect to such sale (provided, however, that any such prepayment shall be deemed a voluntary prepayment but shall not be subject to the Prepayment Premium or to any other premium or penalty);

(g) All conditions set forth in Section 2.14 of each Mezzanine Loan Agreement shall have been satisfied; and

(h) Borrower pay all of Lender’s reasonable out-of-pocket costs and expenses and the costs and expenses of the Rating Agencies in connection with the sale of the Puerto Rico Portfolio, including, without limitation, reasonable outside counsel fees.

Notwithstanding anything to the contrary contained in this Section 2.14, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.14 (any such matter, an “PR Portfolio Release Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any PR Portfolio Release Approval Item if the same fails to meet the Prudent Lender Standard.

Confidential Treatment Requested by Retail Value Inc. RVI-197.

Pursuant to 17 C.F.R. Section 200.83.

Section 2.15. Releases of Outparcels. Lender agrees that, upon the request of Borrower, Borrower shall have the right to obtain the release of the Uptown Solon Outparcel and/or the Seabrook Outparcel (each, an “Outparcel”) from the lien of the applicable Security Instrument thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Outparcel (other than those expressly stated to survive) without any requirements to pay any portion of any Allocated Loan Amount, Release Price, prepayment fee, Prepayment Premium or otherwise (each such release in accordance with this Section 2.15, an “Outparcel Release”) upon the satisfaction of each of the following conditions precedent:

(a) Borrower shall provide Lender with ten (10) Business Days prior written notice of the proposed Outparcel Release (the date of Lender’s receipt of such notice shall be referred to herein as the “Outparcel Release Notice Date”) (which notice may be amended or revoked upon prior written notice provided that Borrower reimburses Lender for all reasonable out-of-pocket costs and expenses actually incurred by Lender in reliance on such notice, including, without limitation, any Breakage Costs);

(b) No Event of Default shall have occurred and be continuing on either the Outparcel Release Notice Date or the date of consummation of the Outparcel Release, provided, however, if an Event of Default then exists which Event of Default is specific to an Outparcel, then the absence of such Event of Default shall not be a condition to the Outparcel Release of such Outparcel, if (but only to the extent that) such Outparcel Release would cure the applicable Event of Default and no other Events of Default shall be continuing after such Outparcel Release;

(c) Borrower shall submit to Lender, not less than ten (10) days prior to the date of such Outparcel Release, a partial release of lien (and related Loan Documents) for the Outparcel for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Outparcel is located and shall contain standard provisions, if any, protecting the rights of Lender. In addition, Borrower shall provide an Officer’s Certificate certifying that such documentation (i) is in material compliance with all applicable Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the liens, security interests and other rights of Lender under the Loan Documents not being released;

(d) Prior to the transfer and release of the Outparcel in question, (i) each applicable municipal authority exercising jurisdiction over such Outparcel shall have approved a lot-split ordinance or other applicable action under local law dividing the Outparcel from the remainder of the affected Individual Property, and a tax identification number that is separate from the tax identification number of the remaining affected Individual Property shall have been issued for the Outparcel in question (with the result that, upon the transfer and release of the Outparcel in question, no part of the remaining affected Individual Property shall be part of a tax lot or zoning lot which includes any portion of such Outparcel), (ii) an application has been made under local law to the appropriate Governmental Authority for approval of a lot-split ordinance

Confidential Treatment Requested by Retail Value Inc. RVI-198.

Pursuant to 17 C.F.R. Section 200.83.

or other application action and for a separate tax identification number for the Outparcel and the transferee and transferor Borrower shall have otherwise entered into a property tax allocation agreement which has materially the same economic effect of a tax lot subdivision or (iii) such Outparcel shall already constitute a separate tax lot for transfer purposes (as confirmed by a title company);

(e) All Legal Requirements applicable to the Outparcel in question and the remainder of the affected Individual Property necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and Borrower shall have delivered to Lender either (i) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws or (ii) a zoning report, legal opinion or other evidence confirming such compliance with laws, in each case in substance reasonably satisfactory to Lender;

(f) As a result of the lot split, the remaining Individual Property (after the release of the Outparcel in question from such Individual Property) shall comply in all material respects with all easements appurtenant and other Permitted Encumbrances thereto, will not be in violation of any Leases and then applicable Legal Requirements (that would be reasonably expected to result in a Material Adverse Effect or material default under such Leases) and all necessary variances, if any, shall have been obtained and evidence thereof has been delivered to Lender which in form and substance is appropriate for the jurisdiction in which the applicable Outparcel is located;

(g) If reasonably necessary, appropriate reciprocal easement agreements for the benefit and burden of the remaining Individual Property and the Outparcel in question regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance reasonably satisfactory to Lender and which easements will not materially adversely affect the remaining Outparcel, shall be declared and recorded, the remaining Individual Property and the applicable Outparcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Individual Property;

(h) Borrower shall have delivered to Lender evidence reasonably satisfactory to Lender that the Single Purpose Entity nature and bankruptcy remoteness of Borrower following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement, provided that Borrower shall not be required to deliver a “bring-down” of the Non-Consolidation Opinion or a New Non-Consolidation Opinion;

(i) The Outparcel shall be released to an un-affiliated third party that is not an Affiliate of Borrower (and is not DDR or any of its Affiliates);

(j) Borrower shall have executed and delivered such other documents and instruments that are reasonably requested by Lender and typical for similar transactions;

(k) If, to the extent that any adjacent parcels to the Outparcel (and the remainder of the affected Individual Property) shall remain collateral for the Loan and the same were not separately described in the Survey delivered in connection with the closing of the Loan, Borrower shall have delivered a new metes and bounds description Survey for such remaining parcels that are collateral for the Loan;

Confidential Treatment Requested by Retail Value Inc. RVI-199.

Pursuant to 17 C.F.R. Section 200.83.

(l) Borrower shall have delivered to Lender an endorsement or comfort letter with regard to Lender’s Title Insurance Policy (to the extent available in the applicable state) solely with respect to the Individual Property being affected by the release of the Outparcel that (i) extends the date of the Title Insurance Policy to the effective date of the release, (ii) insures the priority of the Security Instrument is not affected by such release, and (iii) if applicable, insures the rights and benefits of any new or amended reciprocal easement agreement affecting the Individual Property;

(m) With respect to any Outparcel Release involving the Seabrook Outparcel, prior to such Outparcel Release, (i) a copy of the signed deed (which shall be reasonably acceptable to Lender) to be recorded from DDR Seabrook LLC to IStar, LLC which transfers that certain parcel of land described as “To Be Transferred from DDR Seabrook to IStar LLC”, as shown on Plan D-40114 entitled “Lot Line Adjustment Plan” by Jones & Beach Engineers, Inc. (the “Plan”), a copy of which Plan is attached hereto as Schedule 2.15-A; (ii) a copy of the signed deed (which shall be reasonably acceptable to Lender) to be recorded from Provident Holdings, LLC to DDR Seabrook LLC which transfers that certain parcel of land described as “To Be Transferred from Provident Holdings to DDR Seabrook”, as shown on the Plan (such land, the “Substitute Outparcel”); (iii) an updated Title Commitment for the Seabrook Property which describes the “Parcel III” portion of the Seabrook Property after the above-referenced Deeds have been recorded and insures Lender’s lien on the Substitute Outparcel; (iv) an updated Survey (which shall be reasonably acceptable to Lender) of the Seabrook Property which shows the new boundary lines of the “Parcel III” portion of the Seabrook Property, and otherwise conforms to the updated Title Commitment to be provided in (iii) above; (v) an updated Zoning Report (which shall be reasonably acceptable to Lender) for the Seabrook Property which is based on the updated Survey to be provided in clause (iv) above; and (vi) a new or updated Loan Policy of Title Insurance for the Seabrook Property which (which shall be reasonably acceptable to Lender) (A) insures the new legal description of the “Parcel III” portion of the Seabrook Property once the above-referenced Deeds have been recorded, and also insures the Mortgage Amendment which will be recorded by Lender, (B) includes a Zoning Endorsement and a Subdivision Endorsement insuring the entirety of the “Parcel III” portion of the Seabrook Property; (C) includes a date-down of the Loan Policy for the Seabrook Property provided at closing through the date of recording of the aforementioned Mortgage Amendment (or said date-down can be provided by endorsement to the existing Loan Policy) and (D) otherwise compiles with clause (k) above, as applicable; (vi) evidence, reasonably acceptable to Lender that all land swaps (including recording of the related deeds) necessary to effectuate the Plan have been consummated (or will be consummated simultaneously with the recording of the deeds referenced in clauses (i) and (ii) above), (viii) an environmental site assessment or update to the environmental site assessment delivered on the Closing Date and covering the Substitute Outparcel, which new or updated environmental site assessment shall be reasonably acceptable to Lender, and (viii) an amendment to the applicable Security Instrument to amend the legal description attached thereto to release the Seabrook Outparcel, to spread Lender’s lien to the Substitute Outparcel and to make such other changes as Lender shall reasonably request;

Confidential Treatment Requested by Retail Value Inc. RVI-200.

Pursuant to 17 C.F.R. Section 200.83.

(n) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the Loan-to-Value Ratio (expressed as a percentage) exceeds or would exceed 125% immediately after giving effect to the release of the applicable Outparcel, no release under any provision of this Agreement will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the least of the following amounts: (A) the fair market value of the Outparcel at the time of the Outparcel Release as determined in connection with determining the Loan-to-Value Ratio and (B) an amount such that the Loan-to-Value Ratio (as so determined by Lender in accordance with the provisions of this clause (n)) after giving effect to the release of the Outparcel is not greater than the Loan-to-Value Ratio immediately prior to such Outparcel Release, unless Lender receives a REMIC Opinion with respect to the Outparcel Release (provided, however, that any such prepayment shall be deemed a voluntary prepayment but shall not be subject to the Prepayment Premium or to any other premium or penalty); and

(o) Borrower pay all of Lender’s reasonable out-of-pocket costs and expenses and the costs and expenses of the Rating Agencies in connection with the Outparcel Release, including, without limitation, reasonable outside counsel fees.

Notwithstanding anything to the contrary contained in this Section 2.15, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.15 (any such matter, an “Outparcel Release Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Outparcel Release Approval Item if the same fails to meet the Prudent Lender Standard.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each of Additional Obligor and Borrower represents and warrants as of the Closing Date that:

Section 3.1. Legal Status and Authority. Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the applicable Individual Properties, except to the extent that same would reasonably be expected to cause a Material Adverse Effect. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Properties pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument, the Pledge Agreement and the other Loan Documents on Borrower’s part to be performed. Additional Obligor (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, maintain and operate the assets it owns as of the Closing Date. Additional Obligor has full power, authority and legal right to grant, bargain, sell, pledge, assign, warrant, transfer and convey its assets pursuant to the terms hereof and to keep and observe all of the terms of this Agreement and the other Loan Documents on Additional Obligor’s part to be performed.

Confidential Treatment Requested by Retail Value Inc. RVI-201.

Pursuant to 17 C.F.R. Section 200.83.

Section 3.2. Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate in any material respect, conflict with in any material respect, result in a material breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any material license, certificate or other approval required to operate the Property or any portion thereof, any applicable organizational documents of Borrower, or any applicable indenture, agreement or other material instrument binding upon Borrower or the Properties, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any material authorization or license from, or any filing with, any Governmental Authority (except for the recordation of each Security Instrument in appropriate land records in each applicable State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Neither Borrower nor any other Borrower Party has asserted any right of rescission, set-off, counterclaim or defense with respect to the Loan Documents.

Section 3.3. Litigation. There is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to Borrower’s knowledge, threatened in writing or contemplated against Borrower, Pledgor, SPE Component Entity, Additional Obligor or Sponsor or against or affecting the Property or any portion thereof other than those that, if adversely determined, are not reasonably likely to result in a Material Adverse Effect.

Section 3.4. Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction that is reasonably likely to cause a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property (or any portion thereof) is bound which would result in a Material Adverse Effect. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property (or

Confidential Treatment Requested by Retail Value Inc. RVI-202.

Pursuant to 17 C.F.R. Section 200.83.

any portion thereof) is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents and (c) obligations recorded in Borrower’s financial statements provided to Lender in connection with the Loan. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5. Financial Condition.

(a) Borrower is solvent and Borrower has received reasonably equivalent value for the granting of the Security Instrument. No proceeding under Creditors Rights Laws with respect to any Borrower Party has been initiated.

(b) In the last ten (10) years, no (i) petition in bankruptcy has been filed by or against any Borrower Party and (ii) Borrower Party has ever made any general assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(c) No Borrower Party is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Borrower Party.

Section 3.6. Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.7. No Plan Assets. As of the date hereof and until the Debt is repaid in accordance with the applicable terms and conditions hereof, (a) none of Pledgor, Additional Obligor, any SPE Component Entity, or Borrower is or will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of Pledgor, Additional Obligor, any SPE Component Entity, or Borrower is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with none of Pledgor, Additional Obligor, any SPE Component Entity, or Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans and (d) none of the assets of Pledgor, Additional Obligor, any SPE Component Entity, or Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, none of Pledgor, Additional Obligor, any SPE Component Entity, Borrower, or any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRS Code), maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

Section 3.8. Not a Foreign Person. Borrower, or Borrower’s regarded owner if Borrower is a disregarded entity, is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Confidential Treatment Requested by Retail Value Inc. RVI-203.

Pursuant to 17 C.F.R. Section 200.83.

Section 3.9. Intentionally Omitted.

Section 3.10. Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.11. Borrower’s Principal Place of Business. The principal place of business and chief executive office of each Borrower as of the date hereof is 3300 Enterprise Parkway, Beachwood, Ohio 44122. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. The organizational identification number, if any, assigned to each Borrower by the state of its incorporation or organization is set forth on Schedule 1.1(a) and 1.1(b) attached hereto. The federal tax identification number used by each Borrower for tax purposes as of the Closing Date is set forth on Schedule 1.1(a) and 1.1(b) attached hereto. Borrower is not subject to back-up withholding taxes.

Section 3.12. Status of Property.

(a) Except as otherwise set forth in any zoning report delivered to Lender in connection with the closing of the Loan (the “Zoning Report”), to Borrower’s knowledge, Borrower has obtained all material Permits required for the operation of the Individual Continental Properties, all of which are in full force and effect as of the date hereof and, to Borrower’s knowledge, not subject to revocation, suspension, forfeiture or modification.

(b) Except as otherwise set forth in any Zoning Report, Title Insurance Policy, tenant estoppel certificate or other third party report delivered to Lender in connection with the Loan and with respect to the Individual Puerto Rico Properties, as the same is qualified by the PR Property Representation Condition and as may be affected by the Prior Hurricane Damage, each Individual Property and the present use and occupancy thereof are, to Borrower’s knowledge, in compliance in all material respects with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements.

(c) Each Individual Continental Property is served by all utilities required for the current use thereof. Except as may be qualified by the PR Property Representation Condition and as may be affected by the Prior Hurricane Damage, each Individual Puerto Rico Property is served by all utilities required for the current use thereof.

(d) To Borrower’s knowledge, each Individual Continental Property has either direct access to public roads or streets or access to public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the applicable Individual Continental Property. To Borrower’s knowledge, except as may be qualified by the PR Property Representation Condition and as may be affected by the Prior Hurricane Damage, each Individual Puerto Rico Property has either direct access to public roads or streets or access to public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the applicable Individual Puerto Rico Property.

(e) Each Individual Continental Property is free from damage caused by fire or other casualty. Each Individual Puerto Rico Property is free from damage caused by fire or

Confidential Treatment Requested by Retail Value Inc. RVI-204.

Pursuant to 17 C.F.R. Section 200.83.

other casualty, other than the Prior Hurricane Damage and except as qualified by the PR Property Representation Condition. To Borrower’s knowledge, except as set forth in the tenant estoppels, property condition reports and environmental site assessments delivered in connection with the closing of the Loan and with respect to the Individual Puerto Rico Properties, as the same may be affected by the Prior Hurricane Damage and except as qualified by the PR Property Representation Condition, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects, except as could not be reasonably expected to cause a Material Adverse Effect; with respect to the Individual Puerto Rico Properties, as the same may be affected by the Prior Hurricane Damage and except as qualified by the PR Property Representation Condition, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, except as could not be reasonably expected to cause a Material Adverse Effect, and with respect to the Individual Puerto Rico Properties, as the same may be affected by the Prior Hurricane Damage and except as qualified by the PR Property Representation Condition, Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(f) Except as set forth in any property condition report or tenant estoppel certificate delivered in connection with the closing of the Loan, with respect to the Individual Puerto Rico Properties, as the same may be affected by the Prior Hurricane Damage and except as qualified by the PR Property Representation Condition, all costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full or, to the extent not yet due and payable, will be paid in full in the ordinary course of Borrower’s business in accordance with the terms and conditions of the Loan Documents. To Borrower’s knowledge, except as set forth in the Title Insurance Policy and with respect to any Individual Puerto Rico Property, any work performed to remedy any Prior Hurricane Damage at such Individual Puerto Rico Property and except as may be qualified by the PR Property Representation Condition, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and, to Borrower’s knowledge, no rights are outstanding that under applicable Legal Requirements could give rise to any such liens) affecting the Property or the Collateral which are or may be prior to or equal to the lien of the Security Instrument or the Pledge Agreement. The parties hereby agree that any time the representations made in this clause (f) are re-made (or deemed to have been re-made) by Borrower, such representations by Borrower shall be deemed to have excepted any costs and expenses that are being contested in good faith in accordance with Section 4.16(b) hereof.

(g) Except for any Improvements or fixtures owned by Tenants under Leases and, with respect to the Individual Puerto Rico Properties, except as qualified by the PR Property Representation Condition and as may be affected by the Prior Hurricane Damage, Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents and other security interests, liens and encumbrances permitted pursuant to this Agreement.

Confidential Treatment Requested by Retail Value Inc. RVI-205.

Pursuant to 17 C.F.R. Section 200.83.

(h) To Borrower’s knowledge and except as set forth in any environmental condition report and/or property condition report delivered to Lender in connection with the closing of the Loan and with respect to the Individual Puerto Rico Properties, as the same may be affected by the Prior Hurricane Damage and except as qualified by the PR Property Representation Condition, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Legal Requirements.

(i) Except as expressly disclosed on the Survey and except as set forth on Schedule 3.12(i), to Borrower’s knowledge, no portion of the Improvements on any Individual Continental Property is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts. Except as expressly disclosed on the Survey, to Borrower’s knowledge, no part of any Individual Continental Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(j) To Borrower’s knowledge, except as disclosed on the Survey or in the Title Insurance Policy, all the Improvements on any Individual Continental Property lie within the boundaries of the Land and any building restriction lines applicable to the Land. To Borrower’s knowledge, and except as qualified by the PR Property Representation Condition and as may be affected by the Prior Hurricane Damage, all the Improvements on any Individual Puerto Rico Property lie within the boundaries of the PR Land and any building restriction lines applicable to the PR Land.

(k) To Borrower’s knowledge and except as set forth in the Title Insurance Policies except as set forth on Schedule 3.12(k), there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

(l) Except with respect to any Prior Hurricane Damage or PR Restoration, and except as qualified by the PR Property Representation Condition and except as set forth on Schedule 3.12(l), Borrower has not (i) made, ordered or contracted for any construction, repairs, alterations or improvements to be made on or to the Property which have not been completed and paid for in full or, to the extent not yet due and payable, will not be paid in full in the ordinary course in accordance with the terms and conditions of the Loan Documents, (ii) ordered materials for any such construction, repairs, alterations or improvements which have not been paid for in full or, to the extent not yet due and payable, will not be paid in full in the ordinary course in accordance with the terms and conditions of the Loan Documents or (iii) attached any fixtures to the Property which have not been paid for in full or, to the extent not yet due and payable, will not be paid in full in the ordinary course of Borrower’s business in accordance with the terms and conditions of the Loan Documents. Except for the Unfunded Obligations, Environmental Work, the PR Restoration work, and the additional environmental work set forth on Schedule 4.25 hereof and Immediate Repairs, to Borrower’s knowledge and except as

Confidential Treatment Requested by Retail Value Inc. RVI-206.

Pursuant to 17 C.F.R. Section 200.83.

qualified by the PR Property Representation Condition and except in connection with the Prior Hurricane Damage, there is no such construction, repairs, alterations or improvements ongoing at the Property that have not been paid for as of the Closing Date. To Borrower’s knowledge and except as qualified by the PR Property Representation Condition and except in connection with the Prior Hurricane Damage, there are no outstanding or disputed claims for any Work Charges and there are no outstanding liens or security interests in connection with any Work Charges that are not covered by the Title Insurance Policy.

(m) The property address of each unit of each Individual Property is set forth on Schedule 1.1(a) and 1.1(b) attached hereto.

(n) Borrower has no direct employees. All other personnel employed at or in connection with the Property are the direct employees of Manager or its Affiliates (other than Borrower).

Section 3.13. Financial Information. Excluding any information in connection with the Prior Hurricane Damage, and as qualified by the PR Property Representation Condition and except as set forth on Schedule 3.13, all financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Pledgor, Sponsor, Additional Obligor, Collateral and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Pledgor, Sponsor, Additional Obligor, the Collateral or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, to Borrower’s knowledge, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

Section 3.14. Condemnation. Except as set forth on Schedule 3.14 attached hereto, except as qualified by the PR Property Representation Condition and except in connection with the Prior Hurricane Damage, no Condemnation or other proceeding has been commenced, is pending or, to Borrower’s knowledge, is threatened in writing with respect to all or any portion of any Individual Property or for the relocation of the access to any Individual Property.

Section 3.15. Separate Lots. Except with respect to the Combined Individual Property and as set forth on Schedule 3.15 hereto, each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with any Individual Property or any portion thereof.

Section 3.16. Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies (or such other evidence reasonably acceptable to Lender) reflecting the

Confidential Treatment Requested by Retail Value Inc. RVI-207.

Pursuant to 17 C.F.R. Section 200.83.

insurance coverages, amounts and other requirements set forth in this Agreement. Except as qualified by the PR Property Representation Condition and except in connection with the Prior Hurricane Damage, there are no present claims of any material nature under any of the Policies that if adversely determined would have a Material Adverse Effect, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.17. Use of Property. Each Individual Property is used primarily as a retail shopping center, and other appurtenant and related uses.

Section 3.18. Leases and Rent Roll. Except as disclosed in the rent roll for the each Individual Property delivered to, certified to and approved by Lender in connection with the closing of the Loan (the “Rent Roll”) and, with respect to each Individual Puerto Rico Property, to Borrower’s knowledge and except as qualified by the PR Property Representation Condition and except in connection with the Prior Hurricane Damage (other than with respect to the representation in clauses (a) and (t) below which shall not be qualified), (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases at each Individual Continental Property are valid and enforceable and in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) except as set forth on Schedule 3.18(d) and Schedule 3.18(e), to Borrower’s knowledge and except as set forth in tenant estoppels delivered in connection with the closing of the Loan, no party under any Lease is in monetary (which, for purposes of this Section 3.18(d) shall mean owes more than $20,000 in rent and other charges that are delinquent sixty (60) days or more) or material non-monetary (which, for purposes of this Section 3.18(d) shall mean has failed to perform within sixty (60) days of the relevant due date) default; (e) to Borrower’s knowledge and except as set forth on Schedule 3.18(e), no Tenant at any Individual Continental Property owes more than $20,000 in rent and other charges that are delinquent sixty (60) days or more beyond the applicable due date set forth in the related Lease; (f) to the extent any material monetary alterations, modifications and amendments to the Leases affect the rent and/or the lease term of the Leases for each Individual Continental Property, such rent amounts and term modifications are reflected in Rent Roll; (g) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated, except pursuant to the Loan Documents; (h) none of the Rents have been collected for more than one (1) month in advance (except a Security Deposit shall not be deemed rent collected in advance); (i) except as set forth on Schedule 3.18(i), the premises demised under the Leases at each Individual Continental Property have been completed, all improvements, repairs, alterations or other work required to be furnished on the part of Borrower under the Leases at each Individual Continental Property have been completed in all material respects, the Tenants under the Leases at each Individual Continental Property have accepted the premises demised thereunder and have taken possession of the same on a rent-paying basis and any payments, credits or abatements required to be given by Borrower to the Tenants under the Leases at each Individual Continental Property have been made in full or have been reserved for in the Unfunded Obligations Reserve Account; (j) to Borrower’s knowledge, there exist no material offsets or defenses to the payment of any portion of the Rents at any Individual Continental Property and Borrower has no monetary obligation to any Tenant at any Individual Continental Property under any Lease, other than disputes with Tenants with respect to common area maintenance charges, ordinary course reimbursable items in the ordinary course of Borrower’s business and immaterial rent disputes in the ordinary course of business; (k) Borrower has

Confidential Treatment Requested by Retail Value Inc. RVI-208.

Pursuant to 17 C.F.R. Section 200.83.

received no written notice from any Tenant challenging the validity or enforceability of any Lease at any Individual Continental Property; (l) there are no agreements with the Tenants under the Leases at any Individual Continental Property other than expressly set forth in each Lease with respect to the use and occupancy of such Tenant’s premises (as disclosed on the Schedule of Leases provided to Lender by Borrower); (m) reserved; (n) except as set forth on Schedule 3.18(n) attached hereto, no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal with respect to the Property, or any other similar provision; (o) except as set forth on Schedule 3.18(o) and/or the Title Insurance Policies, no Person has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease (or any subleases or assignments of such Lease by a Tenant); (p) all Security Deposits relating to the Leases are reflected on Schedule 3.18(p) attached hereto and have been collected by Borrower; (q) except as set forth on Schedule 3.18(q), no brokerage commissions or finders fees are due and payable regarding any Lease; (r) except as set forth on Schedule 3.18(r), to Borrower’s knowledge, there are no actions or proceedings (voluntary or otherwise) pending against any Tenants or guarantors under Leases, in each case, under bankruptcy or similar insolvency laws or regulations; (s) except as set forth on Schedule 3.18(s), Borrower has not received written notice of any event giving any Tenant under a Major Lease (for purposes of this clause (s), Major Lease shall refer to any Lease meeting the requirements set forth in the definition of Major Lease at any Individual Property) with the right to cease operations at its leased premises (i.e., “go dark”) and/or any event under a Major Lease (for purposes of this clause (s), Major Lease shall refer to any Lease meeting the requirements set forth in the definition of Major Lease at any Individual Property) that would cause a co-tenancy violation under any Lease and (t) no Tenant is entitled to free rent under its respective Lease at any Individual Continental Property.

Section 3.19. Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by Borrower, Additional Obligor or Pledgor, as applicable, under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument and the Pledge Agreement, have been paid or will be paid, and under current Legal Requirements, the Security Instrument and the other Loan Documents are enforceable in accordance with their terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.20. Management Agreement. The Management Agreement is in full force and effect and there is no material default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder. As of the date hereof, no management fees under the Management Agreement are delinquent.

Section 3.21. Illegal Activity/Forfeiture.

(a) No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity by Borrower and to Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

Confidential Treatment Requested by Retail Value Inc. RVI-209.

Pursuant to 17 C.F.R. Section 200.83.

(b) There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents.

Section 3.22. Taxes. To the extent required by applicable law, Borrower has filed (or has obtained effective extensions for filing) all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it, except as are being contested in good faith. To Borrower’s knowledge, there is no assessment pending in respect of any such taxes and related liabilities for prior years.

Section 3.23. Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents materially and adversely affects the value or marketability of the Property (or any portion thereof), materially impairs the use or the operation of the Property for its intended use or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 3.24. Intentionally Omitted.

Section 3.25. Intentionally Omitted.

Section 3.26. Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.

Section 3.27. Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.28. Fraudulent Conveyance. Subject to the terms and conditions of Section 17.19 hereof, Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair

Confidential Treatment Requested by Retail Value Inc. RVI-210.

Pursuant to 17 C.F.R. Section 200.83.

saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.29. Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Person or government that is the subject of economic sanctions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly) is prohibited by applicable law or the Loan made by Lender is in violation of applicable law (“Embargoed Person”); (b) no Embargoed Person has (or will have) any interest of any nature whatsoever in any Borrower Party, with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law; and (c) none of the funds of any Borrower Party have been (or will be) derived from any unlawful activity with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law. Any violation of the foregoing shall, at Lender’s option, constitute an Event of Default hereunder.

Section 3.30. Anti-Money Laundering and Economic Sanctions. Borrower hereby represents and warrants that each Borrower Party, each Person that Controls each Borrower Party and, to Borrower’s knowledge, each and every other Person Affiliated with any Borrower Party and their respective directors, officers, employees or agents and any Person that has an economic interest in any Borrower Party, in each case, has not, and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, shall not: (i) itself be (or have been), be (or have been) owned or controlled by, or act for or on behalf of a Person or government that is the subject of, in each case, economic sanctions administered or enforced by the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury, the Department of State, or other relevant sanctions authority (“Sanctions”); (ii) fail to be (or have been) in full compliance with the requirements of the Patriot Act or other applicable anti-money laundering laws and regulations and all Sanctions; (iii) fail to operate (or have operated) under policies, procedures and practices, if any, that are (A) in compliance with applicable anti-money laundering laws and regulations and Sanctions and (B) available to Lender for Lender’s review and inspection during normal business hours and

Confidential Treatment Requested by Retail Value Inc. RVI-211.

Pursuant to 17 C.F.R. Section 200.83.

upon reasonable prior notice; (iv) be (or have been) in receipt of any notice from OFAC, the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States, in each case, claiming a violation or possible violation of applicable anti-money laundering laws and regulations and/or Sanctions; (v) be (or have been) the subject of Sanctions, including those listed as a Specially Designated National or as a “blocked” Person on any lists issued by OFAC and those owned or controlled by or acting for or on behalf of such Specially Designated National or “blocked” Person; (vi) be (or have been) a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; or (vii) be (or have been) owned or controlled by or be (or have been) acting for or on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that any Borrower Party (or any of their respective beneficial owners or Affiliates) became the subject of Sanctions or is indicted, arraigned, or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering. All capitalized words and phrases and all defined terms used in the Patriot Act are incorporated into this Section. As used herein, “Patriot Act” shall mean collectively (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015, (ii) all statutes, orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to applicable anti-money laundering laws, rules and regulations and (iii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws.

Section 3.31. Organizational Chart. The organizational chart attached as Schedule 3.31 hereto (the “Organizational Chart”), relating to Borrower, Pledgor, Additional Obligor, SPE Component Entity and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

Section 3.32. Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.33. Intentionally Omitted.

Section 3.34. Property Document Representations. With respect to each Property Document, Borrower hereby represents that (a) to Borrower’s knowledge, each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein or as disclosed on the applicable Title Insurance Policy), (b) except as set forth on Schedule 3.34, there are no material defaults under any Property Document by any party thereto and, to Borrower’s knowledge, no event has

Confidential Treatment Requested by Retail Value Inc. RVI-212.

Pursuant to 17 C.F.R. Section 200.83.

occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any Property Document, in all cases, which would have a Material Adverse Effect, (c) except as set forth on Schedule 3.34, to Borrower’s knowledge, all rents, additional rents and other sums due and payable by Borrower under the Property Documents have been paid in full, except those that are being contested in good faith in accordance with the terms and conditions of this Agreement and except those which would have a Material Adverse Effect if not paid, and (d) to Borrower’s knowledge, no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document.

Section 3.35. No Change in Facts or Circumstances; Disclosure. Except as qualified by the PR Property Representation Condition and except as affected by the Prior Hurricane Damage, all information submitted by (or on behalf of) Borrower, Pledgor, Additional Obligor or Sponsor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower and Additional Obligor in this Agreement or in the other Loan Documents, were accurate, complete and correct in all material respects as of the date provided. To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise have a Material Adverse Effect. Each of Additional Obligor and Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.36. Condominium Representations. Except as set forth on Schedule 3.36,

(a) To Borrower’s actual knowledge, the Condominium has been legally and validly created pursuant to all Legal Requirements and the Condominium Documents.

(b) To Borrower’s actual knowledge, Borrower has delivered to Lender (or the Title Insurance Policies disclose) a true, complete and correct copy of each of the Condominium Documents, together with true, complete and correct copies of all amendments and modifications thereto, and none of the Condominium Documents has been otherwise modified, amended or supplemented.

(c) There currently exists no default or event of default under the Condominium Documents by Borrower or, to Borrower’s knowledge, by any other party thereto. Except pursuant to the Loan Documents, Borrower’s interest therein has not been assigned. There are no fees, dues, charges and assessments, whether annual, monthly, regular, special, extraordinary or otherwise, including, any “Common Expenses” (as such term is defined in the Condominium Documents) (collectively, the “Common Charges”) charged to, due or otherwise payable by Borrower or any other Person under the Condominium Documents. The Condominium Board has not established a working capital or any other similar type of reserve. To Borrower’s knowledge, there are no judgments, suits or claims pending, filed or threatened against the Condominium Board and there are no set-offs, claims, counterclaims or defenses being asserted or, after giving the requisite notice, if any, required under the Condominium Documents, capable of being asserted, for the enforcement of the obligations of any party under the Condominium Documents. The Condominium Board has the sole power and authority to act on behalf of, and bind, the Condominium.

Confidential Treatment Requested by Retail Value Inc. RVI-213.

Pursuant to 17 C.F.R. Section 200.83.

(d) Neither the Condominium Board nor any other Person has any right of first refusal or option to purchase the Individual Property subject to the Condominium Documents.

(e) The Condominium Boards are not active and there are no members of any Condominium Board appointed by Borrower or any other Person.

(f) With respect to each Condominium, if the Condominium Boards were active, the Condominium Board and Condominium are controlled by members thereof appointed by Borrower.

(g) To the knowledge of Borrower, neither the Condominium Board nor the Condominium are party to any loan, credit agreement or other arrangement for any extension of credit, whether funded or to be funded.

(h) There are no conditions of the Condominium Documents which are required to be satisfied or approvals required to be given in connection with the making of the Loan.

Section 3.37. Ground Lease.

(a) The Ground Lease or a memorandum of such Ground Lease has been duly recorded. The Ground Lease permits the interest of Ground Lease Borrower to be encumbered by a mortgage or the Ground Lessor has approved and consented to the encumbrance of the Ground Leased Property by the applicable Security Instrument. There have not been amendments or modifications to the terms of the Ground Lease since recordation of the Ground Lease (or a memorandum thereof), with the exception of written instruments disclosed to Lender in this Agreement.

(b) The Ground Lease may not be terminated, surrendered or amended without the prior written consent of Lender; provided that the Ground Lessor shall not be prevented from exercising its remedies in accordance with the Ground Lease if the obligations of Borrower under the Ground Lease are not performed as provided in the Ground Lease.

(c) Except for the Permitted Encumbrances and other encumbrances of record, Borrower’s interest in the Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the applicable Security Instrument other than the Ground Lessor’s related fee interest.

(d) As of the date hereof, the Ground Lease is in full force and effect and no default has occurred on the part of the Borrower under the Ground Lease, nor to Borrower’s knowledge has any default occurred by the Ground Lessor under the Ground Lease (except in each case, any such default that has been previously cured). To Borrower’s knowledge, there is no existing condition which, but for the passage of time or the giving of notice, could result in (i) a default by the Borrower under the terms of the Ground Lease or (ii) to Borrower’s knowledge, a default by Ground Lessor under the terms of the Ground Lease.

Confidential Treatment Requested by Retail Value Inc. RVI-214.

Pursuant to 17 C.F.R. Section 200.83.

(e) Under the terms of the Ground Lease and the Loan Documents, taken together, any related insurance and condemnation proceeds that are paid or awarded to Borrower with respect to the leasehold interest will be applied pursuant to the terms of the Loan Documents.

(f) The Ground Lease requires the Ground Lessor to give notice of any default by Borrower to Lender prior to exercising its remedies thereunder.

(g) Lender is permitted the opportunity to cure any default under the Ground Lease, which is curable after the receipt of notice of the default before the Ground Lessor thereunder may terminate the Ground Lease.

(h) The Ground Lease has a term (including any unexercised option periods and automatic renewal periods) which extends not less than twenty (20) years beyond the Maturity Date.

(i) The Ground Lease requires the Ground Lessor to enter into a new lease upon termination (prior to expiration of the term thereof) of the Ground Lease for any reason including rejection or disaffirmation of the Ground Lease in a bankruptcy proceeding.

(j) The Ground Lease does not impose any restrictions on subleasing that would reasonably be expected to have a Material Adverse Effect on the operation of the Borrower’s business as currently operated, provided the tenant under the Ground Lease indemnifies Ground Lessor for any losses that may occur as a result of such sublease.

Section 3.38. Additional Obligor Representations.

(a) The execution, delivery and performance of this Agreement and the other Loan Documents by Additional Obligor (i) are within the power and authority of such party; (ii) have been authorized by all requisite organizational action of such party; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate in any material respect, conflict with in any material respect, result in a material breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any material license, certificate or other approval required to own and maintain the assets of Additional Obligor, any applicable organizational documents of Additional Obligor, or any applicable indenture, agreement or other material instrument binding upon Additional Obligor; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any material authorization or license from, or any filing with, any Governmental Authority (except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by Additional Obligor and (c) this Agreement and the other Loan Documents to which it is a party constitute the legal, valid and binding obligations of Additional Obligor. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by

Confidential Treatment Requested by Retail Value Inc. RVI-215.

Pursuant to 17 C.F.R. Section 200.83.

Additional Obligor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(b) Additional Obligor is not a party to any agreement or instrument or subject to any restriction that is reasonably likely to cause a Material Adverse Effect. Additional Obligor is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Additional Obligor or its assets (or any portion thereof) is bound which would result in a Material Adverse Effect. Additional Obligor has no material financial obligation under any agreement or instrument to which Additional Obligor is a party or by which Additional Obligor or its assets (or any portion thereof) is otherwise bound, other than obligations under this Agreement and the other Loan Documents. There is no agreement or instrument to which Additional Obligor is a party or by which Additional Obligor is bound that would require the subordination in right of payment of any of Additional Obligor’s obligations hereunder or any other Loan Document to which it is a party to an obligation owed to another party.

(c) Additional Obligor has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

(d) The principal place of business and chief executive office of Additional Obligor as of the date hereof is 3300 Enterprise Parkway, Beachwood, Ohio 44122. Additional Obligor’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. The organizational identification number, if any, assigned to Additional Obligor by the state of its incorporation or organization is 20180806298. The federal tax identification number of Additional Obligor is 82-4328559. Additional Obligor is not subject to back-up withholding taxes.

Section 3.39. Survival. Each of Additional Obligor and Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Additional Obligor and/or Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. On the date of any Securitization, on not less than five (5) Business Days’ prior written notice, each of Additional Obligor and Borrower shall deliver to Lender a certification (x) confirming that all of the representations contained in this Agreement are true and correct in all material respects as of the date of such Securitization subject, as applicable, to the PR Property Representation Condition, or (y) otherwise specifying any changes in or qualifications to such representations as of such date as may be necessary to make such representations consistent with the facts as they exist on such date.

Confidential Treatment Requested by Retail Value Inc. RVI-216.

Pursuant to 17 C.F.R. Section 200.83.

ARTICLE 4

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, each of Additional Obligor and Borrower hereby covenants and agrees with Lender that:

Section 4.1. Existence. Each Borrower and Additional Obligor will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State and (c) its franchises and trade names, if any.

Section 4.2. Legal Requirements.

(a) Except in connection with the Prior Hurricane Damage and prior to completion of the PR Restoration (which, for the avoidance of doubt, shall be conducted in accordance with Section 4.29 hereof), Borrower shall promptly comply in all material respects and shall cause the Property to comply in all material respects with all Legal Requirements affecting the Property or the use thereof (which such covenant shall be deemed to (i) include Environmental Laws and (ii) require Borrower to keep all Permits in full force and effect, subject to Section 4.2(d) below).

(b) Intentionally Omitted.

(c) Except in connection with the Prior Hurricane Damage, Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a material violation of any Legal Requirements and of the commencement of any material proceedings or investigations which relate to compliance with Legal Requirements.

(d) Except in connection with the Prior Hurricane Damage, after prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the applicable Individual Property; and (vi) to the extent that the aggregate amount reasonably determined to cause Borrower’s compliance

Confidential Treatment Requested by Retail Value Inc. RVI-217.

Pursuant to 17 C.F.R. Section 200.83.

with such Legal Requirement with respect to any Individual Property exceeds $500,000, Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost. This Section 4.2 shall not apply to any Legal Requirement with respect to taxes.

Section 4.3. Maintenance and Use of Property. Except in connection with the Prior Hurricane Damage and the PR Restoration, Borrower shall cause the Property to be maintained in a good and safe condition and repair in all material respects, provided that Borrower shall take all commercially reasonable actions Borrower deems necessary in the exercise of its commercially reasonable business judgment to ensure that all Properties and Persons are protected against any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways. Except in connection with the Prior Hurricane Damage and the PR Restoration, the Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender or as otherwise permitted pursuant to Section 4.21 hereof. Except in connection with the Prior Hurricane Damage and the PR Restoration, Borrower shall perform (or shall cause to be performed) the prompt repair, replacement and/or rebuilding of any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.14 hereof and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land. Borrower shall operate the Property for the same uses as the Property is currently operated and similar uses as are customary in retail shopping center operations and Borrower shall not, without the prior written consent of Lender, (i) change the use of the Property to any use which is not customary in retail shopping center operations or (ii) initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof to the extent the same is reasonably likely to have a Material Adverse Effect. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender. Borrower agrees not to commit, permit or suffer to exist any act or omission affording any right of forfeiture with respect to any Individual Property.

Section 4.4. Waste. Borrower shall not commit or suffer any waste of the Property (it being acknowledged that the Prior Hurricane Damage and the PR Restoration shall not constitute waste to any Individual Puerto Rico Property) or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that is reasonably expected to in any way materially impair the value of the Property or the security for the Loan. Borrower will not,

Confidential Treatment Requested by Retail Value Inc. RVI-218.

Pursuant to 17 C.F.R. Section 200.83.

without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5. Taxes and Other Charges.

(a) Subject to Borrower’s right to contest in accordance with Section 4.5(b) below, Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the same becoming delinquent or penalties or fees accruing thereon; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower’s obligation to directly pay Taxes at the Individual Continental Properties only shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof. Borrower shall, not later than ten (10) Business Days after receipt of written request from Lender, furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 8.6 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property (or any portion thereof), other than Permitted Encumbrances, and shall promptly pay for or cause to be paid all utility services provided to the Property (or any portion thereof).

(b) After prior written notice to Lender (provided, that, prior written notice shall not be required if such Taxes or Other Charges being contested have been paid in full), Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) to the extent that the aggregate amount reasonably determined to cause Borrower’s compliance with such Taxes and Other Charges exceeds $500,000, Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument being primed by any related lien.

Confidential Treatment Requested by Retail Value Inc. RVI-219.

Pursuant to 17 C.F.R. Section 200.83.

Section 4.6. Litigation. Additional Obligor and Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Pledgor, Sponsor, Additional Obligor or SPE Component Entity which would reasonably be expected to have a Material Adverse Effect.

Section 4.7. Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject in all cases to the terms of the Leases.

Section 4.8. Notice of Default. Additional Obligor and Borrower shall promptly advise Lender of the occurrence of any Event of Default of which Borrower has knowledge.

Section 4.9. Cooperate in Legal Proceedings. Additional Obligor and Borrower shall reasonably cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.10. Performance by Borrower. Each of Additional Obligor and Borrower hereby acknowledges and agrees that Additional Obligor’s and Borrower’s observance, performance and fulfillment of each and every covenant, term and provision to be observed and performed by each of Additional Obligor and Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents to which it is a party is a material inducement to Lender in making the Loan.

Section 4.11. Intentionally Omitted.

Section 4.12. Books and Records.

(a) Borrower shall furnish to Lender:

(i) monthly certified rent rolls and quarterly (and prior to a Securitization (if requested by Lender) or during a Trigger Period, monthly) Tenant sales reports (to the extent available) and a certified report of any Major Leases (for purposes of this clause (a)(i), Major Lease shall refer to any Lease meeting the requirements set forth in the definition of Major Lease at any Individual Property) for which Borrower has received written notice of an event of default thereunder for each Individual Property within fifteen (15) days after the end of each calendar month or forty five (45) days after the end of each calendar quarter, as applicable;

(ii) quarterly (and prior to a Securitization (if requested by Lender or during a Trigger Period, monthly) financial statements, operating statements of each Individual Property detailing the revenues reported, the expenses incurred and the components of Net Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, within fifteen (15) days after the end of each calendar month or forty five (45) days after the end of each calendar quarter, as applicable, accompanied by an Officer’s Certificate certifying that the same are true, correct and complete in all material respects and, except with respect to the statement of components of Net Cash Flow, were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments;

Confidential Treatment Requested by Retail Value Inc. RVI-220.

Pursuant to 17 C.F.R. Section 200.83.

(iii) subject to Section 4.12(b) and without duplication thereof, within eighty-five (85) days after the close of each fiscal year of Borrower (or such shorter time period as Lender shall determine in its reasonable discretion is necessary to comply with any applicable Legal Requirements (including, without limitation, Regulation AB), provided, that, (I) Lender shall notify Borrower in writing that such a shorter time period is required and (II) unless there is a change in Regulation AB or any other applicable Legal Requirement after the Closing Date, in no event shall such time period be shortened to sooner than eighty five (85) days after the close of each fiscal year of Borrower), annual unaudited financial statements of Borrower (or any 100% direct or indirect owner of Borrower, including Sponsor, that owns no material assets other than such ownership interest of Borrower) including (A) with respect to each Borrower, an annual balance sheet, profit and loss statement and statement of change in financial position and (B) an annual operating statement, in each case, detailing the revenues reported, the expenses incurred and the components of Net Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, accompanied by an Officer’s Certificate certifying that the same are true, correct and complete in all material respects and, except with respect to the statement of components of Net Cash Flow (provided that Borrower shall identify on such statement which components of Net Cash Flow are not prepared in accordance with GAAP), were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments;

(iv) subject to Section 4.12(b) and without duplication thereof, within one hundred and twenty (120) days after the close of each fiscal year of Borrower (or such shorter time period as Lender shall determine in its reasonable discretion is necessary to comply with any applicable Legal Requirements (including, without limitation, Regulation AB), provided, that, (I) Lender shall notify Borrower in writing that such a shorter time period is required and (II) unless there is a change in Regulation AB or any other applicable Legal Requirement after the Closing Date, in no event shall such time period be shortened to sooner than one hundred twenty (120) days after the close of each fiscal year of Borrower), audited financial statements of Borrower (or any 100% direct or indirect owner of Borrower, including Sponsor, that owns no material assets other than such ownership interest of Borrower) including (A) with respect to each Borrower, an annual balance sheet, and statement of cash flow, profit and loss statement and statement of change in financial position and (B) an annual operating statement, in each case, detailing the revenues reported, the expenses incurred and the components of Net Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, it being acknowledged that the statement of components of Net Cash Flow shall not be prepared in accordance with GAAP;

(v) (I) by no later than December 1 of each calendar year and (II) within thirty (30) days of the commencement of any Trigger Period, an annual operating and capital budget (which shall include, a general business plan) for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for each Individual Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements (an “Annual Budget”), which such Annual

Confidential Treatment Requested by Retail Value Inc. RVI-221.

Pursuant to 17 C.F.R. Section 200.83.

Budget shall (A) until the occurrence and continuance of a Trigger Period, be provided to Lender for informational purposes and (B) after the occurrence and during the continuance of a Trigger Period not take effect until approved by Lender (after such approval has been given in writing, each such approved budget shall be referred to herein, individually or collectively (as the context requires), as the “Approved Annual Budget”). Until such time that Lender approves a proposed annual budget, (1) to the extent that an Approved Annual Budget does not exist for the immediately preceding calendar year, the budget provided to Lender for informational purposes shall apply, provided that the same shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses and (2) to the extent that an Approved Annual Budget exists for the immediately preceding calendar year, such Approved Annual Budget shall apply to the then current calendar year; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses. In the event that Lender has the right to approve a proposed annual budget pursuant to this clause (v) and provided, no Event of Default has occurred and is continuing, such approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto; and

(vi) by (A) no later than fifteen (15) days after and as of the end of each calendar month, and at Lender’s request, during the period prior to Securitization, and (B) thereafter by no later than forty-five (45) days after and as of the end of each calendar quarter, a calculation of the then current Debt Yield, together with such back-up information as Lender shall require.

(b) In lieu of the requirements of Sections 4.12(a)(iii) and (iv), Borrower shall cause Sponsor to furnish within one hundred and twenty (120) days after the close of each fiscal year of Sponsor (or such shorter time period as Lender shall determine in its reasonable discretion is necessary to comply with any applicable Legal Requirements (including, without limitation, Regulation AB), provided, that, (I) Lender shall notify Borrower in writing that such a shorter time period is required and (II) unless there is a change in Regulation AB or any other applicable Legal Requirement after the Closing Date, in no event shall such time period be shortened to sooner than eighty five (85) days after the close of each fiscal year of Sponsor), audited financial statements of Sponsor (with a certified schedule that reconciles the audited statements for the Collateral for the Loan), together with a schedule certified by Sponsor identifying by Individual Property the revenues reported, the expenses incurred and the components of Net Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information with respect to each such Individual Property, it being acknowledged that the statement of components of Net Cash Flow shall not be prepared in accordance with GAAP.

(c) Borrower shall, within fifteen (15) Business Days of request, furnish Lender (and shall cause and/or Sponsor to furnish to Lender) with such other additional financial or management information as may, from time to time, be reasonably required by Lender in form and substance reasonably satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

(d) Borrower agrees that (i) Borrower shall keep adequate books and records of account and (ii) all Required Financial Items (defined below) to be delivered to Lender pursuant to Section 4.12 shall: (A) be complete and correct; (B) present fairly the financial

Confidential Treatment Requested by Retail Value Inc. RVI-222.

Pursuant to 17 C.F.R. Section 200.83.

condition of the applicable Person; (C) disclose all material liabilities that are required to be reflected or reserved against; (D) be prepared (1) in the form reasonably required by Lender and certified by a Responsible Officer of Borrower (2) in electronic format and (3) in accordance with the Approved Accounting Method; and (E) other than as set forth in Sections 4.12(a)(iii) and (iv) and Section 4.12(b), not include any Person other than Borrower and shall show each Borrower and each Individual Property individually and on a combined, aggregate basis with all Borrowers and all Individual Properties. Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

(e) Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by this Section 4.12 and the other financial reporting items required by this Agreement (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Lender any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”), then Borrower shall pay to Lender the sum of $1,000.00 per occurrence for each Reporting Failure.

(f) Borrower shall promptly furnish to Lender copies of any and all budgets, financial statements or other reports prepared by or on behalf of any Condominium Board, or Manager and delivered to Borrower or any of their respective Affiliates pursuant to and in accordance with any Condominium Documents or the Management Agreement (or Qualified Management Agreement applicable).

(g) Semi-annually Borrower shall conduct a review of the tax status of each Individual Puerto Rico Property and a reassessment of any parcels related to such Individual Puerto Rico Properties. Promptly following Borrower’s completion of such review, Borrower shall provide to Lender an update of the list of tax parcel numbers for each Individual Puerto Rico Property attached to the Borrower’s Certificate as Exhibit H and any other documentation prepared by, or on behalf of Borrower, in connection with such review.

(h) Borrower shall promptly furnish to Lender written notice (containing reasonable detail describing the particular event or circumstance) of any material change (which shall include, but is not limited to, the addition or termination of any Major Lease (for purposes of this clause (g), Major Lease shall refer to any Lease meeting the requirements set forth in the definition of Major Lease at any Individual Property) or any Policy (including terrorism coverage) required under this Agreement) in the (x) financial condition of Borrower, Guarantor, Pledgor, Additional Obligor or any SPE Component Entity, or (y) physical condition of any Individual Property.

Section 4.13. Estoppel Certificates.

(a) After written request by Lender, Borrower, within fifteen (15) Business Days of such request, shall furnish Lender or any proposed assignee with a statement, duly

Confidential Treatment Requested by Retail Value Inc. RVI-223.

Pursuant to 17 C.F.R. Section 200.83.

acknowledged and certified setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the rate of interest of the Loan, (iv) the terms of payment and maturity date of the Loan, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not any of the lessees under the Major Leases (for purposes of this clause (xi), Major Lease shall refer to any Lease meeting the requirements set forth in the definition of Major Lease at any Individual Property) are in default under such Major Leases (for purposes of this clause (xi), Major Lease shall refer to any Lease meeting the requirements set forth in the definition of Major Lease at any Individual Property), beyond any applicable notice and cure period, and, if any of such lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of Security Deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument, the Pledge Agreement, the Collateral or the Property.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request (but no more than one time in any calendar year so long as no Event of Default has occurred and is continuing), duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may reasonably require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, no free rent or other concessions are due lessee and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c) Borrower shall use commercially reasonable efforts to deliver to Lender, within fifteen (15) Business Days of request, estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Lender.

(d) Upon Lender’s request, Borrower shall use commercially reasonable efforts to deliver to Lender an estoppel certificate from the lessor under the Ground Lease in a form reasonably acceptable to such lessor and Lender stating that (i) the Ground Lease is in full force and effect and has not been modified, amended or assigned, (ii) neither the lessor nor Borrower is in default under any of the terms, covenants or provisions of the Ground Lease and such lessor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Ground Lease, (iii) neither the lessor nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Ground Lease and (iv) all sums due and payable under the Ground Lease have been paid in full.

Confidential Treatment Requested by Retail Value Inc. RVI-224.

Pursuant to 17 C.F.R. Section 200.83.

Section 4.14. Leases and Rents.

(a) Unless Borrower shall have received Lender’s prior written consent, all Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms with unaffiliated, third parties (unless otherwise consented to by Lender), (iii) for each Individual Continental Property, provide that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale and (iv) not contain any terms which would have a Material Adverse Effect. Notwithstanding anything to the contrary contained herein, Borrower shall not, without the prior written approval of Lender (which approval shall not be unreasonably withheld or delayed), enter into, renew, extend, amend, modify, permit any assignment of or subletting under, waive any material provisions of, release any party to, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Major Lease at an Individual Continental Property. At any time that Lender’s approval is required under this Section 4.14(a), provided no Event of Default is continuing, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.

(b) Without limitation of subsection (a) above, except in connection with Prior Hurricane Damage, Borrower (i) shall observe and perform the material obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner (which shall not, for the avoidance of doubt, require termination thereof); (iii) shall not collect any of the Rents more than one (1) month in advance (other than Security Deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, without Lender’s prior written consent, alter, modify or change any Lease to the extent the same would, individually or in the aggregate, (A) cause any such Lease to violate Section 4.14(a)(i) through (iii) above or (B) have a Material Adverse Effect; and (vi) shall hold all Security Deposits in accordance with Legal Requirements. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(c) Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information required to be delivered pursuant to the terms of this Agreement regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Borrower further agrees to provide Lender on a quarterly basis with written notice of any Tenants under any Major Leases “going dark” under such Tenant’s Major Lease, it being understood that, with respect to any Individual Puerto Rico Property for which the related PR Restoration has been completed in accordance with Section 4.29 hereof, the foregoing notice requirement shall apply to any Major Lease at such Individual Puerto Rico Property. Borrower agrees to use commercially reasonable efforts to provide Lender with written notice of any monetary event of default under a Major Lease within ten (10) Business Days after the occurrence of any such event of default, it being understood that, with respect to any Individual Puerto Rico Property for which the related PR Restoration has been completed in accordance with Section 4.29 hereof, the foregoing notice requirement shall apply to any Major Lease at such Individual Puerto Rico Property. Borrower’s obligations under this Section 4.14(c) shall be deemed satisfied in the required information is set forth in the reports delivered by Borrower or Sponsor pursuant to Section 4.12.

Confidential Treatment Requested by Retail Value Inc. RVI-225.

Pursuant to 17 C.F.R. Section 200.83.

(d) Borrower shall notify Lender in writing, within five (5) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or payment or other termination fee or payment paid by any Tenant under any Lease at an Individual Continental Property, and Borrower further covenants and agrees that Borrower shall pay to Lender such amount for deposit into the Leasing Reserve Account and such deposit shall not be subject to any “cap” or similar limit relating to the Leasing Reserve Funds.

(e) Upon the occurrence of an Event of Default, Borrower shall, within thirty (30) days of demand by Lender, deliver to Lender all Security Deposits. Without limitation of any other term or provision contained herein, for purposes of clarification, for a Security Deposit to be deemed “delivered to Lender” in connection with the foregoing, the same must be in the form of cash or in a letter of credit solely in Lender’s name.

(f) Lender, at the request of Borrower, shall enter into a subordination, attornment and non-disturbance agreement in a form that is reasonably satisfactory to Lender and such Tenant (a “Non-Disturbance Agreement”) in connection with any Tenant under a Major Lease, any Tenants under a Lease who are leasing the land demised under such Lease and own the improvements thereon or any nationally or regionally recognized Tenant entering into a Lease in each instance, in accordance with the terms and conditions hereof that requires a Non-Disturbance Agreement pursuant to the terms of its Lease (other than a Lease to an Affiliate of Borrower) after the Closing Date; provided that Lender, at the request of Borrower, shall use commercially reasonable efforts to enter into a Non-Disturbance Agreement with all other Tenants. Lender shall promptly respond, at Borrower’s sole costs and expense, to any request by a Tenant under a Major Lease for an amendment to an existing Non-Disturbance Agreement. If Borrower requests Lender to enter into a Non-Disturbance Agreement with any Tenant in substantially the same form attached hereto as Exhibit E, then Lender shall deliver such Non-Disturbance Agreement in such form within ten (10) Business Days of written request therefor. All actual and reasonable, out-of-pocket costs and expenses of Lender and Servicer in connection with the negotiation, preparation, execution and delivery by Lender and Servicer of any Non-Disturbance Agreement shall be paid by Borrower, including, without limitation, reasonable attorneys’ fees and disbursements and the current fee being assessed by Servicer in connection therewith, provided, that such fee to Servicer shall not exceed $1,500.00.

Section 4.15. Management Agreement.

(a) Borrower shall and shall cause Manager to (i) diligently and promptly perform, observe and enforce in all material respects all of the terms, covenants and conditions of the Management Agreement on the part of Borrower or Manager to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement, (ii) promptly notify Lender of any default under the Management Agreement after the expiration of any grace, notice or cure periods; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any written notice that Borrower receives which indicates that Manager is terminating the Management

Confidential Treatment Requested by Retail Value Inc. RVI-226.

Pursuant to 17 C.F.R. Section 200.83.

Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce in a commercially reasonable manner the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

(b) Borrower shall not, without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed), (i) surrender, terminate or cancel the Management Agreement, consent to any assignment of the Manager’s interest under the Management Agreement or otherwise replace Manager or renew or extend any Management Agreement (exclusive of, in each case, any automatic renewal or extension in accordance with its terms) or enter into any other new or replacement management agreement with respect to the Property; provided, however, that Borrower may, in accordance with the terms and conditions of this Section 4.15, replace Manager and/or consent to the assignment of Manager’s interest under the Management Agreement, in each case, in accordance with the applicable terms and conditions hereof and of the other Loan Documents; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; (iv) otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, the Management Agreement in any material respect; or (v) transfer the direct and/or indirect equity interests and/or any change in Control of any Affiliated Manager.

(c) If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be reasonably appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property, subject to the rights of Tenant, at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall notify Lender if any Affiliated Manager sub-contracts to a third party or an Affiliate any or all of its management responsibilities under the Management Agreement and shall notify Lender, promptly following Borrower’s knowledge thereof, if any Manager that is not an Affiliated Manager sub-contracts to a third party.

(d) Borrower shall, from time to time, use its commercially reasonable efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be reasonably requested in writing by Lender, but in no event shall such request be made more than once in any calendar year unless an Event of Default has occurred and is continuing. Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised.

Confidential Treatment Requested by Retail Value Inc. RVI-227.

Pursuant to 17 C.F.R. Section 200.83.

(e) In the event that the Management Agreement is scheduled to expire at any time during the term of the Loan, Borrower shall submit to Lender by no later than thirty (30) days prior to such expiration a draft replacement management agreement for approval in accordance with the terms and conditions hereof.

(f) Borrower shall have the right to replace Manager or consent to the assignment of Manager’s rights under the Management Agreement without the prior written consent of Lender, in each case, to the extent that (i) Lender receives at least thirty (30) days prior written notice of the same (or, to the extent that a New Non-Consolidation Opinion is not required to be delivered with respect to such assignment in accordance with Section 4.15(h) below, five (5) Business Days’ prior written notice of the same), (ii) such replacement or assignment (as applicable) will not result in a Property Document Event or default (after expiration of applicable notice and cure periods) under any Ground Lease or Condominium Documents and (iii) the applicable New Manager is a Qualified Manager engaged pursuant to a Qualified Management Agreement. So long as any Affiliated Manager is being paid in accordance with the terms of the Management Agreement, such Affiliated Manager shall not (and Borrower shall not permit such Affiliated Manager to) resign as Manager or otherwise cease managing the Property until a New Manager is engaged to manage the Property in accordance with the applicable terms and conditions hereof and of the other Loan Documents.

(g) Without limitation of the foregoing, if the Management Agreement is terminated or expires (including, without limitation, pursuant to the Assignment of Management Agreement), comes up for renewal or extension (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), ceases to be in full force or effect or is for any other reason no longer in effect (including, without limitation, in connection with any Sale or Pledge), then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth herein and in the Assignment of Management Agreement, a New Manager to manage the Property, which such New Manager shall (i) to the extent an Event of Default is continuing and if opted by Lender, selected by Lender and (ii) be a Qualified Manager and shall be engaged pursuant to a Qualified Management Agreement.

(h) As conditions precedent to any engagement of a New Manager hereunder, (i) New Manager and Borrower shall execute an Assignment of Management Agreement in the form required by Lender (with such changes thereto as may be required by the Rating Agencies), and (ii) to the extent that such New Manager is an Affiliated Manager, unless such New Manager is assuming the Management Agreement and not entering into a new Qualified Management Agreement, Borrower shall deliver to Lender a New Non-Consolidation Opinion with respect to such New Manager and new management agreement.

(i) Any sums expended by Lender pursuant to this Section, to the extent not paid by Borrower within five (5) Business Days of Lender’s demand therefor, shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Confidential Treatment Requested by Retail Value Inc. RVI-228.

Pursuant to 17 C.F.R. Section 200.83.

(j) Borrower shall notify Lender if Manager sub-contracts to a third party or an Affiliate (any such Person, a “Sub-Manager”) any or all of its management responsibilities under the Management Agreement. Each Sub-Manager must be a Qualified Manager and each sub-management agreement must be a Qualified Management Agreement. Unless the sub-management agreement provides that (w) the sub-management agreement and any fees or other amounts owing to Sub-Manager are subordinate to the Loan, (x) Sub-Manager shall look to Borrower (not Lender or any designee or nominee of Lender) for payment of any fees or other amounts due and owing under the related sub-management agreement, (y) the sub-management agreement automatically terminates (with no liability to Lender) upon the termination of the Management Agreement and (z) Sub-Manager shall deposit all Rents and other revenue from the applicable Individual Property into the applicable Restricted Account within one (1) Business Day of receipt, Borrower shall cause any Sub-Manager to execute and deliver to Lender an assignment of sub-management agreement and subordination of sub-management fees substantially in the form as the Assignment of Management Agreement on the Closing Date, with such changes as may be approved by Lender in its reasonable discretion (or of such other form and substance reasonably acceptable to Lender, Borrower and Sub-Manager), executed and delivered to Lender by Borrower, Manager and Sub-Manager.

Section 4.16. Payment for Labor and Materials.

(a) Subject to Section 4.16(b) below, and, in respect to the Individual Puerto Rico Properties, from and after the completion (which date of completion shall be determined by Borrower exercising its commercially reasonable business judgment) of the PR Restoration, Borrower will pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred by or on behalf of Borrower in connection with the Property (any such bills and costs, a “Work Charge”) and never permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.

(b) After prior written notice to Lender with respect to any matters at an Individual Property which are reasonably expected to be in excess of $500,000 (on an individual basis) (provided, however that, prior written notice to Lender is required at any time the aggregate amount of disputed Work Charges at a given time is equal to or greater than $1,500,000), Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to any Individual Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any

Confidential Treatment Requested by Retail Value Inc. RVI-229.

Pursuant to 17 C.F.R. Section 200.83.

part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the applicable Individual Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) to the extent that the aggregate amount reasonably determined to cause Borrower’s compliance with such Work Charge exceeds $500,000, Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.17. Performance of Other Agreements. Except as excused or delayed in connection with any Prior Hurricane Damage, Borrower shall observe and perform each and every material term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property (or any portion thereof), or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

Section 4.18. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith or settlement of Tenant or similar disputes) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.19. ERISA.

(a) Assuming no source of funds for the Loan constitutes “plan assets” within the meaning of Section 3(42) of ERISA, none of Pledgor, Additional Obligor, any SPE Component Entity or Borrower shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Security Instrument, as requested by Lender in its reasonable discretion, that (i) none of Pledgor, Additional Obligor, any SPE Component Entity, or Borrower is an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) none of Pledgor, Additional Obligor, any SPE Component Entity, or Borrower is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

Confidential Treatment Requested by Retail Value Inc. RVI-230.

Pursuant to 17 C.F.R. Section 200.83.

(B) Less than 25 percent of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101, as modified by Section 3(42) of ERISA; or

(C) Pledgor, Additional Obligor, any SPE Component Entity, or Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

(c) None of Pledgor, Additional Obligor, any SPE Component Entity, or Borrower shall maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any member of Pledgor’s, Additional Obligor’s, any SPE Component Entity’s, or Borrower’s “controlled group of corporations” to maintain, sponsor, contribute to or become obligated to contribute to a “defined benefit plan” or a “multiemployer pension plan”. The terms in quotes above are defined in Section 3.7 of this Agreement.

Section 4.20. No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from the applicable Individual Property, or (b) any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the applicable Individual Property.

Section 4.21. Alterations. Notwithstanding anything contained herein (including, without limitation, Article 8 hereof) to the contrary, Lender’s prior approval shall be required in connection with any alterations to any Improvements (specifically excluding any alterations in connection with the PR Restoration) (a) that could reasonably be expected to have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the applicable Alteration Threshold, but specifically excluding (1) the costs of any capital expenditures and tenant improvements set forth in Leases entered into in accordance with this Agreement, (2) Unfunded Obligations, (3) Immediate Repairs, (4) Environmental Work, (5) the additional environmental work set forth on Schedule 4.25 hereof, (6) the PR Restoration work and (7) alterations set forth on an Approved Annual Budget or (c) that are structural in nature and could reasonably be expected to have a Material Adverse Effect, which approval may be granted or withheld in Lender’s reasonable discretion. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the applicable Alteration Threshold, but specifically excluding the costs of any capital expenditures and tenant improvements set forth in Leases entered into in accordance with this Agreement, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other security reasonably acceptable to Lender, (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and

Confidential Treatment Requested by Retail Value Inc. RVI-231.

Pursuant to 17 C.F.R. Section 200.83.

issuer of same). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the applicable Alteration Threshold and shall (1) so long as no Event of Default and no Trigger Period has occurred and is continuing, be released to Borrower and (2) to the extent that a Trigger Period has occurred and is continuing, but no Event of Default is continuing, be deposited in the Cash Management Account, in each instance, when the remaining unpaid amounts with respect to such alterations are equal to or less than the Alteration Threshold. At any time that Lender’s approval is required under this Section 4.21, provided no Event of Default is continuing, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.

Section 4.22. Property Document Covenants. Without limiting the other provisions of this Agreement and the other Loan Documents, except as excused or delayed in connection with the Prior Hurricane Damage, Borrower shall (i) reasonably perform and/or observe, in all material respects and using commercially reasonable business judgment, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Property Documents of which it is aware that could have a Material Adverse Effect on such Individual Property; (iii) use commercially reasonable efforts to enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed under the Property Documents in a manner that will not result in a Material Adverse Effect on such Individual Property; (iv) cause the applicable Individual Property to be operated, in all material respects, in accordance with the Property Documents in a manner that will not result in a Material Adverse Effect on such Individual Property; and (v) if the foregoing could reasonably be expected to cause a Material Adverse Effect on such Individual Property, not, without the prior written consent of Lender, (A) enter into any new Property Document or replace or execute material modifications to any existing Property Documents or renew or extend the same (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (B) surrender, terminate or cancel the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, or (D) increase or consent to the increase of the amount of any charges payable by Borrower in any material respects under the Property Documents, other than pursuant to the express terms thereof, and (iv) following the occurrence and during the continuance of an Event of Default, not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents, other than pursuant to the express terms thereof.

Section 4.23. Environmental Liability Insurance Policy. Borrower shall maintain in full force and effect at all times during the term of the Loan the applicable environmental insurance policy or policies approved by Lender and in effect on the Closing Date.

Section 4.24. Additional Deferred Maintenance. Borrower shall use commercially reasonable efforts to diligently pursue to completion in accordance with all applicable Legal Requirements the repair of the non-hurricane related structural issues at the Individual Puerto Rico Property described on Schedule 3.12(e) attached hereto and shall promptly provide to Lender evidence, satisfactory to Lender, of the same when such work is completed. With respect to the Individual Property commonly known as West Allis and the work described on Schedule 3.18(i) related thereto, Borrower shall use commercially reasonable efforts to diligently pursue to

Confidential Treatment Requested by Retail Value Inc. RVI-232.

Pursuant to 17 C.F.R. Section 200.83.

completion in accordance with all applicable Legal Requirements the completion of such work and the cancellation of the related bond and shall promptly provide to Lender evidence, satisfactory to Lender, of the same when such work is completed and the bond is cancelled.

Section 4.25. Environmental Requirements. Borrower shall promptly commence and diligently pursue the completion of the environmental remediation, testing and repair, in each instance, as set forth on Schedule 4.25 hereof (the “Environmental Work”), in accordance with all Environmental Laws, other applicable Legal Requirements and any applicable O&M Program.

Section 4.26. Condominium Covenants.

(a) With respect to each Condominium, Borrower covenants as follows:

(i) it will not, without Lender’s prior written consent, vote to amend, modify, supplement or terminate, or consent to (1) the termination of any of the Condominium Documents or (2) the amendment, modification or supplementation of any of the Condominium Documents, in each case, in any material respect which would cause a Material Adverse Effect on the applicable Individual Property;

(ii) it will pay (or cause to be paid) all Condominium Charges and expenses actually assessed against, and payable by, those Units then owned or leased by it pursuant to the applicable Condominium Documents (or Ground Lease, if applicable) prior to delinquency, other than assessments or Condominium Charges that are being contested in good faith pursuant to the applicable Condominium Documents and this Agreement;

(iii) it will comply in all material respects with all of the terms, covenants and conditions on its part to be complied with, pursuant to the applicable Condominium Documents and any applicable Condominium Laws and rules and regulations that may be adopted for the Condominium as the same shall be in force and effect from time to time, provided that the failure of the Condominium Board to be inactive shall not be a breach of this clause (iii) as long as such inactivity does not give rise to a Material Adverse Effect on such Individual Property;

(iv) it will take all commercially reasonable actions as may be necessary from time to time to preserve and maintain the Condominium in accordance with the applicable Condominium Law; it will not, without the prior written consent of Lender, take (and hereby assigns to Lender any right it may have to take) any action to terminate the Condominium, withdraw the Condominium from the Condominium Law, or cause a partition of the Condominium;

(v) it will not, without Lender’s prior written consent, (A) vote to permit any of the terms or provisions of the Condominium Documents to be materially modified, supplemented or amended, including, without limitation, changing the boundaries of any Unit, changing any ownership percentage interest or vote allocated to a Unit or changing any rights of Borrower to appoint members to the Condominium Board or permit the Condominium to be terminated, withdrawn from a condominium regime, partitioned, subdivided, expanded or otherwise modified and/or (B) relinquish any rights that Borrower has under the Condominium Documents;

Confidential Treatment Requested by Retail Value Inc. RVI-233.

Pursuant to 17 C.F.R. Section 200.83.

(vi) for so long as Borrower or Manager controls the Condominium Board, it shall use commercially reasonable efforts to cause the Condominium Board to (a) promptly comply with all Legal Requirements applicable to the Condominium and the Unit which Borrower owns, leases or otherwise occupies, (b) to the extent in Borrower’s control, promptly repair, replace or rebuild any part of the Condominium and the Units to the extent benefitting the Unit owned, leased or otherwise used by the Borrower which may be damaged or destroyed by any casualty or which may be affected by any condemnation proceeding and Borrower shall not in such event vote to not repair, restore or rebuild such Condominium without the prior written consent of Lender, (c) complete and pay for, within a reasonable time, any structure at any time in the process of construction or repair on the Condominium and the Units to the extent required to be completed or paid for by Borrower under the applicable Condominium Documents, (d) to the extent that it has the power and authority to do so, refrain from taking any action with respect to the Condominium and/or the Unit owned or leased by the applicable Borrower that would be contrary to or inconsistent with, in any material respect, any applicable covenant contained in this Agreement, the related Security Instrument or any other Loan Document, (e) refrain from establishing significant working capital reserves or other similar reserves or to undertake significant capital expenditures without Lender’s prior written consent, provided that Lender’s consent shall not be required for any working capital reserves or other similar reserves intended to cover the costs of repairs, alterations or other work otherwise permitted hereunder and (f) refrain from creating any new Units or selling any Units; and

(vii) (A) With respect to the Silver Spring Square Condominium (1) it has obtained resignation letters from each voting member of the related Condominium Board appointed or selected by Borrower and any officers of the Silver Spring Square Condominium appointed by Borrower, which resignation letters are attached hereto as Exhibit H and shall be held by Lender in escrow and may, at Lender’s option, be submitted at any time after Lender’s acceleration of the Loan following an Event of Default and (2) to the extent any voting member (including any officers or directors) of the related Condominium Board is appointed or selected by Borrower after the Closing Date, it shall obtain resignation letters in substantially the same form as the resignations attached hereto as Exhibit H from each voting member of such Condominium Board appointed by or selected by Borrower and any officers of the Silver Spring Square Condominium appointed by Borrower to be held by Lender in escrow and may, at Lender’s option, be submitted at any time after Lender’s acceleration of the Loan following an Event of Default; and (B) with respect to the Seabrook Condominium, in the event that the Seabrook Condominium becomes active and board members are appointed, Borrower shall provide to Lender prompt notice thereof and in connection with Borrower’s activation of such association and appointment of board members, Borrower shall obtain resignation letters from each voting member of the related Condominium Board appointed or selected by Borrower and any officers of the Seabrook Condominium appointed by Borrower, which resignation letters shall be in form and substance reasonably acceptable to Lender and shall be held by Lender in escrow and may, at Lender’s option, be submitted at any time after Lender’s acceleration of the Loan following an Event of Default.

Confidential Treatment Requested by Retail Value Inc. RVI-234.

Pursuant to 17 C.F.R. Section 200.83.

(b) The provisions of Article 7 hereof shall apply to the entirety of any Individual Continental Property that is a Condominium as provided herein, notwithstanding the submission of any portion of such Individual Continental Property to applicable Condominium Law. Without limiting the generality of the foregoing, Borrower, for and on behalf of itself and its direct and indirect successors and assigns as owner(s) or lessee(s) of condominium units in the Condominium or any of them, (i) irrevocably waives, to the extent permitted by law and the Condominium Documents, any applicable law which grants to the trustees or the board of directors of the Condominium and/or the owners and/or lessee(s) of the condominium units rights in the event of a casualty or a condemnation which are inconsistent with the provisions of Article 7 hereof and (ii) expressly agrees to the application of the insurance proceeds and condemnation awards in accordance with Article 7 hereof to the extent permitted by applicable law and the Condominium Documents.

(c) Lender shall have the right, subject to any required consent of the Unit owners and, if applicable, lessees, at reasonable times and upon reasonable notice, to inspect the records of the Condominium as provided in the Condominium Documents until such time as the Debt is paid in full.

(d) Borrower will use commercially reasonable efforts to obtain and deliver to the Lender, a true and correct copy of any notice of material default or other material notice given to Borrower in respect of the observance of the Condominium Documents or any of them.

(e) Without the prior written consent of the Lender, Borrower shall not vote to approve any of the following matters in connection with any Condominium (unless expressly required under the Condominium Documents): (i) any material and adverse change in the nature and amount of any insurance covering all or a part of the Condominium and the disposition of any proceeds thereof, but only to the extent any of the foregoing violates the Loan Documents; (ii) the manner in which any condemnation or threat of condemnation of all or a part of the applicable Individual Property shall be defended or settled and the disposition of any award or settlement in connection therewith, but only to the extent the foregoing violates the Loan Documents; (iii) any amendment to the Condominium Documents which by its terms requires the consent of Lender and any removal of any portion of the applicable Individual Continental Property from the provisions of the Condominium Law; (iv) the creation of, or any change in, any private restrictive covenant, zoning ordinance, or other public or private restrictions, now or hereafter limiting or defining the uses which may be made of the applicable Individual Property or any part thereof, other than Permitted Encumbrances in each event to the extent that same is reasonably likely to cause a Material Adverse Effect on such Individual Continental Property or (v) any material relocation of the boundaries of the applicable Individual Continental Property.

(f) During the continuance of an Event of Default, Lender shall have the right, to the extent permitted under the Condominium Documents, but not the obligation, to cure any default by Borrower under the Condominium Documents to the extent such default could reasonably be expected to have a Material Adverse Effect on the Individual Property.

(g) Upon the occurrence and continuance of an Event of Default, Lender may vote in place of Borrower and may exercise any and all of the rights and privileges of Borrower. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to

Confidential Treatment Requested by Retail Value Inc. RVI-235.

Pursuant to 17 C.F.R. Section 200.83.

vote as Borrower’s proxy and to act with respect to all of said rights so long as such Event of Default continues hereunder or under any other Loan Documents. Notwithstanding anything contained herein to the contrary, nothing contained herein or otherwise shall render Lender liable for any Condominium Charges.

(h) During the continuance of an Event of Default, Lender shall have the right to participate in any arbitration proceeding instituted in accordance with the provisions of the Condominium Documents.

(i) Borrower shall not implement any Condominium regime at any Property without the prior written consent of Lender.

Section 4.27. Ground Lease.

(a) Borrower shall, at Borrower’s sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Borrower as lessee under the Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under the Ground Lease). Borrower shall not provide any notice of non-renewal of the Ground Lease to Ground Lessor.

(b) The actions or payments of Lender to cure any default by Borrower under the Ground Lease shall not remove or waive, as between Borrower and Lender, the default that occurred under this Agreement by virtue of the default by Borrower under the Ground Lease unless and until the Borrower shall have reimbursed Lender for all sums referenced in the immediately succeeding sentence and the applicable default shall have been cured. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the related Security Instrument.

(c) Borrower shall notify Lender promptly in writing of the occurrence of any material default by Ground Lessor under the Ground Lease or following the receipt by Borrower of any written notice from Ground Lessor under the Ground Lease noting or claiming the occurrence of any default by Borrower under the Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under the Ground Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(d) Upon written request from Lender and provided that Borrower shall not have notified Lender or does not notify Lender within five (5) Business Days of receipt of such request of Lender, of its intent to release the Ground Leased Property in accordance with Section 2.10, Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under the Ground Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to each Ground Leased Property. Borrower irrevocably appoints Lender

Confidential Treatment Requested by Retail Value Inc. RVI-236.

Pursuant to 17 C.F.R. Section 200.83.

as its true and lawful attorney in fact to do, in its name or otherwise, unless Borrower has notified Lender of its intention to release the Ground Leased Property in accordance with Section 2.10, during the continuance of an Event of Default, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to each Ground Lease, including, without limitation, the right to effectuate any extension or renewal of each Ground Lease, or to preserve any rights of Borrower whatsoever in respect of any part of each Ground Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(e) Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease within the time periods prescribed under the applicable Ground Lease but under no circumstances later than the current expiration date under the terms of the Ground Lease (the “Renewal Deadline”), and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Borrower’s failure to exercise the aforesaid renewal option within the aforesaid period shall, at Lender’s option, constitute an immediate Event of Default hereunder. Additionally, Borrower acknowledges that Borrower has delivered to Lender an original executed but undated notice to the landlord under the Ground Lease exercising Borrower’s renewal rights thereunder (such notice, the “Renewal Notice”), which renewal notice is attached hereto as Exhibit G. Borrower hereby irrevocably grants Lender the right to date and transmit the Renewal Notice to the landlord under the Ground Lease; provided, however, Lender shall only do so if, as of the Renewal Deadline, Lender is not in receipt of evidence reasonably acceptable to Lender that Borrower has exercised its right to renew the Ground Lease. Notwithstanding the foregoing to the contrary, with respect to the Peach Street Ground Lease, Borrower shall be entitled, with Lender’s prior written consent (which consent shall not be unreasonably witheld), to not renew such Ground Lease and, if Lender’s consent to Borrower’s request not to renew such Ground Lease is granted, neither Lender nor Borrower shall submit the Renewal Notice and no Event of Default shall exist (or be deemed to exist) because of such failure.

(f) Notwithstanding anything contained in the Ground Lease to the contrary, Borrower shall not, without prior written consent of Lender, sublet any portion of the leasehold estate created by the Ground Lease except in accordance with the express terms and conditions of this Agreement as is applicable to Leases.

(g) Notwithstanding anything to the contrary contained in this Agreement with respect to the Ground Lease:

(i) The lien of the related Security Instrument attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, 11 U.S.C. Sections 101 et seq., including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the related Ground Leased Property.

(ii) Borrower shall not, without Lender’s prior written consent, elect to treat the Ground Lease as terminated under Subsection 365(h)(l) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

Confidential Treatment Requested by Retail Value Inc. RVI-237.

Pursuant to 17 C.F.R. Section 200.83.

(iii) As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising from any rejection by the lessor under the Ground Lease under the Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied to all costs and expenses of Lender (including, without limitation, attorneys’ fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv) If, pursuant to Subsection 365(h) of the Bankruptcy Code, Borrower seeks to offset, against the rent reserved in the Ground Lease, the amount of any damages caused by the nonperformance by the lessor of any of its obligations thereunder after the rejection by lessor of the Ground Lease under the Bankruptcy Code, then Borrower shall not affect any offset of such amounts unless it shall have provided written notice to Lender of its intent to do so and Lender shall have consented thereto (provided Lender shall be deemed to have consented thereto if it shall fail to object to the same in written notice to Borrower within ten (10) Business Days after receipt of the aforementioned notice in which case Borrower may proceed to offset the amounts set forth in Borrower’s notice).

(v) If any action, proceeding, motion or notice shall be commenced or filed in respect of any lessor of all or any part of the Ground Leased Property in connection with any case under the Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all reasonable actual out of pocket costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the lien of the related Security Instrument.

(vi) Borrower shall promptly, after obtaining knowledge of such filing notify Lender in writing of any filing by or against the lessor under the Ground Lease of a petition under the Bankruptcy Code, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(vii) If Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the Ground Lease by reason of foreclosure of the applicable Security Instrument, deed in lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the Ground Lease, and (y) be entitled to

Confidential Treatment Requested by Retail Value Inc. RVI-238.

Pursuant to 17 C.F.R. Section 200.83.

exercise all of the rights and benefits accruing to Borrower under the Ground Lease. At such time as Lender shall request, Borrower agrees to execute and deliver and use commercially reasonable efforts to cause any third party to execute and deliver to Lender such documents as Lender and its counsel may reasonably require in order to insure that the provisions of this section will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower.

(viii) Borrower shall not, without Lender’s written consent, fail to exercise any option or right to renew or extend the term of the Ground Lease in accordance with the terms of the related Ground Lease, and shall give immediate written notice to Lender and shall execute, acknowledge, deliver and record any document requested by Lender to evidence the lien of the related Security Instrument on such extended or renewed lease term; provided, however, Borrower shall not be required to exercise any particular such option or right to renew or extend (or to permit the term of the Ground Lease to renew or extend automatically) to the extent Borrower shall have received the prior written consent of Lender (which consent may not be unreasonably withheld, delayed or conditioned) allowing Borrower to forgo exercising such option or right to renew or extend. If Borrower shall fail to exercise any such option or right as aforesaid within thirty (30) days prior to the date when required, Lender may exercise the option or right as Borrower’s agent and attorney in fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion.

(ix) Borrower shall not waive, excuse, condone or in any way release or discharge the Ground Lessor under the Ground Lease of or from the Ground Lessor’s material obligations, covenant and/or conditions under the related Ground Lease without the prior written consent of Lender (which consent will not be unreasonably withheld, delayed or conditioned).

(x) Borrower shall not, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend, the Ground Lease, other than an extension of the term under its terms, or an expiration of the Ground Lease pursuant to its terms, provided that Borrower may, without the prior written consent of Lender, enter into a material modification of the Crossroads Ground Lease in order to make the Crossroads Property more marketable for sale (as determined by Borrower exercising its commercially reasonable business judgment), so long as (I) there exists no Event of Default, (II) such modification does not adversely affect Lender’s lien under the Loan Documents or Lender’s rights and interests in, to and under the Crossroads Ground Lease or otherwise cause a Material Adverse Effect with respect to the Crossroads Property, and (III) Lender shall have received a copy of any such amendment to the Crossroads Ground Lease and an updated estoppel from the Ground Lessor thereunder, which estoppel shall be (A) dated on or about the date of, and delivered simultaneously with, the execution of such amendment, (B) substantially similar to the estoppel delivered to Lender in connection with the closing of the Loan and (C) otherwise reasonably acceptable to Lender. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of Ground Lessor’s interest in the Ground Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in the Ground Lease, unless consent to such merger is granted by Lender.

Confidential Treatment Requested by Retail Value Inc. RVI-239.

Pursuant to 17 C.F.R. Section 200.83.

Section 4.28. Additional Collateral.

(a) Each of Additional Obligor and Borrower hereby unconditionally and absolutely assigns, transfers and sets over unto Lender all of Additional Obligor ‘s and Borrower’s right, title and interest in and to the Additional Collateral, it being intended that this assignment be an absolute assignment from Additional Obligor and Borrower to Lender and not merely the granting of a security interest. Until the occurrence of an Event of Default which remains uncured, Additional Obligor and Borrower may retain, use and enjoy the benefits of the Additional Collateral. Upon the occurrence and during the continuance of an Event of Default, the license described in the preceding sentence shall, upon Lender’s written election, be revoked, and Lender may elect to exercise any and all of Lender’s rights and remedies hereunder; provided, however, that upon Lender’s acceptance of Additional Obligor’s and/or Borrower’s cure or Lender’s waiver of such Event of Default (provided that no other Event of Default is continuing), the license granted to Additional Obligor and Borrower pursuant to this clause (a) shall automatically be reinstated.

(b) Subject to applicable Legal Requirements, each of Additional Obligor and Borrower hereby irrevocably constitutes and appoints Lender (and any of its officers) as the true and lawful agent and attorney-in-fact (with full powers of substitution) for Additional Obligor and/or Borrower, to, during the continuance of an Event of Default, demand, receive and enforce Additional Obligor’s and/or Borrower’s rights with respect to the Additional Collateral, to give appropriate receipts, releases, and satisfactions for and on behalf of Additional Obligor and/or Borrower and to do any and all acts in the name, place, and stead of Additional Obligor and/or Borrower or in the name of Lender with the same force and effect as Additional Obligor and/or Borrower could do if the foregoing assignment had not been made. The power-of-attorney granted in this clause (b) is deemed to be a power coupled with an interest and shall not terminate until the expiration or termination of the foregoing assignment.

(c) Each of Additional Obligor and Borrower shall remain liable to, and shall, perform all of its material obligations under the Additional Collateral. Additional Obligor and Borrower shall, at their sole cost and expense, enforce the Additional Collateral in a commercially reasonable manner and comply with all of its material obligations under the Additional Collateral. Each of Additional Obligor and Borrower shall give Lender notice of any default by any party under the Additional Collateral, in any case, which is likely to result in a Material Adverse Effect. So long as (i) each of Additional Obligor and Borrower is acting in the ordinary course of business, and (ii) no Event of Default has occurred and is continuing, except as otherwise provided in the Loan Documents, each of Additional Obligor and Borrower may alter, amend, extend, modify, change, cancel or terminate any of the Additional Collateral, provided that such alterations, amendments, extensions, modifications, changes, cancellations and terminations, taken as a whole, are not likely to result in a Material Adverse Effect. So long as (i) each of Additional Obligor and Borrower is acting in the ordinary course of business, and (ii) no Event of Default has occurred and is continuing, except as otherwise provided in the other Loan Documents, Additional Obligor and Borrower may enter into new Additional Collateral on commercially reasonable terms without Lender’s prior written consent in each instance in accordance with the terms and provisions of the Loan Documents.

Confidential Treatment Requested by Retail Value Inc. RVI-240.

Pursuant to 17 C.F.R. Section 200.83.

Section 4.29. Use of Casualty Proceeds.

(a) Borrower shall have the right to withdraw and use the Casualty Proceeds on deposit in the Casualty Proceeds Restricted Account on any Business Day, provided there exists no Event of Default or Mezzanine Loan Default and the terms and provisions of this Section 4.29 are satisfied, as determined by Lender in its reasonable discretion, and provided, further, that such Casualty Proceeds are used to pay for Restoration Costs or toward the payment of the Debt.

(b) Borrower has prepared preliminary or final drafts of the PR Restoration Budget, which details all costs projected by Borrower to be incurred by Borrower in connection with the PR Restoration of each Affected Individual PR Property (such costs, the “Restoration Costs”), with sufficient detail on a line item basis.

(c) Borrower may revise the PR Restoration Budget from time to time, provided that any such revisions to the PR Restoration Budget shall be delivered to Lender.

(d) The PR Restoration shall be completed in accordance with all applicable Legal Requirements, the PR Restoration Budget and the terms and provisions of this Agreement and the other Loan Documents.

(e) Borrower shall have the right to settle all claims related to the Prior Hurricane Damage under the insurance policies for the Affected Individual PR Properties without Lender’s consent, provided that (a) no Event of Default has occurred and is continuing, and (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims. Notwithstanding the foregoing, if an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims related to the Prior Hurricane Damage under such policies.

(f) During the continuance of an Event of Default, upon written request of Lender, Borrower shall cooperate with Lender to assign to Lender, as applicable, any and all plans and specifications required in connection with the PR Restoration, all contracts and subcontracts and other agreements with any materialmen, architects, engineers and other contractors performing work in connection with the PR Restoration and all permits, licenses and approvals required or obtained in connection with the PR Restoration. All out-of-pocket third party costs and expenses incurred by Lender in connection with the PR Restoration and the Casualty Proceeds Restricted Account shall be paid by Borrower.

(g) Within thirty (30) days of the end of each calendar month until all Casualty Proceeds have been exhausted, which obligation shall not be a condition precedent to the right of Borrower to withdraw and use the Casualty Proceeds on deposit in the Casualty Proceeds Restricted Account, Borrower shall deliver to Lender a certificate from Borrower (A) stating that the items funded by the withdrawals from the Casualty Proceeds Restricted Account during the preceding calendar month were used to pay for Restoration Costs or amounts due and payable under the Loan, (B) if such amounts were used to pay for Restoration Costs, identifying the amount withdrawn from the Casualty Proceeds Restricted Account and the Affected Individual PR Property that was the beneficiary of expenditure and certifying that such amounts

Confidential Treatment Requested by Retail Value Inc. RVI-241.

Pursuant to 17 C.F.R. Section 200.83.

were used in accordance with the approved PR Restoration Budget, (C) if such amounts were used to pay for amounts due and payable under the Loan, identifying the amount withdrawn from the Casualty Proceeds Restricted Account and the items funded with such amounts, (D) stating that all Restoration Costs at the applicable Affected Individual PR Property to be funded by the withdrawals from the Casualty Proceeds Restricted Account during the preceding calendar month have been completed, to the extent of such payment, in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the PR Restoration (if any), (E) identifying each Person that supplied materials or labor in connection with the Restoration Costs funded by the withdrawals from the Casualty Proceeds Restricted Account during the preceding calendar month and (F) stating that each such Person has been paid in full, such certificate to be accompanied by, to the extent available in Puerto Rico and otherwise in the possession and/or control of Borrower or its Affiliates, lien waivers, invoices and/or other evidence of payment of amounts owing reasonably satisfactory to Lender for payments in excess of $50,000.

(h) At Lender’s option (which option shall, to the extent there exists no Event of Default, be only exercisable up to two (2) times in any twelve (12) month period), if the cost of any individual Restoration Cost exceeds $100,000, a title search (at Borrower’s cost and expense) for the applicable Affected Individual PR Property indicating that the applicable Affected Individual PR Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances.

(i) Nothing in this Agreement shall (i) make Lender responsible for making or completing the PR Restoration; (ii) require Lender to expend funds to complete any such PR Restoration; (iii) obligate Lender to proceed with the PR Restoration; or (iv) obligate Lender to demand from Borrower additional sums to complete any such PR Restoration.

(j) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Affected Individual PR Property upon reasonably advance notice during normal business hours (subject to the rights of Tenants under their Leases) to inspect, from time to time, the progress of any PR Restoration and all materials being used in connection therewith and to examine all plans and shop drawings relating to such PR Restoration. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

(k) Within thirty (30) days of the completion (which date of completion shall be determined by Borrower exercising its commercially reasonable business judgment) of the PR Restoration at an Affected Individual PR Property, Borrower shall deliver to Lender an Officer’s Certificate (x) confirming that such PR Restoration at such Affected Individual PR Property has been completed (and all Restoration Costs for such Affected Individual PR Property have been paid in full) in accordance with the PR Restoration Budget, all Legal Requirements and this Agreement, (y) as of the date of such completion of the PR Restoration, remaking each of the representations and warranties with respect to the Individual Puerto Rico Properties (without qualification as to the PR Property Representation Condition or the Prior Hurricane Damage set

Confidential Treatment Requested by Retail Value Inc. RVI-242.

Pursuant to 17 C.F.R. Section 200.83.

forth in the Loan Documents and (z) attaching all lien waivers not previously delivered to Lender that are in Borrower’s or its Affiliates’ possession or control) set forth in Article 3 hereof for the benefit of Lender with respect to such Affected Individual PR Property with any exceptions as Borrower deems reasonably necessary to such representations and warranties being described on a schedule attached to such Officer’s Certificate. Upon completion of the PR Restoration for each such Affected Individual PR Property, the covenants contained in the Loan Documents shall apply to such Affected Individual PR Property from and after the date of such completion without any reference to, or be qualified by, the Prior Hurricane Damage, the PR Property Representation Condition or the PR Restoration. Upon delivery of the Officer’s Certificate to Lender referred to above, Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Affected Individual PR Property for which the PR Restoration has been completed upon reasonable advance notice during normal business hours (subject to the rights of Tenants under their Leases) to conduct a final inspection of such Affected Individual PR Property.

(l) Provided no Event of Default has occurred and is continuing, any Casualty Proceeds remaining in the Casualty Proceeds Restricted Account after the completion of the PR Restoration at each Individual Puerto Rico Property affected by the Prior Hurricane Damage shall be disbursed to Borrower upon receipt by Lender of evidence (satisfactory to Lender in all respects), which evidence may include updated property condition reports, zoning reports and final unconditional lien waivers, that all Affected Individual PR Property have been fully restored in accordance with all Legal Requirements and this Agreement.

Section 4.30. REIT Distributions. During the term of the Loan, and after the Spinoff Transaction, Borrower and Sponsor shall undertake all reasonable and necessary actions to preserve Sponsor’s status as a REIT. In connection therewith, notwithstanding anything in this Agreement to the contrary, for each taxable year of Sponsor, Borrower and Sponsor shall utilize their respective sources of liquidity in the following order and priority to make any and all Required REIT Distributions and to pay all TRS Taxes and Puerto Rico Taxes:

(a) first, to the extent of available funds and otherwise pursuant to the terms of this Agreement, (i) amounts released to Borrower from the Cash Management Account in accordance with the Loan Documents (after payment of Debt Service and other amounts due and owing under the Loan (including deposits into Reserve Accounts) and Operating Expenses) and (ii) Excess Cash Flow (and Excess Cash Flow Funds) shall be used to pay all Required REIT Distributions, TRS Taxes and Puerto Rico Taxes;

(b) second, available funds from any Corporate Loan (or any other credit facility available to Sponsor or its Affiliates) shall be used to pay all Required REIT Distributions, TRS Taxes and Puerto Rico Taxes until such funds are fully exhausted; and

(c) lastly, available funds from the Required REIT Distributions and Tax Account.

Section 4.31. Puerto Rico Borrower Covenants. Each Puerto Rico Borrower hereby pledges and assigns to Lender as collateral for the Loan and grants to Lender a security interest in, all of such Puerto Rico Borrower’s rights, interests and estates now owned, or hereafter

Confidential Treatment Requested by Retail Value Inc. RVI-243.

Pursuant to 17 C.F.R. Section 200.83.

acquired by such Puerto Rico Borrower, to the extent of such Puerto Rico Borrower’s right, title and interest therein to the following: (i) all Rents and all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Debt; (ii) all insurance proceeds (including ,without limitation, BI Proceeds and Casualty Proceeds) in respect of each Individual Puerto Rico Property under any insurance policies covering each Individual Puerto Rico Property, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to each Individual Puerto Rico Property; (iii) all reserves, escrows and deposit accounts maintained by Puerto Rico Borrower with respect to each Individual Puerto Rico Property, including without limitation, the Accounts and all cash, checks, drafts, certificates, securities, investment property, financial assets, instruments and other property held therein from time to time and all proceeds, products, distributions or dividends or substitutions thereon and thereof; together with all deposits or wire transfers made to such accounts and all cash, checks, drafts, certificates, securities, investment property, financial assets, instruments and other property held therein from time to time and all proceeds, products, distributions or dividends or substitutions thereon and thereof; (iv) all proceeds of any of the foregoing items set forth in subsections (i) through (iii), whether cash, liquidation claims (or other claims) or otherwise; and (v) any and all other rights of Borrower in and to the items set forth in subsections (i) through (iv) above. Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any perfect Lender’s security interest in the foregoing.

ARTICLE 5

ENTITY COVENANTS

Section 5.1. Single Purpose Entity/Separateness.

(a) (I) Each Borrower (other than a Recycled SPE Borrower/SPE Component Entity), each SPE Component Entity, Additional Obligor and each Pledgor has not since its formation, (II) each Recycled SPE Borrower/SPE Component Entity has complied with clauses (i)(A), (ii)(A) and (vii) below since its formation and (III) each Borrower, each SPE Component Entity, Additional Obligor and each Pledgor will not, except as may be provided for in this Agreement or as set forth in Section 5.5:

(i) (A) with respect to Borrower, except with respect to the Previously-Owned Properties, engage in any business or activity other than the ownership, operation, management, leasing and maintenance of the applicable Individual Property, and activities related or incidental thereto, and refinancing the Properties in connection with a repayment of the Loan or any subsequent or other Loan, (B) with respect to Pledgor, own its interest in the Collateral and engage in activities related or incidental thereto, (C) with respect to SPE Component Entity, act as a general partner of the limited partnership that owns the related Individual Property or as member of the limited liability company that owns the related Individual Property and transact lawful business that is incident, necessary and appropriate to accomplish the foregoing and (D) with respect to Additional Obligor, act as the account holder under the Cash Management Account for the benefit of each Borrower;

Confidential Treatment Requested by Retail Value Inc. RVI-244.

Pursuant to 17 C.F.R. Section 200.83.

(ii) (A) with respect to Borrower, except with respect to the Previously-Owned Properties, acquire or own any assets other than (x) the applicable Individual Property, and (y) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of such applicable Individual Property and activities related or incidental thereof, (B) with respect to Pledgor, own its interest in the Collateral and engage in activities related or incidental thereto, (C) with respect to SPE Component Entity and Pledgor, own the limited partnership or limited liability company interests in the related Borrower and personal property necessary or incidental to its ownership of such interests and (D) with respect to Additional Obligor, act as the account holder under the Cash Management Account for the benefit of each Borrower;

(iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer (other than with respect to any transfer permitted pursuant to Section 6.3(iii) hereof) or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents (provided, that, such organizational documents may be amended or modified to the extent that, in addition to the satisfaction of the requirements related thereto set forth therein, Lender’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed and, if required by Lender, a Rating Agency Confirmation are first obtained);

(v) own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity or Pledgor (as applicable), in the applicable Borrower);

(vi) commingle its funds or assets with the funds or assets of any other Person (other than another Person comprising Borrower hereunder);

(vii) other than as permitted by this Agreement, and except with respect to debt that has been paid in full prior to the date of this Agreement, incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than, with respect to Borrower (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than ninety (90) days past the date incurred and paid on or prior to such date, and/or (C) Permitted Equipment Leases, (D) obligations pursuant to the Ground Leases, (E) obligations pursuant to the Previously-Owned Property Sale Agreements; (F) real estate taxes not yet delinquent, (G) Capital Expenditures spent and completed in accordance with this Agreement and paid when due, and (H) tenant allowances and tenant improvements incurred pursuant to Leases entered into in accordance with this Agreement and paid when due; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time (I) with respect to any individual Continental Borrower, three percent (3%) of the outstanding aggregate Allocated Loan Amounts associated with the Individual Continental Property owned

Confidential Treatment Requested by Retail Value Inc. RVI-245.

Pursuant to 17 C.F.R. Section 200.83.

by such Continental Borrower, and (II) with respect to all of the Borrowers, in the aggregate, three percent (3%) of the outstanding principal amount of the Loan. No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Property or Collateral;

(viii) fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates), except that Borrower’s, Pledgor’s, Additional Obligor’s or SPE Component Entity’s assets and liabilities may be included in a consolidated financial statement of its Affiliates so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of Borrower, Pledgor, Additional Obligor or SPE Component Entity from such Affiliates and to indicate that Borrower’s, Pledgor, Additional Obligor or SPE Component Entity’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person. Borrower’s, Pledgor’s, Additional Obligor’s or SPE Component Entity’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s, Pledgor’s, Additional Obligor’s or SPE Component Entity’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower, Pledgor, Additional Obligor or SPE Component Entity and such Affiliates and to indicate that Borrower’s, Pledgor’s, Additional Obligor’s or SPE Component Entity’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s, Pledgor’s, Additional Obligor’s or SPE Component Entity’s own separate balance sheet. Borrower, Pledgor, Additional Obligor or SPE Component Entity has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix) enter into any contract or agreement with any partner, member, shareholder, principal or Affiliate including the Management Agreement, except, in each case in the ordinary course of business and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person, except for the other Persons comprising Borrower hereunder;

(xi) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, except in each case for the other Persons comprising Borrower, Additional Obligor or Pledgor hereunder in connection with this Agreement and the other Loan Documents;

(xii) make any loans or advances to any Person;

(xiii) fail to file its own Tax returns separate from those of any other Person (unless prohibited by applicable Legal Requirements from doing so or except to the extent Borrower, SPE Component Entity, Additional Obligor or Pledgor is treated as a “disregarded entity” for tax purposes and is not required to file such Tax returns under applicable Legal Requirements);

Confidential Treatment Requested by Retail Value Inc. RVI-246.

Pursuant to 17 C.F.R. Section 200.83.

(xiv) fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets solely in its own name (or the name of other Persons comprising Borrower hereunder) or (D) correct any known misunderstanding regarding its separate identity;

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the applicable Individual Property to do so), provided, however, that no Person shall be required to make any direct or indirect capital contributions to Borrower, Pledgor, Additional Obligor or SPE Component Entity in order to comply with the foregoing;

(xvi) without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, the prior unanimous written consent of its board of directors or managers, as applicable, and the prior written consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower, Pledgor, Additional Obligor or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action with the intent to cause such entity to become insolvent, (d) make an assignment for the benefit of creditors or (e) take any Material Action with respect to Borrower, Pledgor, Additional Obligor or any SPE Component Entity (provided, that, none of any member, shareholder or partner (as applicable) of Borrower, Pledgor or any SPE Component Entity or any board of directors or managers (as applicable) of Borrower, Pledgor, Additional Obligor or any SPE Component Entity may vote on or otherwise authorize the taking of any of the foregoing actions unless, in each case, there are at least two (2) Independent Directors then serving in such capacity in accordance with the terms of the applicable organizational documents and each of such Independent Directors have consented to such foregoing action);

(xvii) fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate invoices and checks bearing its own name; provided, however, that it is acknowledged and agreed that the Accounts and the Borrower’s operating account may be opened in the name of one Borrower (on behalf of the other Borrowers) or Additional Obligor (with respect to the Cash Management Account) and that it shall not be a breach of this Agreement if checks on behalf of any Borrower entity are issued by the name of the account-holding Borrower entity or, with respect to the Cash Management Account, the Additional Obligor;

(xviii) fail to pay (or cause to be paid) its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees (if any) in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the applicable Individual Property to do so), provided, however, that no Person shall be required to make any direct or indirect additional capital contributions to Borrower in order to comply with the foregoing;

Confidential Treatment Requested by Retail Value Inc. RVI-247.

Pursuant to 17 C.F.R. Section 200.83.

(xix) acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx) identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it; or

(xxi) violate or cause to be violated the assumptions made with respect to Borrower, Pledgor, Additional Obligor and each SPE Component Entity in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion.

(b) If Borrower, Additional Obligor or Pledgor is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) or at least one member (in the case of a limited liability company) of Borrower, Additional Obligor or Pledgor, as applicable, shall be a corporation or an Acceptable LLC (each, an “SPE Component Entity”) whose sole asset is its interest in Borrower, Additional Obligor or Pledgor, as applicable. Each SPE Component Entity, Additional Obligor and Pledgor (i) will at all times comply with each of the covenants, terms and provisions contained in Section 5.1(a)(iii) – (vi) (inclusive) and (viii) – (xxi) (inclusive) and, if such SPE Component Entity, Additional Obligor or Pledgor is an Acceptable LLC, Section 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity, Additional Obligor or Pledgor, as applicable; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in Borrower; (v) other than as permitted by this Agreement, will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.

(c) In the event Borrower, Pledgor, Additional Obligor or any SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) (other than upon the continuation of such Borrower, Pledgor, Additional Obligor or SPE Component Entity without dissolution upon (A) an assignment by Member of all of its limited liability company interest in Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the

Confidential Treatment Requested by Retail Value Inc. RVI-248.

Pursuant to 17 C.F.R. Section 200.83.

member of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) automatically be admitted to Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least Independent Directors of such Borrower, Pledgor, Additional Obligor or SPE Component Entity (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) upon the admission to Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable).

(d) The LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower, Pledgor, Additional Obligor or SPE Component Entity (other than upon the continuation of such Borrower without dissolution upon (A) an assignment by Member of all of its limited liability company interest in Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or

Confidential Treatment Requested by Retail Value Inc. RVI-249.

Pursuant to 17 C.F.R. Section 200.83.

(B) the resignation of Member and the admission of an additional member of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) agree in writing (A) to continue Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower, Pledgor, Additional Obligor or such SPE Component Entity (as applicable).

Section 5.2. Independent Director.

(a) The organizational documents of each Borrower (to the extent such Borrower is a corporation or an Acceptable LLC), Pledgor (to the extent Pledgor is a corporation or an Acceptable LLC), Additional Obligor (to the extent Additional Obligor is a corporation or an Acceptable LLC) or the applicable SPE Component Entity, as applicable, shall provide that at all times there shall be at least two duly appointed independent directors or managers of such entity (each, an “Independent Director”) who each shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, any Borrower, Pledgor, Additional Obligor, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower, Pledgor, Additional Obligor, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates (other than its capacity as an Approved ID Provider), (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person or (v) a trustee or similar Person in any proceeding under Creditors Rights Laws involving any Borrower, Pledgor, Additional Obligor, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates (II) shall have, at the time of their appointment, had at least three (3) years’ experience in serving as an

Confidential Treatment Requested by Retail Value Inc. RVI-250.

Pursuant to 17 C.F.R. Section 200.83.

independent director and (III) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider. Notwithstanding anything to the contrary contained herein, it shall be an additional covenant and requirement under this Article that any entity housing an Independent Director (whether any Borrower, Pledgor, Additional Obligor and/or any SPE Component Entity) shall be a Delaware entity.

(b) The organizational documents of each Borrower, Pledgor, Additional Obligor and each SPE Component Entity shall further provide that (I) the board of directors or managers of Borrower, Pledgor , Additional Obligor and each SPE Component Entity and the constituent equity owners of such entities (constituent equity owners, the “Constituent Members”) shall not take any action set forth in Section 5.1(a)(xvi) or any other action which, under the terms of any organizational documents of Borrower, Pledgor, Additional Obligor or any SPE Component Entity, requires the vote of the Independent Directors unless, in each case, at the time of such action there shall be at least two Independent Directors engaged as provided by the terms hereof and such Independent Directors vote in favor of or otherwise consent to such action; (II) any resignation, removal or replacement of any Independent Director shall not be effective without (1) prior written notice to Lender and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the Constituent Members and Borrower, Pledgor, Additional Obligor and each SPE Component Entity (including Borrower’s, Pledgor’s, Additional Obligor’s and each SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s, Pledgor’s, Additional Obligor’s and each SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower, Pledgor, Additional Obligor and each SPE Component Entity (including Borrower’s, Pledgor’s and each SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower, Pledgor, Additional Obligor or the applicable SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower, Pledgor, Additional Obligor and each SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower, Pledgor, Additional Obligor or any SPE Component Entity is a part); (IV) other than as provided in subsection (III) above, the Independent Directors shall not have any fiduciary duties to any Constituent Members, any directors of Borrower, Pledgor, Additional Obligor or any SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, Pledgor, Additional Obligor, any SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct; and (VII) except as provided in the foregoing subsections (III) through (VI), the Independent Directors shall, in exercising their rights and performing their duties under the applicable organizational documents, have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.

Confidential Treatment Requested by Retail Value Inc. RVI-251.

Pursuant to 17 C.F.R. Section 200.83.

Section 5.3. Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower’s, Pledger’s or any SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or (d) if not an individual, Borrower’s, Pledgor’s, Additional Obligor’s or any SPE Component Entity’s corporate, partnership or other structure (which, for the avoidance of doubt, shall not be deemed to include changes in the legal structure or any direct or indirect member or partner of Borrower to the extent such changes are permitted under this Agreement and do not adversely affect the legal structure of Borrower itself) or state of formation, without, in each case, notifying Lender of such change in writing at least ten (10) Business Days prior to the effective date of such change without first obtaining the prior written consent of Lender and a Rating Agency Confirmation with respect thereto. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower, Pledgor, Additional Obligor or the applicable SPE Component Entity intends to operate the applicable Individual Property or the Collateral, and representing and warranting that Borrower, Pledgor, Additional Obligor or the applicable SPE Component Entity does business under no other trade name with respect to the applicable Individual Property or the Collateral.

Section 5.4. Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the State and each other applicable jurisdiction in which the Property is located, in each case, as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 5.5. Recycled Single Purpose Entity. Each Borrower hereby represents and warrants to Lender that, except as set forth in Schedule 5.5 hereof, neither Borrower nor SPE Component Entity has, since Borrower’s and SPE Component Entity’s formation: (a) failed to be duly formed, validly existing, and in good standing in the applicable jurisdiction(s) of its formation and with respect to Borrower, the applicable State; (b) had any judgments or liens of any nature against it except for (i) Tax liens not yet delinquent or being disputed in good faith and (ii) judgments or liens which have been satisfied or settled in full; (c) failed to comply in all material respects with all laws, regulations, and orders applicable to it or failed to receive all Permits necessary for it to operate which, in either case, had or would have a material adverse effect on the Borrower, SPE Component Entity or the Property; (d) been involved in any dispute with any Taxing authority which is unresolved as of the Closing Date or failed to pay all Taxes owed prior to the delinquency thereof (or, if later, then with all applicable penalties, interest and other sums due in connection therewith) other than Taxes being disputed in good faith in accordance with the terms and conditions hereof; (e) ever been party to any material lawsuit, arbitration, summons, or legal proceeding (other than with respect to Tax disputes) that is still pending (other than ordinary tenant/occupant litigation, personal injury and property damage

Confidential Treatment Requested by Retail Value Inc. RVI-252.

Pursuant to 17 C.F.R. Section 200.83.

claims that are covered by insurance) or that resulted in a judgment against it that has not been paid in full, settled or otherwise satisfied, other than Taxes being disputed in good faith in accordance with the terms and conditions hereof; (f) failed in any material respects to comply with all separateness covenants contained in its organizational documents since its formation; (g) (i) with respect to Borrower, had any material contingent or actual obligations not related to (A) the Property or (B) the Previously-Owned Property except (i) to the extent such obligations are (x) covered by insurance, or (y) subject to reimbursement from a third-party or (z) obligations pursuant to the Previously-Owned Property Sale Agreements and (ii) with respect to SPE Component Entity, had any material contingent or actual obligations; (h) (i) with respect to Borrower, owned any property other than its applicable Individual Property or the Previously-Owned Property and such personal property incidental, ancillary or related to or necessary or appropriate for the ownership and operation of such Individual Property and (ii) with respect to SPE Component Entity, owned any asset other than its ownership interests in the applicable Borrower; (i) engaged in any business unrelated to the acquisition, holding, ownership, operation, management, leasing, sale, transfer, exchange, financing, refinancing, improvement and maintenance of its applicable Individual Property, and activities incidental, ancillary or related thereto or necessary or appropriate therefor; and (j) except as expressly disclosed to Lender in connection with the closing of the Loan, amended, modified, supplemented, restated, replaced or terminated its organizational documents (or consented to any of the foregoing).

ARTICLE 6

NO SALE OR ENCUMBRANCE

Section 6.1. Transfer Definitions. As used herein and in the other Loan Documents, “Restricted Party” shall mean Borrower, Sponsor, Pledgor, Additional Obligor, any SPE Component Entity or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Sponsor, Pledgor, Additional Obligor, any SPE Component Entity or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 6.2. No Sale/Encumbrance.

(a) It shall be an Event of Default hereof if, without the prior written consent of Lender, a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) occurs, a Sale or Pledge of an interest in any Restricted Party occurs, Borrower shall acquire any real property in addition to the real property owned by Borrower as of the Closing Date, Additional Obligor shall acquire any asset in addition to the assets owned by Additional Obligor as of the Closing Date and/or Pledgor shall acquire any asset in addition to the assets owned by Pledgor as of the Closing Date (each of the foregoing, collectively, a “Prohibited Transfer”), other than pursuant (i) to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14 and (ii) as permitted pursuant to the express terms of this Article 6.

Confidential Treatment Requested by Retail Value Inc. RVI-253.

Pursuant to 17 C.F.R. Section 200.83.

(b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any (A) Leases or any Rents or (B) Property Documents, the Condominium Documents or the Ground Lease; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests in a Restricted Party or the revocation, rescission or termination of a Restricted Party; (vii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other Person, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) any Borrower Party or their respective Affiliates or consented to or acquiesced in by any Borrower Party or their respective Affiliates which results in a Property Document Event or a default under any Condominium Document or Ground Lease, (viii) preferred equity that has a hard coupon, minimum return, mandatory redemption date or equivalent are prohibited to be incurred by any direct or indirect owner of any legal, beneficial or economic interest in Borrower, Pledgor or any SPE Component Entity, (ix) the incurrence of any property-assessed clean energy loans or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments and/or (x) any cancellation, termination or transfer of the rights, title and/or interest in the Cash Management Account by Additional Obligor without the prior written consent of Lender.

Section 6.3. Permitted Equity Transfers. Notwithstanding the restrictions contained in this Article 6, the following transfers shall be permitted without Lender’s consent:

(i) (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party (excluding the direct interests in Borrower, Pledgor, any SPE Component Entity, Additional Obligor or any Mezzanine Borrower) or any member, partner or shareholder of a Restricted Party, (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party (excluding the direct interests in Borrower, Pledgor, any SPE Component Entity, Additional Obligor or any Mezzanine Borrower), (c) reserved, (d) the sale, transfer or issuance of shares of common stock in any Restricted Party (excluding the direct

Confidential Treatment Requested by Retail Value Inc. RVI-254.

Pursuant to 17 C.F.R. Section 200.83.

interests in Borrower, Pledgor, Additional Obligor or any SPE Component Entity) that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange, or (e) any pledge of the direct or indirect interests in Borrower in connection with a New Mezzanine Loan made subject to and in accordance with the provisions of Section 11.6 of this Agreement, and the foreclosure of the equity interests pledged in connection with the New Mezzanine Loan subject to and in accordance with the provisions of the Intercreditor Agreement; or any pledge of the direct or indirect interests in Borrower in connection with the Mezzanine Loan, and the foreclosure of the equity interests pledged in connection with such Mezzanine Loan subject to and in accordance with the provisions of the Intercreditor Agreement (provided, that, the foregoing provisions of clauses (a), (b), (c), (d) and (e) above shall not be deemed to waive, qualify or otherwise limit Borrower’s (or Pledgor’s, Additional Obligor’s or any SPE Component Entity’s) obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to the transfers listed in clauses (a), (b) and/or (c) above, (A) except in the case of a transfer of accommodation shares of any REIT in Borrower’s chain of ownership, Lender shall receive not less than thirty (30) days prior written notice of such transfers (provided, that, for purposes of clarification, with respect to the transfers contemplated in subsection (a) above, the aforesaid notice shall only be deemed to be required thirty (30) days prior to the consummation of the applicable transfers made as a result of probate or similar process following such death (as opposed to prior notice of the applicable death)); (B) no such transfers shall result in a change in Control of Sponsor or Affiliated Manager; (C) after giving effect to such transfers, the Sponsor Control Condition shall be satisfied; (D) after giving effect to such transfers, each Individual Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof; (E) in the case of the transfer of any direct equity ownership interests in Borrower, Pledgor, Additional Obligor or in any SPE Component Entity, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof; (F) in the case of (1) the transfer of the management of any Individual Property (or any portion thereof) to a new Affiliated Manager in accordance with the applicable terms and conditions hereof or (2) if after giving effect to such transfer more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in Borrower, Pledgor, Additional Obligor or any SPE Component Entity are owned by any Person and/or its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interests in Borrower, Pledgor, Additional Obligor or any SPE Component Entity as of the Closing Date, in each instance, such transfers shall be conditioned upon delivery to Lender of a New Non-Consolidation Opinion addressing such transfer, addition and/or replacement; (G) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters; (H) to the extent that any transfer results in the transferee (either itself or collectively with its affiliates) owning a 10% or greater equity interest (directly or indirectly) in Borrower, Pledgor, Additional Obligor or in any SPE Component Entity that did not own at 10% or greater equity interest (directly or indirectly) in Borrower, Pledgor, Additional Obligor or such SPE Component Entity, Lender’s receipt of the Satisfactory Search Results shall be a condition precedent to such transfer; and (I) such transfers shall not be prohibited by the terms of the Property Documents, the Ground Lease or the Condominium Documents.

Confidential Treatment Requested by Retail Value Inc. RVI-255.

Pursuant to 17 C.F.R. Section 200.83.

(ii) the Spinoff Transaction, provided that (A) after giving effect to such Spinoff Transaction, each Individual Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof; (B) after giving effect to such Spinoff Transaction, Sponsor shall (I) own 100% of the direct or indirect equity ownership interests in Borrower, Pledgor, Additional Obligor and SPE Component Entity, and (II) Control Borrower, Pledgor, Additional Obligor and SPE Component Entity; and (C) after giving effect to such Spinoff Transaction, the Sponsor Control Condition shall be satisfied. Within thirty (30) days of the Spinoff Transaction, Borrower shall (I) if after giving effect to such Spinoff Transaction more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in Borrower, Pledgor, Additional Obligor or any SPE Component Entity are owned by any Person and/or its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interests in Borrower, Pledgor, Additional Obligor or any SPE Component Entity as of the Closing Date, in each instance, deliver to Lender a New Non-Consolidation Opinion addressing such transfer, addition and/or replacement, which New Non-Consolidation Opinion shall be accepted by Lender if such New Non-Consolidation Opinion is a date down of the Non-Consolidation Opinion delivered to Lender on the Closing Date, (II) deliver to Lender an Officer’s Certificate, remaking the representations contained herein relating to ERISA matters and confirming that Borrower, Pledgor, Additional Obligor and each SPE Component Entity continue to comply with the covenants set forth in Article 5 hereof, and (III) to the extent that any transfer results in the transferee (either itself or collectively with its affiliates) owning a 10% or greater equity interest (directly or indirectly) in Borrower, Pledgor, Additional Obligor or in any SPE Component Entity that did not own at 10% or greater equity interest (directly or indirectly) in Borrower, Pledgor, Additional Obligor or such SPE Component Entity, deliver to Lender Satisfactory Search Results. Borrower shall have paid all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such Spinoff Transaction. None of the foregoing shall be deemed to waive, qualify or otherwise limit Borrower’s (or Pledgor’s, Additional Obligor’s or any SPE Component Entity’s) obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents.

(iii) a transfer of (a) one hundred percent (100%) of the equity interests in a REIT Borrower to RVT TRS Mezz Borrower 1 LLC such that following such transfer RVT TRS Mezz Borrower 1 LLC will be the direct owner of one hundred percent (100%) of the equity interests in such transferred REIT Borrower and (b) one hundred percent (100%) of the equity interests in a Non-REIT Borrower to RVT MS Mezz Borrower I LLC, RVT Mezz Borrower 1 LLC or RVT PR Mezz Borrower 1 LLC, as applicable, such that following such transfer RVT MS Mezz Borrower I LLC, RVT Mezz Borrower 1 LLC or RVT PR Mezz Borrower 1 LLC, as applicable, will be the direct owner of one hundred percent (100%) of the equity interests in such transferred Non-REIT Borrower (provided, that, the foregoing provisions of clauses (a) and (b) above shall not be deemed to waive, qualify or otherwise limit Borrower’s (or Pledgor’s or any SPE Component Entity’s) obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)), provided, further, that in each case, after giving effect to such transfer, (A) Lender shall receive not less than ten (10) days

Confidential Treatment Requested by Retail Value Inc. RVI-256.

Pursuant to 17 C.F.R. Section 200.83.

prior written notice of such transfer (which notice may be delivered simultaneously with such transfer (instead of ten (10) days prior) to the extent such transfer is necessary to effectuate the Spinoff Transaction); (B) no such transfers shall result in a change in Control of Sponsor or Affiliated Manager; (C) after giving effect to such transfers, the Sponsor Control Condition shall be satisfied; (D) after giving effect to such transfers, each Individual Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof; (E) Sponsor shall (I) own 100% of the direct or indirect equity ownership interests in Borrower, Pledgor, and SPE Component Entity, and (II) Control Borrower, Pledgor, and SPE Component Entity; (F) (I) all REIT Borrowers (after taking into account the transfer contemplated under this clause (iii)) shall be directly and wholly owned by RVT MS Mezz Borrower I LLC, RVT Mezz Borrower 1 LLC or RVT PR Mezz Borrower 1 LLC, as applicable; and (II) all Non-REIT Borrowers (after taking into account the transfer contemplated under this clause (iii)) shall be directly and wholly owned RVT TRS Mezz Borrower I LLC; (G) such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof; (H) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters; (I) such transfers shall not be prohibited by the terms of the Property Documents, the Ground Lease or the Condominium Documents; and (J) Borrower shall deliver to Lender an updated Schedule 6.3(iii) identifying the then-current REIT Borrowers and Non-REIT Borrowers. Within thirty (30) days of written request of Lender, Borrower shall deliver to Lender a New Non-Consolidation Opinion addressing such transfer. After giving effect to a transfer contemplated in this Section 6.3(iii), to the extent an account holder under any of the accounts subject to a Restricted Account Agreement is the subject of such transfer, Borrower shall be entitled to replace such account holder under the applicable Restricted Account Agreement with another Borrower, provided, that Borrower shall deliver to Lender a replacement restricted account agreement with an Eligible Institution, which replacement restricted account agreement shall be on substantially the same terms and conditions as the Restricted Account Agreement being replaced and otherwise reasonably acceptable to Lender.

(iv) the dissolution of any of the Upper Tier Holdco Entities, (provided, that, the foregoing provision shall not be deemed to waive, qualify or otherwise limit Borrower’s (or Pledgor’s, Additional Obligor’s or any SPE Component Entity’s) obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)), provided, further, that in each case, after giving effect to such transfer, (A) Lender shall receive not less than ten (10) days prior written notice of such transfer; (B) no such transfers shall result in a change in Control of Sponsor or Affiliated Manager; (C) after giving effect to such transfers, the Sponsor Control Condition shall be satisfied; (D) after giving effect to such transfers, each Individual Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof; (E) Sponsor shall (I) own 100% of the direct or indirect equity ownership interests in Borrower, Pledgor, Additional Obligor and SPE Component Entity, and (II) Control Borrower, Pledgor, Additional Obligor and SPE Component Entity; (F) after giving effect to such transfer, Sponsor shall directly and wholly own all of the equity interests in each of RVT Mezz Borrower 2 LLC, Retail Value TRS LLC, RVT

Confidential Treatment Requested by Retail Value Inc. RVI-257.

Pursuant to 17 C.F.R. Section 200.83.

MS Holding Corporation Inc. and DDR PR Ventures III LLC; (G) such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof; (H) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters; (I) such transfers shall not be prohibited by the terms of the Property Documents, the Ground Lease or the Condominium Documents; and (J) Borrower shall deliver to Lender an updated Schedule 6.3(iii) identifying the then-current REIT Borrowers and Non-REIT Borrowers. Within thirty (30) days of written request of Lender, Borrower shall deliver to Lender a New Non-Consolidation Opinion addressing such transfer.

(v) Upon request from Lender, Borrower shall promptly provide Lender a revised version of the Organizational Chart delivered to Lender in connection with the Loan reflecting any transfer consummated in accordance with this Section 6.3.

(vi) Except as expressly set forth in this Agreement no debt structured as mezzanine debt (other than the Mezzanine Loans and any New Mezzanine Loan) shall be permitted and no Restricted Party shall issue preferred equity that has any of the characteristics of debt (such as a fixed maturity date, pledged ownership interests as security, regular payments of interest, a fixed rate of return or rights of the equity holder to demand repayment of its investment).

(vii) Nothing contained in this Agreement shall prohibit or be deemed to prohibit (a) unsecured corporate credit lines and corporate credit facilities (including subscription facilities to the Sponsor) provided by an institutional lender (each, a “Corporate Loan”) to the Sponsor or any direct or indirect beneficial or equity owner in the Sponsor, in each case that is not secured by (A) the Property or the Collateral, (B) direct interests in Borrower, Pledgor, Additional Obligor or any SPE Component Entity, or (B) direct interests in any other entity whose assets include direct or indirect interests in the Property, the Collateral, Borrower, Pledgor, Additional Obligor or SPE Component Entity if the value of such other entity’s direct or indirect interests in the Property, the Collateral Borrower, Pledgor, Additional Obligor or SPE Component Entity equals or exceeds twenty-five percent (25%) of the total value of such other entity’s assets; and (b) intercompany debt among Sponsor and the indirect holders of equity interests in Borrower (for the avoidance of doubt, expressly excluding DDR and its Affiliates from and after the Spinoff Transaction), which intercompany debt may be structured as mezzanine debt in respect of the Properties, provided that it shall be a condition precedent to entering into any such intercompany debt that the parties to such debt execute and deliver to Lender a subordination and standstill agreement acceptable to Lender in all respects (which subordination and standstill agreement shall also prohibit sales or other transfers of such intercompany debt) and Lender shall have received a Rating Agency Confirmation.

(viii) In connection with any transfer permitted under this Agreement, including any permitted equity transfer or the sale of any Property or any portion thereof, Borrower shall be permitted, without Lender consent, to execute reasonable and customary purchase and sale agreements (and amendments) in connection therewith.

Confidential Treatment Requested by Retail Value Inc. RVI-258.

Pursuant to 17 C.F.R. Section 200.83.

Section 6.4. Easements and Rights of Way.

(a) So long as no Event of Default is continuing, Borrower may, without the consent of Lender, grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone, cable or other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided that no such conveyance or encumbrance set forth above shall reasonably be expected to, or does, have a Material Adverse Effect. In connection with any of the foregoing permitted pursuant to this Section 6.4, if requested by Borrower, Lender shall execute and deliver any instrument in form and substance reasonably satisfactory to Lender which is reasonably necessary or appropriate to subordinate the lien of the Security Instrument and/or consent to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of:

(i) fifteen (15) days’ prior written notice thereof;

(ii) a copy of the instrument or instruments in connection with such easements, restrictions, covenants, reservations and rights of way or other similar grants;

(iii) a certificate from an officer of Borrower stating (1) with respect to such easements, restrictions, covenants, reservations and rights of way or other similar grants, the consideration, if any, being paid for such easements, restrictions, covenants, reservations and rights of way or other similar grants, and (2) that such easements, restrictions, covenants, reservations and rights of way or other similar grants would not reasonably be expected to have and does not have a Material Adverse Effect;

(iv) reimbursement of all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with such easements, restrictions, covenants, reservations and rights of way or other similar grants (which shall be paid by Borrower whether or not the proposed easements, restrictions, covenants, reservations and rights of way or other similar grants actually occurs); and

(v) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Lender is required to subordinate the lien of the Security Instrument and if the Loan is included in a REMIC Trust and the Loan-to-Value Ratio (expressed as a percentage) exceeds or would exceed 125% immediately after giving effect to the release of the applicable Released Property, no release under any provision of this Agreement will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the least of the following amounts: (A) the net proceeds received by Borrower in connection with such subordination and (B) an amount such that the Loan-to-Value Ratio after giving effect to such subordination of the Security Instrument is not greater than the Loan-to-Value Ratio immediately prior to such subordination of the Security Instrument, unless Lender receives a REMIC Opinion with respect to such subordination (provided, however, that any such prepayment shall be deemed a voluntary prepayment but shall not be subject to the Prepayment Premium or to any other premium or penalty).

Confidential Treatment Requested by Retail Value Inc. RVI-259.

Pursuant to 17 C.F.R. Section 200.83.

(b) If Borrower shall receive any consideration in connection with any grants consummated in accordance with Section 6.4 Borrower shall have the right to use any such consideration in connection with any alterations performed in connection with such grant, provided that, to the extent any such consideration is not used in connection with such alterations (or any such consideration exceeds the amount required to perform such alterations) or payment of expenses or costs, Borrower shall promptly deposit the consideration or such excess amount, as the case may be, into the Restricted Account.

Section 6.5. Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and the other Loan Documents as so modified by the proposed Prohibited Transfer to reflect any change in the ownership, directly and/or indirectly, of Borrower, Pledgor, Additional Obligor, any SPE Component Entity and/or the Property, (b) payment of (x) with respect to any Prohibited Transfer request that, if granted, would result in a change of Control of Borrower, Pledgor, Additional Obligor, and/or any SPE Component Entity, a transfer fee of one percent (1%) of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer and (y) for any other request under this Section 6.5, a transfer fee of one percent (1%) of the Allocated Loan Amount for the Individual Property(ies) that is the subject of such request, (c) receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer and/or (f) such other conditions and/or legal opinions as Lender shall determine, acting in good faith, to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

Section 6.6. Economic Sanctions, Anti-Money Laundering and Transfers. Borrower shall (and shall cause its Constituent Owners and Affiliates to) (a) at all times comply with the representations and covenants contained in Sections 3.29 and 3.30 such that the same remain true, correct and not violated or breached and (b) not permit a Prohibited Transfer to occur and shall cause the ownership and Control requirements specified in this Article 6 (including, without limitation, those stipulated in Section 6.3 hereof) to be complied with at all times. For purposes of clarification, references hereunder and/or under the other Loan Documents to “equity ownership interest” or words of similar import shall be deemed to refer to the legal and/or beneficial interests in a Person (as applicable); provided, that, when hereunder or under the other Loan Documents a specified percentage of the aforesaid “equity ownership interest” (or words of similar import) in a Person is required to be held, the same shall be deemed to refer to both the legal and beneficial interest in such Person. Notwithstanding anything to the contrary contained herein or in any other Loan Document (including, without limitation Sections 6.3 and 6.4 hereof), in no event shall Borrower, Pledgor, Additional Obligor or any SPE Component Entity be (I) a Prohibited Entity, (II) Controlled (directly or indirectly) by any Prohibited Entity or (II) more than 49% owned (directly or indirectly) by any Prohibited Entities (whether individually or in the aggregate), unless, in the case of each of the foregoing, Lender’s prior written consent is first obtained (which such consent shall be given or withheld in Lender’s sole discretion and may be conditioned on, among other things, Lender’s receipt of a Rating Agency Confirmation).

Confidential Treatment Requested by Retail Value Inc. RVI-260.

Pursuant to 17 C.F.R. Section 200.83.

ARTICLE 7

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1. Insurance.

(a) Each Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for each Borrower and each Individual Property providing at least the following coverages:

(i) insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “Special Form Causes of Loss Property Insurance” (including, without limitation, fire, lightning, windstorm / named storms, hail, subject to Section 7.1(b) terrorism and similar acts of sabotage, explosion, riot, riot attending a strike, civil commotion, vandalism, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings, with a waiver of depreciation; (B) containing an agreed amount endorsement waiving all coinsurance provisions or shall be written on a no coinsurance form; (C) providing for no deductible in excess of $100,000 except (I) with respect to earthquake/earth movement and windstorm/named storms in Tier 1 Coastal Counties /Parishes and the State of Florida, which such insurance shall provide for no deductible in relation to such coverage in excess of 5% of the total insurable value of the Property and (II) as otherwise expressly and specifically permitted herein;; and (D) providing coverage for Loss to the Undamaged Portion of the Building, Demolition Costs and Increased Cost of Construction in an amount not less than $25,000,000 combined;

(ii) commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the applicable Individual Property and Borrower shall cause Tenants to maintain “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold, manufactured or distributed from the applicable Individual Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000, with no more than a $150,000.00 deductible or self insured retention; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; (5) contractual liability covering the indemnities contained in Article 13 hereof to the extent the same is available; and (6) acts of terrorism and similar acts of sabotage;

(iii) loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in

Confidential Treatment Requested by Retail Value Inc. RVI-261.

Pursuant to 17 C.F.R. Section 200.83.

Subsection 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from the applicable Individual Property (on an actual loss sustained basis) for a period continuing until the Restoration of the applicable Individual Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Lender’s determination of the projected gross income from the applicable Individual Property covering the 18-month period of restoration from the date of any Casualty and containing an extended period of indemnity endorsement covering the 12-month period commencing on the date on which the Individual Property has been restored. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, to the extent that insurance proceeds are payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) and Borrower is entitled to disbursement of Net Proceeds for Restoration in accordance with the terms hereof, (1) a Trigger Period shall be deemed to exist and (2) such Rent Loss Proceeds shall be deposited by Lender in the Cash Management Account and disbursed as provided in Article 9 hereof; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which shall deemed to be included within the definition of the “Accounts” hereunder) and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (and only if the existing property and/or liability coverage forms do not otherwise apply) (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella insurance policies required hereunder; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against and on terms consistent with the coverages required pursuant to Subsections 7.1(a)(i), (iii) and (vi) through (viii), (3) including permission to occupy the applicable Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions or a no coinsurance form;

(v) workers’ compensation, subject to the statutory limits of the state in which the applicable Individual Property is located, and employer’s liability insurance with a limit of at least $500,000 per accident and per disease per employee, and $500,000 for disease aggregate in respect of any work or operations on or about the applicable Individual Property, or in connection with the applicable Individual Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance and equipment breakdown coverage, in each case, covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in such other amount as shall be reasonably required by Lender;

Confidential Treatment Requested by Retail Value Inc. RVI-262.

Pursuant to 17 C.F.R. Section 200.83.

(vii) if any portion of the Improvements is at any time located in an area identified by (A) the Federal Emergency Management Agency in the Federal Register as an area having special flood hazards and/or (B) the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance (1) in an amount equal to (y) with respect to an Individual Continental Property only, the maximum limit of coverage available for the applicable Individual Property under the Flood Insurance Acts and (z) for any Individual Property, such additional amounts or other related and/or excess coverage as Lender may, in each case, require in its sole discretion and (2) with deductibles acceptable to Lender. If the flood limits as required pursuant to clause (z) herein which are in place as of the Closing Date are eroded due to claims, Borrower shall promptly reinstate the available flood limits;

(viii) earthquake, sinkhole and mine subsidence insurance, for all properties located in areas of high seismic activity, in amounts equal to one and one half times (1.5x) the scenario expected loss (SEL) of the applicable Individual Property plus business income, in each case, as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, subject to a deductible not to exceed 5% of the total insurable value of the applicable Individual Property, provided that the insurance pursuant to this Subsection (viii) shall otherwise be on terms consistent with the all risk insurance policy required under Section 7.1(a)(i); provided further that, if such limit is eroded by claims, Borrower shall notify Lender and increase such limit as shall be required by Lender but in no event less than the aggregate exceedance probability gross loss estimates for a 475-year return period as indicated by a portfolio seismic risk analysis of all high risk locations covered by such earthquake insurance. Such analysis shall be approved by Lender and secured by the applicable Borrower utilizing the most current RMS software (or its equivalent) and to include consideration of loss amplification and business interruption;

(ix) umbrella liability insurance in an amount not less than $100,000,000 per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and employers liability under subsection (v) above;

(x) Intentionally Omitted;

(xi) Commercial Automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per accident, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000); and

(xii) such other insurance and in such amounts as (A) may be required pursuant to the terms of the Property Documents and (B) Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the applicable Individual Property is located.

Confidential Treatment Requested by Retail Value Inc. RVI-263.

Pursuant to 17 C.F.R. Section 200.83.

(b) All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms, amounts, coverages, deductibles, loss payees and insureds, in each case, as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the applicable Individual Property is located and approved by Lender. Such insurance companies must have a general policy rating of A or better and a financial class of VIII or better by A.M. Best Company, Inc., and a claims paying ability/financial strength rating of “A” or better by S&P and “A2” or better by Moody’s to the extent Moody’s is rating the Securities and rates the insurance company (each such insurer shall be referred to below as a “Qualified Insurer”). Prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver evidence satisfactory to Lender of renewal of such Policies (to be followed by complete copies of the Policies when issued; provided that such Policies may be redacted so as to remove information that has no impact on coverage to any Individual Property). Borrower shall deliver to Lender evidence of payment of the premiums due thereunder (the “Insurance Premiums”) prior to the date such Insurance Premiums become due and payable, provided, however, prior to the occurrence and continuance of an Event of Default, Borrower’s obligation to directly pay Insurance Premiums at the Individual Continental Properties only shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof. The insurance required under Section 7.1(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required above at all times during the term of the Loan. For so long as Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. Notwithstanding anything to the contrary herein, if TRIPRA is not in effect, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required above; provided, however, if TRIPRA is terminated or otherwise not in effect Borrower shall not be required to pay annual premiums in excess of 200% of the then-current cost of the required property and casualty coverages (for each subsequent policy term) in order to obtain the required terrorism insurance (but Borrower shall be obligated to purchase the maximum amount of terrorism insurance available with funds equal to 200% of the cost of the required property and casualty coverages).

(c) Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender, Lender’s interest is included therein as provided in this Agreement, such Policy is issued by a Qualified Insurer and such Policy includes such changes to the coverages and requirements set forth herein as may be required by Lender (including, without limitation, increases to the amount of coverages required herein) or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be

Confidential Treatment Requested by Retail Value Inc. RVI-264.

Pursuant to 17 C.F.R. Section 200.83.

delivered as required in Subsection 7.1(a). Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 7.1. Without limitation of any provision hereof, (i) Lender’s consent required hereunder with respect to any umbrella or blanket policy shall include the schedule of locations and values with respect to the same and (ii) any umbrella or blanket Policy shall specifically allocate to each Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only such Individual Property in compliance with the provisions of Section 7.1(a).

(d) All Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrower as the insured and, in the case of liability Policies (except for the Policies referenced in Subsections 7.1(a)(v) and (xi)), shall name Lender as an additional insured, as their respective interests may appear, and, in the case of property damage Policies (including, but not limited to, terrorism, rent loss, business interruption, boiler and machinery, earthquake and flood insurance), such Policies shall contain a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies of insurance provided for in Subsection 7.1(a) shall contain clauses or endorsements to the effect that:

(i) the following shall in no way affect the validity or enforceability of the Policy insofar as Lender is concerned: (A) any act or negligence of Borrower, of anyone acting for Borrower or of any other Person named as an insured, additional insured and/or loss payee, (B) any foreclosure or other similar exercise of remedies and (C) the failure to comply with the provisions of the Policy which might otherwise result in a forfeiture of the insurance or any part thereof;

(ii) the Policy shall not be terminated or cancelled without at least 30 days’ written notice (via certified mail, postage prepaid, return receipt requested) to Lender and any other party named therein as an insured;

(iii) the issuer(s) of the Policy shall give written notice to Lender (via certified mail, postage prepaid, return receipt requested) if the Policy has not been renewed thirty (30) days prior to its expiration;

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments or commissions thereunder and that the related issuer(s) waive any related claims to the contrary;

(v) Lender shall, at its option and with no obligation to do so, have the right to directly pay Insurance Premiums in order to avoid cancellation, expiration and/or termination of the Policy due to non-payment of Insurance Premiums; and

(vi) the Policy shall not exclude coverage for acts of terror or similar acts of sabotage.

Confidential Treatment Requested by Retail Value Inc. RVI-265.

Pursuant to 17 C.F.R. Section 200.83.

(f) By no later than fifteen (15) days following the expiration date of any Policies, Borrower shall furnish to Lender a statement certified by Borrower or a Responsible Officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender. Without limitation of the foregoing, Borrower shall also comply with the foregoing within ten (10) days of written request of Lender. Borrower shall promptly forward to Lender a copy of each written notice received by any Borrower Party of any material modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(g) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender, after providing Borrower with at least 2 Business Days’ prior notice (or at any time Lender deems necessary to avoid the lapse of any coverage, regardless of prior notice), shall have the right to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and the Pledge Agreement and shall bear interest at the Default Rate.

(h) In the event of a foreclosure of the Security Instrument or other transfer of title to any Individual Property (or any portion thereof) in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the applicable Individual Property (or any portion thereof) and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(i) As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy. Notwithstanding the foregoing, Lender hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.

(j) Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with any Individual Property (or any portion thereof), and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting any Individual Property or any part thereto) out of such Awards or insurance proceeds. Any Net Proceeds related to such Awards or insurance proceeds shall be deposited with Lender and held and applied in accordance with the applicable terms and conditions hereof.

Confidential Treatment Requested by Retail Value Inc. RVI-266.

Pursuant to 17 C.F.R. Section 200.83.

Section 7.2. Casualty. Other than the Prior Hurricane Damage at any Individual Puerto Rico Property, if any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender if the cost to restore the Individual Property is reasonably expected to exceed $250,000 and shall promptly commence and diligently prosecute (or shall promptly cause the commencement and diligent prosecution by Tenant under its Lease to the extent required pursuant to the Lease of) the completion of the Restoration of the applicable Individual Property and shall otherwise, in all instances, comply with the provisions of Section 7.4. Borrower shall pay all costs of Restoration (including, without limitation, any applicable deductibles under the Policies) whether or not such costs are covered by the Net Proceeds. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

Section 7.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property (or any portion thereof) of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Individual Property and otherwise comply with the provisions of Section 7.4. Borrower shall pay all costs of Restoration whether or not such costs are covered by the Net Proceeds. If any Individual Property (or any portion thereof) is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing or anything to the contrary contained herein, if, in connection with any Casualty or Condemnation, a prepayment of the Debt (in whole or in part) is required under REMIC Requirements, (a) the applicable Net Proceeds shall be applied to the Debt in accordance with Section 7.4(c) hereof and (b) to the extent that the amount of the applicable Net Proceeds actually applied to the Debt in connection therewith is insufficient under REMIC Requirements, Borrower shall, within five (5) days of demand by Lender, prepay the principal amount of the Debt in accordance with the applicable terms and conditions hereof in an amount equal to such insufficiency plus the amount of any then applicable Interest Shortfall (such prepayment, together with any related Interest Shortfall payment, collectively, the “REMIC Payment”). Lender may require Borrower to deliver a REMIC Opinion in connection with each of the foregoing.

Confidential Treatment Requested by Retail Value Inc. RVI-267.

Pursuant to 17 C.F.R. Section 200.83.

Section 7.4. Restoration. The following provisions shall apply in connection with the Restoration (but, for the avoidance of doubt, not the PR Restoration) of any Individual Property:

(a) If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.

(i) The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) fair market value of the applicable Individual Property as reasonably determined by Lender, and (ii) rentable area of the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of the applicable Individual Property as reasonably determined by Lender and (ii) rentable area of the applicable Individual Property is taken, such land is located along the perimeter or periphery of the applicable Individual Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the applicable Individual Property;

(C) Leases demising in the aggregate a percentage amount equal to or greater than 75% of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all Tenants under Major Leases (at such affected Individual Property) shall continue to operate their respective space at the applicable Individual Property after the completion of the Restoration;

(D) Borrower shall commence (or shall cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than one hundred twenty (120) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws, the applicable requirements of the Property Documents, the Ground Lease and the Condominium Documents (if applicable);

Confidential Treatment Requested by Retail Value Inc. RVI-268.

Pursuant to 17 C.F.R. Section 200.83.

(E) Lender shall be satisfied that any operating deficits which will be incurred with respect to the applicable Individual Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient to cover the cost of the Restoration;

(G) Lender shall be satisfied that (I) upon the completion of the Restoration, the fair market value and cash flow of the applicable Individual Property will not be less than the fair market value and cash flow of the applicable Individual Property as the same existed immediately prior to the applicable Casualty or Condemnation and (II) Restoration of the Improvements related to such applicable Individual Property on the Land related to such applicable Individual Property (as each existed immediately prior to the applicable casualty or condemnation (with such changes to such Improvements as may be reasonably acceptable to Lender (taking into account subsection (I) above))) is permitted under applicable Legal Requirements and the Property Documents;

(H) Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases and the Property Documents, (3) such time as may be required under applicable Legal Requirements or (4) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above;

(I) intentionally omitted;

(J) the applicable Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and will be in compliance with the related Ground Lease, Property Documents and Condominium Documents;

(K) intentionally omitted;

(L) the Property Documents, Ground Lease, and the Condominium Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration; and

(M) If the Loan (or any portion thereof) is included in a REMIC Trust, Lender shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements and, in that regard, Lender may require Borrower to deliver a REMIC Opinion in connection therewith.

Confidential Treatment Requested by Retail Value Inc. RVI-269.

Pursuant to 17 C.F.R. Section 200.83.

(ii) The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All out-of-pocket third party costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default has occurred and is continuing, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim, provided that Borrower shall be permitted to settle claims without Lender’s consent so long as the Net Proceeds are less than the Restoration Threshold. Notwithstanding the foregoing, if an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Subsection 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 7.4(b), be less than (or duplicative of) the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 7.4(b)

Confidential Treatment Requested by Retail Value Inc. RVI-270.

Pursuant to 17 C.F.R. Section 200.83.

and that all approvals necessary for the re-occupancy and use of the applicable Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument or the Pledge Agreement. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper. If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

Confidential Treatment Requested by Retail Value Inc. RVI-271.

Pursuant to 17 C.F.R. Section 200.83.

ARTICLE 8

RESERVE FUNDS

Section 8.1. Immediate Repair Account.

(a) Borrower shall perform the repairs at the Property as set forth on Schedule 8.1 hereto (all such repairs are hereinafter referred to as “Immediate Repairs”) and shall use commercially reasonable efforts to complete each of the Immediate Repairs on or before the respective deadline for each repair as set forth on Schedule 8.1 hereto, provided, however that with respect to any Immediate Repairs that do involve ADA, life safety or fire related repairs, if such Immediate Repairs cannot reasonably be completed within the applicable prescribed time period and Borrower shall have commenced to complete such Immediate Repairs within such applicable prescribed time period and thereafter diligently and expeditiously proceeds to cure the same, such applicable prescribed time period shall be extended for so long as it shall require Borrower in the exercise of due diligence to complete such Immediate Repair, it being agreed all such Immediate Repairs for ADA, life safety and/or fire issues must be completed within one hundred fifty (150) days of the Closing Date. On the Closing Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Immediate Repair Account”) an amount equal to $1,492,791. Amounts deposited pursuant to this Section 8.1 are referred to herein as the “Immediate Repair Funds”. Provided that no Event of Default has occurred and is continuing and/or no Trigger Period then exists, any excess funds on deposit in the Immediate Repair Account after the completion of all required Immediate Repairs shall be deposited in the Cash Management Account and applied in accordance with Section 9.3 hereof.

(b) Subject to Section 8.14(i), Lender shall disburse Immediate Repair Funds only for Immediate Repairs at each applicable Individual Continental Property. Lender shall disburse to Borrower the Immediate Repair Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Immediate Repairs to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Immediate Repairs, (B) stating that all Immediate Repairs at the applicable Individual Continental Property theretofore completed have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, and (C) identifying the scope of work and cost estimates for such Immediate Repairs. Within thirty (30) days after the end of each calendar month, Borrower shall provide to Lender (i) a list of each Person that supplied materials or labors in connection with the Immediate Repairs during the previous calendar month, (ii) lien waivers for all completed work at the applicable Individual Continental Property, (iii) invoices and/or other evidence of payment of amounts owing reasonably satisfactory to Lender for payments in excess of $250,000; (iv) at Lender’s option, if the cost of any individual Immediate Repair exceeds $250,000, a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect’s or engineer’s inspection of such Immediate Repairs and (v) at Lender’s option, if the cost of any individual Immediate Repair exceeds $250,000, a title search for the applicable Individual Continental Property indicating that the applicable Individual Continental Property is

Confidential Treatment Requested by Retail Value Inc. RVI-272.

Pursuant to 17 C.F.R. Section 200.83.

free from all liens, claims and other encumbrances other than Permitted Encumbrances. Lender shall not be required to disburse Immediate Repair Funds more frequently than twice each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Immediate Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Notwithstanding the foregoing, in connection with Borrower’s sale of any Individual Continental Property for which Immediate Repairs are required to be performed pursuant to the terms of this Agreement, Lender acknowledges that Borrower may request and Lender shall disburse to Borrower a portion of the Immediate Repair Funds to fund any capital expense reserves required under the applicable purchase and sale agreement for such Individual Continental Property for post-closing work or to fund any credit required by the applicable purchaser for post-closing work.

Section 8.2. Capital Expenditures Reserve Funds.

(a) On each Monthly Payment Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Capital Expenditures Reserve Account”) amount equal to the Capital Expenditures Reserve Monthly Deposit for the Capital Expenditures at each Individual Continental Property. Amounts deposited pursuant to this Section 8.2 are referred to herein as the “Capital Expenditures Reserve Funds”.

(b) Subject to Section 8.14(i), Lender shall disburse Capital Expenditures Reserve Funds only for Capital Expenditures at each Individual Continental Property. Lender shall disburse to Borrower the Capital Expenditures Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Capital Expenditures at an Individual Continental Property, (B) stating that all Capital Expenditures at the applicable Individual Continental Property theretofore completed have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, and (C) identifying the scope of work and cost estimates for such Capital Expenditures. Within thirty (30) days after the end of each calendar month, Borrower shall provide to Lender (i) a list of each Person that supplied materials or labors in connection with the Capital Expenditures during the previous calendar month, (ii) lien waivers for all completed work at the Individual Continental Property, (iii) invoices and/or other evidence of payment of amounts owing reasonably satisfactory to Lender for payments in excess of $250,000; (iv) at Lender’s option, if the cost of any individual Capital Expenditure exceeds $250,000, a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect’s or engineer’s inspection of such Capital Expenditures and (v) at Lender’s option, if the cost of any individual Capital Expenditure exceeds $250,000, a title search for the applicable Individual Continental Property indicating that the applicable Individual Continental Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances. Lender shall not be required to disburse Capital Expenditures Reserve Funds more frequently than twice each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of

Confidential Treatment Requested by Retail Value Inc. RVI-273.

Pursuant to 17 C.F.R. Section 200.83.

Capital Expenditures Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Notwithstanding the foregoing, in connection with Borrower’s sale of any Individual Continental Property pursuant to the terms of this Agreement, Lender acknowledges that Borrower may request and Lender shall disburse to Borrower a portion of the Capital Expenditure Reserve Funds to fund any capital expense reserves required under the applicable purchase and sale agreement for such Individual Continental Property for post-closing work or to fund any credit required by the applicable purchaser for post-closing work. Notwithstanding anything contained herein to the contrary, during a Trigger Period, no Capital Expenditure Reserve Funds shall be disbursed to Manager for any Construction and Tenant Coordination Fee (as defined in the Management Agreement) or other similar fees incurred by Manager (as opposed to another third party contractor or materialman) pursuant to the Management Agreement.

(c) Nothing in this Section 8.2 shall (i) make Lender responsible for making or completing the Capital Expenditures; (ii) require Lender to expend funds in addition to the Capital Expenditures Reserve Funds to complete any Capital Expenditures; (iii) obligate Lender to proceed with the Capital Expenditures; or (iv) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures.

(d) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property upon reasonably advance notice during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditures and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

(e) Any amounts remaining in the Capital Expenditure Reserve Fund after the Debt has been paid in full, shall be returned (x) in the event the Mezzanine Loan is outstanding, to Mezzanine Lender to be applied in accordance with the Mezzanine Loan Agreement, or (y) in the event that the Mezzanine Loan is paid in full, to Borrower.

Section 8.3. Leasing Reserve Funds.

(a) On each Monthly Payment Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Leasing Reserve Account”) an amount equal to the Leasing Reserve Monthly Deposit for tenant improvements and leasing commissions related to each Individual Continental Property that may be incurred following the date hereof in accordance with Leases entered into pursuant to this Agreement. In addition, Borrower shall deposit in the Leasing Reserve Account, any early termination fee or payment or other termination fee or payment paid by any Tenant under a Major Lease at an Individual Continental Property to Borrower pursuant to Section 4.14(d) hereof. Amounts deposited pursuant to this Section 8.3 are referred to herein as the “Leasing Reserve Funds”.

(b) Subject to Section 8.14(i), Lender shall disburse to Borrower the Leasing Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower

Confidential Treatment Requested by Retail Value Inc. RVI-274.

Pursuant to 17 C.F.R. Section 200.83.

shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs or leasing commissions to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) to the extent such Lease is subject Lender’s approval pursuant to the terms of this Agreement, Lender shall have reviewed and approved such Lease (iv) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are tenant improvements or leasing commissions at an Individual Continental Property, (B) stating that all tenant improvements at the applicable Individual Continental Property theretofore completed have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, and (C) identifying the scope of work and cost estimates for such tenant improvements. Within thirty (30) days after the end of each calendar month, Borrower shall provide to Lender (i) a list of each Person that supplied materials or labors in connection with the tenant improvement work during the previous calendar month, (ii) lien waivers for all completed work at the Individual Continental Property, (iii) invoices and/or other evidence of payment of amounts owing reasonably satisfactory to Lender for payments in excess of $250,000; (iv) at Lender’s option, if the cost of any individual tenant improvement exceeds $250,000, a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect’s or engineer’s inspection of such tenant improvement and (v) at Lender’s option, if the cost of any individual tenant improvement exceeds $250,000, a title search for the applicable Individual Continental Property indicating that the applicable Individual Continental Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances. Lender shall not be required to disburse Leasing Reserve Funds more frequently than twice each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Leasing Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Notwithstanding the foregoing, in connection with Borrower’s sale of any Individual Continental Property pursuant to the terms of this Agreement, Lender acknowledges that Borrower may request and Lender shall disburse a portion of the Leasing Reserve Funds to fund any tenant improvement/ leasing reserves required under the applicable purchase and sale agreement for such Individual Continental Property for post-closing work or leasing commissions responsible to be paid by Borrower. Notwithstanding anything contained herein to the contrary, during a Trigger Period, no Leasing Reserve Funds shall be disbursed to Manager for any “Leasing Commissions” (as defined in the Management Agreement) or other similar fees incurred by Manager (as opposed to another third party broker) pursuant to the Management Agreement.

(c) Any amounts remaining in the Leasing Reserve Fund after the Debt has been paid in full, shall be returned (x) in the event the Mezzanine Loan is outstanding, to Mezzanine Lender to be applied in accordance with the Mezzanine Loan Agreement, or (y) in the event that the Mezzanine Loan is paid in full, to Borrower.

(d) In no instance shall Borrower request, nor shall Lender be required to disburse, funds in the Leasing Reserve Account with respect to any tenant improvement costs and/or leasing commissions to the extent that amounts therefor have been reserved for in the Unfunded Obligations Reserve Account.

Confidential Treatment Requested by Retail Value Inc. RVI-275.

Pursuant to 17 C.F.R. Section 200.83.

Section 8.4. Operating Expense Funds.

(a) On each Monthly Payment Date occurring on and after the occurrence and during the continuance of a Trigger Period, Borrower shall deposit (or shall cause there to be deposited) into an Eligible Account held by Lender or Servicer (the “Operating Expense Account”) an amount equal to the aggregate amount of Approved Operating Expenses and Approved Extraordinary Expenses to be incurred by Borrower for the then current Interest Accrual Period (such amount, the “Op Ex Monthly Deposit”). Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Operating Expense Funds”. Provided no Event of Default has occurred and is continuing, Lender shall disburse the Operating Expense Funds to Borrower to pay Approved Operating Expenses and/or Approved Extraordinary Expenses upon Borrower’s request (which such request shall be accompanied by an Officer’s Certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense shall be paid with the requested disbursement).

(b) Subject to Section 8.14(i), any amounts remaining in the Operating Expense Fund after the Debt has been paid in full, shall be returned (x) in the event the Mezzanine Loan is outstanding, to Mezzanine Lender to be applied in accordance with the Mezzanine Loan Agreement, or (y) in the event that the Mezzanine Loan is paid in full, to Borrower.

Section 8.5. Excess Cash Flow Funds.

(a) On each Monthly Payment Date occurring on and after the occurrence and continuance of a Trigger Period, Borrower shall deposit (or cause to be deposited) into an Eligible Account with Lender or Servicer (the “Excess Cash Flow Account”) an amount equal to the Excess Cash Flow generated by the Property for the immediately preceding Interest Accrual Period (each such monthly deposit being herein referred to as the “Monthly Excess Cash Flow Deposit” and the amounts on deposit in the Excess Cash Flow Account being herein referred to as the “Excess Cash Flow Funds”).

(b) At all times following the completion of the Spinoff Transaction, (A) within thirty (30) days of the beginning of each Trigger Period and (B) during a Trigger Period, within thirty (30) days of the start of Sponsor’s taxable year, Borrower shall provide to Lender Sponsor’s good faith estimate (after taking into account amounts set forth in Section 4.30(a)(i) hereof) of the Required REIT Distribution, the TRS Taxes and/or the Puerto Rico Taxes for such taxable year (such estimated amount, the “Required Distribution/Tax Threshold Amount”), which estimate shall, in each case, be verified by Sponsor’s accountant (which shall be an independent accountant reasonably acceptable to Lender). Sponsor shall be permitted, no less frequently than quarterly, to increase or decrease, as the case may be, the Required Distribution/ Tax Threshold Amount. Any amounts on deposit in the Excess Cash Flow Account above the then-current applicable Required Distribution/Tax Threshold Amount for such taxable year shall be utilized on each Monthly Payment Date to partially prepay the Debt in accordance with Sections 2.7(b) or (c) hereof. Within ten (10) days following written request of Borrower (which request shall be made no more frequently than quarterly and shall be accompanied by an Officer’s Certificate (w) stating that the items to be funded from the requested disbursement are for the Required REIT Distribution, the TRS Taxes and/or the Puerto Rico Taxes, (y) identifying

Confidential Treatment Requested by Retail Value Inc. RVI-276.

Pursuant to 17 C.F.R. Section 200.83.

the amount of the Required REIT Distribution, the TRS Taxes and the Puerto Rico Taxes to be paid from the requested disbursement and (z) detailing the amounts set forth in Section 4.30 used (or otherwise available) to pay such Required REIT Distribution, the TRS Taxes and the Puerto Rico Taxes for such taxable year), Excess Cash Flow Funds to pay the Required REIT Distributions, the TRS Taxes and/or the Puerto Rico Taxes shall be released to Borrower. Any Excess Cash Flow Funds remaining in the Excess Cash Flow Account shall be disbursed to Borrower upon the expiration of all Trigger Periods in accordance with the applicable terms and conditions hereof.

Section 8.6. Tax and Insurance Funds. In addition to the initial deposits with respect to Taxes and, if applicable, Insurance Premiums made by Borrower to Lender on the Closing Date and deposited in the Tax Account and the Insurance Account, respectively, on each Monthly Payment Date, Borrower shall pay (or cause to be paid) to Lender (a) one-twelfth of an amount which would be sufficient to pay the Taxes at each Individual Continental Property payable, or estimated by Lender to be payable, during the next ensuing twelve (12) months assuming that said Taxes are to be paid in full on the Tax Payment Date (exclusive of any Taxes payable directly by Tenants under Leases at each Individual Continental Property in effect on the date hereof or which are entered into after the date hereof in accordance with this Agreement for which the Tenant is required to pay such Taxes directly) (the “Monthly Tax Deposit”), each of which such deposits shall be held in an Eligible Accounts by Lender or Servicer (hereinafter respectively referred to as the “Tax Account”), and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering each Individual Continental Property (or any portion thereof) shall not constitute an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Subsection 7.1(c) hereof, one-twelfth of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies covering each Individual Continental Property upon the expiration thereof (the “Monthly Insurance Deposit”), each of which such deposits shall be held in Eligible Accounts by Lender or Servicer (hereinafter respectively referred to as the “Insurance Account”) (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”). Additionally, if, at any time, Lender determines that amounts on deposit in or scheduled to be deposited in (i) the Tax Account will be insufficient to pay all applicable Taxes at each Individual Continental Property in full on the Tax Payment Date and/or (ii) the Insurance Account will be insufficient to pay all applicable Insurance Premiums for Policies covering each Individual Continental Property in full on the Insurance Payment Date, Borrower shall make a True Up Payment with respect to such insufficiency into the applicable Reserve Account. Borrower agrees to notify Lender promptly of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums at each Individual Continental Property of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Taxes at each Individual Continental Property directly from the appropriate taxing authority, provided, however, that, Borrower shall not be required to make a True Up Payment for any Taxes paid for by an Excluded Tax Reserve Tenant so long as the Excluded Tax Reserve Tenant Conditions are satisfied. Subject to Section 8.14(i), provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Lender shall be obligated to pay the Taxes and Insurance Premiums at each Individual Continental Property as they become due on their respective due dates (or with respect to Taxes, such earlier date as is set forth on Schedule 8.6-A hereto (as the same may be updated, amended

Confidential Treatment Requested by Retail Value Inc. RVI-277.

Pursuant to 17 C.F.R. Section 200.83.

or otherwise modified from time to time by Borrower in the exercise of its commercially reasonable business judgment)) on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums at each Individual Continental Property. Notwithstanding anything to the contrary in the immediately preceding sentences, (I) with respect to the Taxes payable directly by Tenants identified on Schedule 8.6-A hereto (as the same may be updated, amended or otherwise modified from time to time by Borrower in the exercise of its commercially reasonable business judgment) pursuant to the related Lease (such Taxes, the “PBO Taxes”), Lender shall pay such PBO Taxes only if Lender failed to receive, within thirty (30) days after the due date for such PBO Taxes, evidence reasonably acceptable to Lender that the applicable Tenant paid such PBO Taxes in full and promptly following receipt of such evidence, so long as no Trigger Period is then in effect, Lender shall deposit (to the extent of available funds) that portion of the Tax and Insurance Funds equal to the amount of the paid PBO Taxes for which Lender received evidence of payment in full in accordance with the foregoing into the Cash Management Account, which amount shall be applied in accordance with this Agreement and the other Loan Documents; and (II) Borrower shall not be required to reserve with Lender the Taxes for the portions of the Properties identified on Schedule 8.6-B and leased to the Excluded Tax Reserve Tenant identified thereon, so long as (x) there exists no Event of Default under the Loan Documents, (y) Lender shall have received, within sixty (60) days after the due date for such Taxes, evidence reasonably acceptable to Lender that the applicable Excluded Tax Reserve Tenant paid such Taxes in full and (z) such Excluded Tax Reserve Tenant has an Investment Grade Rating (the conditions set forth in clause (x), (y) and (z) above, the “Excluded Tax Reserve Tenant Conditions”). If the amount of the Tax and Insurance Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.5 and 7.1 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Funds. Any amounts remaining in the Tax and Insurance Fund after the Debt has been paid in full, shall be returned (x) in the event the Mezzanine Loan is outstanding, to Mezzanine Lender to be applied in accordance with the Mezzanine Loan Agreement, or (y) in the event that the Mezzanine Loan is paid in full, to Borrower. Lender shall only be obligated to collect and disburse funds for the payment of Taxes and Insurance Premiums at the Individual Continental Properties. Lender shall only disburse Tax and Insurance Funds to pay Tax and/or Insurance Premiums related to Individual Continental Properties.

Section 8.7. Intentionally Omitted.

Section 8.8. Unfunded Obligations Reserve Funds.

(a) Borrower shall perform or cause to be performed the unfunded obligations at each Individual Continental Property as set forth on Schedule 8.8 hereto for the Lease with the Tenant specified on such Schedule 8.8 hereto (all such obligations are hereinafter referred to as the “Unfunded Obligations”). On the Closing Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Unfunded Obligations Reserve Account”) an amount equal to $11,282,466, such amount representing, in the aggregate, any outstanding free rent, tenant improvement allowances and/or leasing commissions due in connection with any Lease at each Individual Continental Property as of the Closing Date. Amounts deposited pursuant to this Section 8.8 are referred to herein as the “Unfunded Obligations Reserve Funds”.

Confidential Treatment Requested by Retail Value Inc. RVI-278.

Pursuant to 17 C.F.R. Section 200.83.

(b) Subject to Section 8.14(i), Lender shall disburse to Borrower the Unfunded Obligations Reserve Funds for tenant improvement costs and/or leasing commissions identified on Schedule 8.8, upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and/or leasing commissions to be paid and the Individual Continental Property to which such costs relate; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) to the extent that such Unfunded Obligations relate to tenant improvements at an Individual Continental Property, Lender shall have received a certificate from Borrower (A) stating that all tenant improvements at the applicable Individual Continental Property to be funded by the requested disbursement have been completed, to the extent of such payment, in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements (if any), (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment satisfactory to Lender (if any); (iv) at Lender’s option, if the cost of any individual tenant improvement exceeds $250,000, Lender shall have received a title search for the applicable Individual Continental Property indicating that the applicable Individual Continental Property is free from all liens, claims and other encumbrances not previously approved by Lender (other than Permitted Encumbrances); and (v) Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the applicable Individual Continental Property, and/or leasing commissions to be funded by the requested disbursement have been completed and/or have expired (to the extent applicable), are due and payable and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Unfunded Obligations Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Unfunded Obligations Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Lender shall only disburse Unfunded Obligations Reserve Funds to pay for Unfunded Obligations at the Individual Continental Properties.

(c) Any amounts remaining in the Unfunded Obligation Reserve Fund after the Debt has been paid in full, shall be returned (x) in the event the Mezzanine Loan is outstanding, to Mezzanine Lender to be applied in accordance with the Mezzanine Loan Agreement, or (y) in the event that the Mezzanine Loan is paid in full, to Borrower.

Section 8.9. Required REIT Distributions and Tax Funds. (a) Borrower shall establish on the date hereof an Eligible Account with Lender or Servicer (the “Required REIT Distributions and Tax Account”) into which Borrower shall deposit, upon written notice to Lender, the portion of the Net Sales Proceeds from the sale of an Individual Property in accordance with Section 2.10 hereof and/or Section 2.14 hereof, that Sponsor in good faith determines verified by Sponsor’s accountant (which shall be an independent accountant reasonably acceptable to Lender) is the minimum amount necessary to fund (x) the Required

Confidential Treatment Requested by Retail Value Inc. RVI-279.

Pursuant to 17 C.F.R. Section 200.83.

REIT Distribution, (y) the TRS Taxes and (z) the Puerto Rico Taxes, in each case, solely to the extent such amount is payable and allocable to the sale of such Individual Property (as opposed to Required REIT Distribution, TRS Taxes and Puerto Rico Taxes due generally for such taxable year) and after taking into account Sponsor’s good faith estimate verified by Sponsor’s accountant (which shall be an independent accountant reasonably acceptable to Lender) of amounts available to fund the Required REIT Distribution, the TRS Taxes and the Puerto Rico Taxes pursuant to clauses (a) and (b) of Section 4.30 hereof (such amounts, the “Required REIT Distributions and Tax Funds”).

(b) At all times following the completion of the Spinoff Transaction, (i) within ten (10) days following written request of Borrower (which request shall be accompanied by an Officer’s Certificate (w) stating that the items to be funded from the requested disbursement are for the Required REIT Distribution, the TRS Taxes and/or the Puerto Rico Taxes, (x) identifying the amount of the Required REIT Distribution, the TRS Taxes and the Puerto Rico Taxes to be paid from the requested disbursement, (y) providing an update (as necessary) of the estimate of the Required REIT Distribution, the TRS Taxes and the Puerto Rico Taxes for such calendar year that Sponsor expects to be due and payable and the amount that has been actually paid, as of such date, toward the Required REIT Distribution, the TRS Taxes and the Puerto Rico Taxes and (z) detailing the amounts set forth in Section 4.30 used (or otherwise available) to pay such Required REIT Distribution, the TRS Taxes and the Puerto Rico Taxes for such taxable year), Required REIT Distributions and Tax Funds to pay the Required REIT Distributions, the TRS Taxes and/or the Puerto Rico Taxes and (ii) within two hundred and seventy days following the end of each taxable year of Sponsor, promptly following written request of Borrower, any amount remaining in the Required REIT Distributions and Tax Account with respect to Sponsor’s preceding taxable year shall be utilized to partially prepay the Debt in accordance with Sections 2.7(b) or (c) hereof.

Section 8.10. Ground Lease Reserve Funds.

Borrower shall establish on the date hereof an Eligible Account with Lender or Servicer (the “Ground Lease Reserve Account”) into which Borrower shall (A) deposit on the Closing Date, the amount of $32,916.00 and (B) deposit (the “Monthly Ground Rent Deposit”) on each Monthly Payment Date the sum of one-twelfth (1/12) of the base rent, percentage rent and any and all other charges due (the “Ground Rent”) under the Ground Lease that Lender reasonably estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all Ground Rent at least thirty days before the same shall become due and payable (the “Ground Lease Reserve Funds”). Lender shall apply any amounts held in the Ground Lease Reserve Account to the payment of Ground Rent under the Ground Lease. Any amounts remaining in the Ground Lease Reserve Fund after the Debt has been paid in full or after the Ground Leased Property has been released in accordance with the terms hereunder, shall be returned (x) in the event the Mezzanine Loan is outstanding, to Mezzanine Lender to be applied in accordance with the Mezzanine Loan Agreement, or (y) in the event that the Mezzanine Loan is paid in full, to Borrower. If at any time Lender reasonably determines that the Ground Lease Reserve Funds are not or will not be sufficient to make payments due under the Ground Lease in a timely manner, Lender shall notify Borrower of any such determination and Borrower shall pay to Lender any amount required by Lender to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.

Confidential Treatment Requested by Retail Value Inc. RVI-280.

Pursuant to 17 C.F.R. Section 200.83.

Section 8.11. Deferred Management Fee Reserve. Borrower shall establish on the date hereof an Eligible Account with Lender or Servicer (the “Deferred Management Fee Reserve Account”). On each Monthly Payment Date occurring on and after the occurrence and during the continuance of a Trigger Period, Borrower shall (A) within five (5) Business Days of each Monthly Payment Date during a Trigger Period, deliver to Lender an Officer’s Certificate (such certificate, a “Deferred Management Certificate”) detailing the applicable Deferred Management Fees earned by Manager prior to the date of such Officer’s Certificate and not previously the subject of a Deferred Management Certificate, together with evidence (reasonably acceptable to Lender) that such Deferred Management Fees were actually incurred and earned by Manager and (B) to the extent the applicable Deferred Management Fee Cap has not been achieved for the applicable Deferred Management Fee Calculation Period, Borrower shall deposit: (i) an amount equal to all earned and unpaid Deferred Management Leasing Fees until the aggregate amount of funds deposited in the Deferred Management Fee Reserve Account during the applicable Deferred Management Fee Calculation Period for Deferred Management Leasing Fees is equal to $1,500,000 (the “Deferred Leasing Fee Annual Cap”), (ii) an amount equal to all earned and unpaid Deferred Construction and Tenant Coordination Fees until the aggregate amount of funds deposited in the Deferred Management Fee Reserve Account during the applicable Deferred Management Fee Calculation Period for Deferred Construction and Tenant Coordination Fees is equal to $300,000 (the “Deferred Coordination Fee Annual Cap”) and (iii) earned but unpaid Deferred Disposition Fees shall be deposited in the Deferred Management Fee Reserve Account (collectively, the “Deferred Management Fee Reserve Funds”). Any Deferred Management Fee Reserve Funds remaining in the Deferred Management Fee Reserve Account shall be disbursed to Borrower for payment to Manager of the Deferred Management Leasing Fees, Deferred Construction and Tenant Coordination Fees and Deferred Disposition Fees, as applicable, upon the expiration of such Trigger Period (and provided no other Trigger Period shall then exist) in accordance with the applicable terms and conditions hereof. Any amounts remaining in the Deferred Management Fee Reserve Account after the Debt has been paid in full, shall be returned (x) in the event the Mezzanine Loan is outstanding, to Mezzanine Lender to be applied in accordance with the Mezzanine Loan Agreement, or (y) in the event that the Mezzanine Loan is paid in full, to Borrower.

Section 8.12. BI Proceeds Reserve Account. Borrower shall establish on the date hereof an Eligible Account with Lender or Servicer (the “BI Proceeds Reserve Account”) into which Borrower shall cause to be deposited all BI Proceeds (such amounts on deposit in the BI Proceeds Reserve Account, the “BI Proceeds Reserve Funds”). Within five (5) Business Days of Borrower’s deposit of any BI Proceeds, Borrower shall deliver to Lender an Officer’s Certificate detailing the amount of BI Proceeds received and deposited for the preceding calendar month, the time periods to which such BI Proceeds relate and the Individual Puerto Rico Property that such BI Proceeds are allocable to. Borrower shall deliver to Lender a schedule (which schedule shall be subject to the reasonable approval of Lender) of disbursement (such schedule, as approved by Lender and as the same may be amended and/or updated from time to time as BI Proceeds are deposited into the BI Proceeds Reserve Account, the “BI Proceeds Disbursement Schedule”) of the BI Proceeds Reserve Funds, which schedule shall provide for the transfer of BI Proceeds Reserve Funds to the Cash Management Account (i) to

Confidential Treatment Requested by Retail Value Inc. RVI-281.

Pursuant to 17 C.F.R. Section 200.83.

the extent such BI Proceeds relate to time periods prior to the date received, the total amount of such BI Proceeds most recently deposited (for example, if on August 1st Borrower receives $100,000 from the insurance company to cover the 6 month period preceding the date Borrower received such funds, $100,000 shall be transferred to the Cash Management Account on the next applicable Monthly Payment Date) and (ii) to the extent such BI Proceeds relate to future time periods, in equal installments over the period of time that such deposits of BI Proceeds Reserve Funds were meant to cover (for example, if the related insurance company paid $100,000 to Borrower in a lump sum to cover 6 months of business interruption then $16,666 shall be transferred to the Cash Management Account monthly for 6 months). Lender shall transfer BI Proceeds Reserve Funds to the Cash Management Account for application in accordance with Section 9.3 hereof pursuant to the most recently approved BI Proceeds Disbursement Schedule. Until such time as Lender receives a BI Proceeds Disbursement Schedule, such BI Proceeds Reserve Funds shall be held in the BI Proceeds Reserve Account. To the extent Borrower receives BI Proceeds, at any time after the date hereof, relating to periods of time prior to the Closing Date, Borrower shall be entitled to retain such BI Proceeds (and not deposit such amounts in the BI Proceeds Reserve Account), provided that Borrower shall deliver to Lender an Officer’s Certificate detailing the amount of such BI Proceeds received and the period for which such BI Proceeds were paid. Until deposited into the BI Proceeds Reserve Account, any BI Proceeds held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Lender pursuant to the Loan Documents and shall not be commingled with any other funds or property of Borrower.

Section 8.13. Peach Street Special Reserve. Borrower shall establish on the date hereof an Eligible Account with Lender or Servicer (the “Peach Street Special Reserve Account”) into which Borrower shall cause to be deposited the amount of $2,000,000 (the “Peach Street Special Reserve Funds”). Provided there exists no Event of Default, upon satisfaction of the Peach Street Reserve Disbursement Conditions, the Peach Street Special Reserve Funds shall be deposited in the Cash Management Account and applied in accordance with Section 9.3 hereof. Borrower hereby covenants to use commercially reasonable efforts to cause all Peach Street Reserve Disbursement Conditions to be satisfied on or before August 14, 2018, provided that if such Peach Street Reserve Disbursement Conditions are not satisfied by such date and Borrower shall have delivered evidence to Lender of its commercially reasonable efforts to cause such Peach Street Reserve Disbursement Conditions to be satisfied and thereafter diligently and expeditiously proceeds to cause the same to be satisfied, such date shall be extended for so long as is reasonably necessary for Borrower in the exercise of due diligence to cause such Peach Street Reserve Disbursement Conditions to be satisfied. If prior to the time that all Peach Street Reserve Disbursement Conditions have been satisfied, Peach Street Ground Lessor’s mortgagee commences any foreclosure action or other exercise of remedies under the mortgage securing the fee interest owned by Peach Street Ground Lessor and Lender determines (in its sole discretion) that the Peach Street Ground Lease Property is in (or will likely be in) imminent danger of being sold, forfeited, terminated, cancelled or lost, Lender shall may, in its sole discretion, use the Peach Street Special Reserve Funds to pay off such mortgage or to otherwise protect Lender’s interest in the Peach Street Ground Lease Property.

Confidential Treatment Requested by Retail Value Inc. RVI-282.

Pursuant to 17 C.F.R. Section 200.83.

Section 8.14. The Accounts Generally.

(a) Borrower grants to Lender a first-priority perfected security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 8.14 (together with the other related provisions of the other Loan Documents) are intended to give Lender and/or Servicer “control” of the Accounts and the Account Collateral and serve as a “security agreement” and a “control agreement” with respect to the same, in each case, within the meaning of the UCC. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein. The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Notwithstanding anything to the contrary contained herein, unless otherwise consented to in writing by Lender, Borrower shall only be permitted to request (and Lender shall only be required to disburse) Reserve Funds on account of the liabilities, costs, work and other matters (as applicable) for which said sums were originally reserved hereunder, in each case, as reasonably determined by Lender.

(b) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral in the form required to properly perfect Lender’s security interest therein. Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Accounts, (ii) Lender may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement, the related restricted account agreement

Confidential Treatment Requested by Retail Value Inc. RVI-283.

Pursuant to 17 C.F.R. Section 200.83.

and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d) The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e) Borrower shall indemnify Lender and hold Lender harmless from and against any and all Losses arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f) Borrower and Lender (or Servicer on behalf of Lender) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Lender. In the event that Lender or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Lender in transferring the applicable Accounts to an institution that satisfies such criteria. Borrower hereby grants Lender power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution, which power of attorney shall only be exercised during the continuance of an Event of Default if Borrower fails to do the same within five (5) Business Days of written notice.

(g) Interest accrued on any Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Lender.

(h) Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all fees, charges, costs and expenses in connection with the Accounts, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

(i) Lender acknowledges and agrees that reserves required in accordance with Sections 8.1, 8.2, 8.3, 8.4, 8.6, and 8.8 shall be maintained and accounted for by Lender with respect to each Individual Continental Property, and that, provided that no Event of Default is continuing, Lender shall release all Reserve Funds deposited for any Individual Continental Property promptly upon the Partial Release of such Individual Continental Property in accordance with the terms of Section 2.10 hereof. In addition, Lender acknowledges and agrees that the Casualty Proceeds Restricted Account shall be maintained and accounted for by Lender

Confidential Treatment Requested by Retail Value Inc. RVI-284.

Pursuant to 17 C.F.R. Section 200.83.

with respect to each Individual Puerto Rico Property, and that, provided that no Event of Default is continuing, Lender shall release all Casualty Proceeds deposited for any Individual Puerto Rico Property promptly upon the Partial Release of such Individual Puerto Rico Property in accordance with the terms of Section 2.10 hereof.

Section 8.15. Letters of Credit.

(a) This Section shall apply to any Letters of Credit which are permitted to be delivered pursuant to the express terms and conditions hereof. The aggregate amount of all Letters of Credit delivered hereunder shall not exceed ten percent (10%) of the original principal amount of the Loan. Other than in connection with any Letters of Credit delivered in connection with the closing of the Loan, Borrower shall give Lender no less than ten (10) days written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. No party other than Lender shall be entitled to draw on any such Letter of Credit. In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Lender a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Lender, after receiving such replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided, that, no replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Funds.

(b) Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than thirty (30) days prior to such termination); (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower has not substituted a Letter of Credit from an Approved Bank within fifteen (15) days after notice; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed (provided that Lender has delivered evidence (without any

Confidential Treatment Requested by Retail Value Inc. RVI-285.

Pursuant to 17 C.F.R. Section 200.83.

indemnification obligations associated therewith) reasonably satisfactory to the issuing bank of such loss, mutilation, theft or destruction) or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

Section 8.16. No Reserves for Individual Puerto Rico Properties.

For the avoidance of doubt, at no time in connection with this Loan shall any reserves set forth in this Article 8 (other than the reserves established in Sections 8.4, 8.5 and 8.9) be required for any of the Individual Puerto Rico Properties.

ARTICLE 9

CASH MANAGEMENT

Section 9.1. Establishment of Certain Accounts.

(a) Borrower shall, simultaneously herewith, establish one or more Eligible Accounts (collectively, the “Restricted Account”) pursuant to the Restricted Account Agreements in the name of Borrower for the sole and exclusive benefit of Lender into which Borrower shall deposit, or cause to be deposited, all revenue generated by the Property. Pursuant to each Restricted Account Agreement, funds on deposit in the Restricted Account shall be transferred on each Business Day to the Cash Management Account.

(b) Borrower shall, simultaneously herewith, establish an Eligible Account (the “Casualty Proceeds Restricted Account”) pursuant to the Casualty Proceeds Restricted Account Agreement in the name of Borrower for the sole and exclusive benefit of Lender into which Borrower shall deposit, or cause to be deposited, all casualty insurance proceeds received with respect to any insurance policy related to any Individual Puerto Rico Property on account of any claim made under such policies resulting from losses due to any Prior Hurricane Damage (such proceeds, collectively, the “Casualty Proceeds”). Provided that no Event of Default or Mezzanine Loan Default shall exist and subject to Borrower’s compliance with Section 4.29 hereof, Borrower shall have access to all Casualty Proceeds on deposit in the Casualty Proceeds Restricted Account. All Casualty Proceeds shall only be used to (x) restore (including to reimburse Borrower for amounts expended by Borrower in connection with such restoration prior to the Closing Date) in accordance with Section 4.29 hereof the damage to the Individual Puerto Rico Properties caused by the Prior Hurricane Damage or (y) pay amounts due under the Loan. Until deposited into the Casualty Proceeds Restricted Account, any Casualty Proceeds held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Lender pursuant to the Loan Documents and shall not be commingled with any other funds or property of Borrower.

Confidential Treatment Requested by Retail Value Inc. RVI-286.

Pursuant to 17 C.F.R. Section 200.83.

(c) Simultaneously herewith, Lender, Additional Obligor (on behalf of each Borrower) shall establish an Eligible Account (the “Cash Management Account”) with an Eligible Institution (or Lender or Servicer, as applicable), in the name of Additional Obligor (on behalf of each Borrower) for the sole and exclusive benefit of Lender. Simultaneously herewith, Lender, on Borrower’s behalf, shall also establish with Lender or Servicer an Eligible Account into which Borrower shall deposit, or cause to be deposited the amounts required for the payment of debt service under the Loan (the “Debt Service Account”).

Section 9.2. Deposits into the Restricted Account; Maintenance of Restricted Account.

(a) Borrower represents, warrants and covenants that, so long as the Debt remains outstanding, (i) Borrower shall, or shall cause Manager and Pledgor to, immediately deposit all Rent and other revenue derived from the Property (including any distributions received by Pledgor) and received by Borrower, Pledgor or Manager, as the case may be, into the Restricted Account; (ii) (A) within fourteen (14) days following the Closing Date, Borrower shall send a notice, containing the information in the form attached hereto as Exhibit A, to all Tenants now occupying space at the Property directing them to pay all rent and other sums due under the Lease to which they are a party into the Restricted Account (such notice, the “Tenant Direction Notice”), (B) simultaneously with the execution of any Lease entered into on or after the date hereof in accordance with the applicable terms and conditions hereof, Borrower shall furnish each Tenant under each such Lease the Tenant Direction Notice (unless the relevant information is set forth in the Lease itself) and (C) Borrower shall continue to send the aforesaid Tenant Direction Notices until each addressee thereof complies with the terms thereof; (iii) for so long as the Debt remains outstanding there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited; and (iv) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property. Until deposited into the Restricted Account, any Rents and other revenues from the Property held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Lender pursuant to the Security Instrument, the Pledge Agreement and the other Loan Documents and shall not be commingled with any other funds or property of Borrower. Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 9.2 without Lender’s prior written consent.

(b) Borrower shall maintain the Restricted Account and the Casualty Proceeds Restricted Account for so long as the Debt remains outstanding, which Restricted Account and the Casualty Proceeds Restricted Account shall be under the sole dominion and control of Lender (subject to the terms hereof and of the Restricted Account Agreement and the Casualty Proceeds Restricted Account Agreement, as applicable). Each of the Restricted Account and the Casualty Proceeds Restricted Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Lender. Borrower hereby grants to Lender a first-priority security interest in the Restricted Account and the Casualty Proceeds Restricted Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Restricted Account and the Casualty Proceeds Restricted Account. Borrower hereby authorizes Lender to file UCC

Confidential Treatment Requested by Retail Value Inc. RVI-287.

Pursuant to 17 C.F.R. Section 200.83.

Financing Statements and continuations thereof to perfect Lender’s security interest in the Restricted Account and the Casualty Proceeds Restricted Account and all deposits at any time contained therein and the proceeds thereof. Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect. All costs and expenses for establishing and maintaining the Restricted Account (or any successor thereto) and the Casualty Proceeds Restricted Account (or any successor thereto) shall be paid by Borrower. All monies now or hereafter deposited into the Restricted Account and the Casualty Proceeds Restricted Account shall be deemed additional security for the Debt. Borrower shall pay all sums due under and otherwise comply with the Restricted Account Agreement and the Casualty Proceeds Restricted Account Agreement. Borrower shall not alter or modify either the Restricted Account and/or the Casualty Proceeds Restricted Account or the Restricted Account Agreement and/or the Casualty Proceeds Restricted Account Agreement, in each case without the prior written consent of Lender. The Restricted Account Agreement and the Casualty Proceeds Restricted Account Agreement shall provide (and Borrower shall provide) Lender online access to bank and other financial statements relating to the Restricted Account and/or the Casualty Proceeds Restricted Account (including, without limitation, a listing of the receipts being collected therein). In connection with any Secondary Market Transaction, Lender shall have the right to cause the Restricted Account and the Casualty Proceeds Restricted Account to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender’s rights and/or interests with respect to the Restricted Account and the Casualty Proceeds Restricted Account. Lender shall provide Borrower with prompt written notice of any such renaming of the Restricted Account and the Casualty Proceeds Restricted Account. Borrower shall not further pledge, assign or grant any security interest in the Restricted Account and/or the Casualty Proceeds Restricted Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Each of the Restricted Account and the Casualty Proceeds Restricted Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or the applicable Bank. Upon (A) a Bank ceasing to be an Eligible Institution, (B) the Restricted Account and/or the Casualty Proceeds Restricted Account (as applicable) ceasing to be an Eligible Account, (C) any resignation by a Bank or termination of the Restricted Account Agreement and/or the Casualty Proceeds Restricted Account Agreement (as applicable) by the applicable Bank or Lender and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s request, (1) terminate the existing Restricted Account Agreement and/or the Casualty Proceeds Restricted Account Agreement (as applicable), (2) appoint a new Bank related to the applicable Account (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (3) cause such Bank to open a new Restricted Account and/or a new Casualty Proceeds Restricted Account (as applicable) (which such account shall be an Eligible Account) and enter into a new Restricted Account Agreement with Lender on substantially the same terms and conditions as the previous Restricted Account Agreement with Lender and/or the Casualty Proceeds Restricted Account Agreement with Lender on substantially the same terms as the previous Casualty Proceeds Restricted Account Agreement, as applicable, and (4) send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new Restricted Account Agreement and/or

Confidential Treatment Requested by Retail Value Inc. RVI-288.

Pursuant to 17 C.F.R. Section 200.83.

the Casualty Proceeds Restricted Account Agreement, as applicable, and Restricted Account and/or the Casualty Proceeds Restricted Account, as applicable. Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 9.2 in the name of Borrower in the event that an Event of Default has occurred and is continuing and Borrower fails to do the same within five (5) Business Days of written notice. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

Section 9.3. Disbursements from the Cash Management Account. Provided no Event of Default has occurred and is continuing, on each Monthly Payment Date Lender or Servicer, as applicable, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority:

(a) First, funds sufficient to pay the Monthly Ground Rent Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Ground Lease Reserve Account;

(b) Second, funds sufficient to pay the Monthly Tax Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Tax Account;

(c) Third, funds sufficient to pay the Monthly Insurance Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Insurance Account;

(d) Fourth, funds sufficient to pay any interest accruing at the Default Rate, if any, and late payment charges, if any, shall be deposited into the Debt Service Account;

(e) Fifth, funds sufficient to pay the Debt Service due on the then applicable Monthly Payment Date (without duplication of any portion thereof already deposited therein under subsection (c) above) shall be deposited in the Debt Service Account;

(f) Sixth, during the continuance of a Trigger Period, funds sufficient to pay the Op Ex Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Operating Expense Account;

(g) Seventh, funds sufficient to pay the Capital Expenditures Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Capital Expenditures Reserve Account;

(h) Eighth, funds sufficient to pay the Leasing Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Leasing Reserve Account;

(i) Ninth, funds sufficient to pay any other amounts due and owing to Lender and/or Servicer pursuant to the terms hereof and/or of the other Loan Documents, if any, shall be deposited with or as directed by Lender;

(j) Tenth, funds sufficient to pay the Mezzanine Debt Service (as defined in the Mezzanine Loan) as well as other sums then due and required to be paid to Mezzanine

Confidential Treatment Requested by Retail Value Inc. RVI-289.

Pursuant to 17 C.F.R. Section 200.83.

Lender pursuant to Article 2 of the Mezzanine Loan Agreement (other than the payment of any outstanding principal balance of the Mezzanine Loan on the Maturity Date (as defined in the Mezzanine Loan), whether such Maturity Date (as defined in the Mezzanine Loan) is the scheduled Maturity Date (as defined in the Mezzanine Loan) or an earlier date due to an acceleration of the Mezzanine Loan) to Mezzanine Lender;

(k) Eleventh, during the continuance of a Trigger Period, funds sufficient to pay the deposits (if any) required pursuant to Section 8.11 hereof;

(l) Twelfth, to the extent a Trigger Period shall have occurred and be continuing, all amounts remaining in the Cash Management Account after deposits for items (a) through (k) above (“Excess Cash Flow”) shall be deposited into the Excess Cash Flow Account; and

(m) Lastly, to the extent no Trigger Period shall have occurred and be continuing, all Excess Cash Flow shall be remitted to Borrower’s operating account.

Section 9.4. Withdrawals from the Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Debt Service Account, if any, shall be used to pay Debt Service when due, together with any late payment charges.

Section 9.5. Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Reserve Accounts shall (provided Lender is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 9.6. Maintenance of the Cash Management Account. Additional Obligor shall maintain (as nominee account holder for the benefit of each Borrower) the Cash Management Account for so long as the Debt remains outstanding, which Cash Management Account shall be under the sole dominion and control of Lender (subject to the terms hereof and of the Cash Management Agreement). The Cash Management Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Lender. Each of Additional Obligor and Borrower hereby grants to Lender a first-priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account. Each of Additional Obligor and Borrower hereby authorizes Lender to file UCC Financing Statements and continuations thereof to perfect Lender’s security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof. Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect. All costs and expenses for establishing and maintaining the Cash Management Account (or any successor thereto) shall be paid by Borrower. All monies now or hereafter deposited into the Cash Management Account shall be deemed additional security for

Confidential Treatment Requested by Retail Value Inc. RVI-290.

Pursuant to 17 C.F.R. Section 200.83.

the Debt. Each of Additional Obligor and Borrower shall pay all sums due under and otherwise comply with the Cash Management Agreement. Borrower shall not alter or modify the Cash Management Account or the Cash Management Agreement, in each case without the prior written consent of Lender. The Cash Management Agreement (and Borrower and Additional Obligor shall provide) Lender online access to bank and other financial statements relating to the Cash Management Account (including, without limitation, a listing of the receipts being collected therein). In connection with any Secondary Market Transaction, Lender shall have the right to cause the Cash Management Account to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender’s rights and/or interests with respect to the Cash Management Account. Lender shall provide Additional Obligor or Borrower with prompt written notice of any such renaming of the Cash Management Account. Neither Additional Obligor nor Borrower shall further pledge, assign or grant any security interest in the Cash Management Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. The Cash Management Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Additional Obligor or Borrower or the applicable Bank. Upon (A) a Bank ceasing to be an Eligible Institution, (B) the Cash Management Account ceasing to be an Eligible Account, (C) any resignation by a Bank or termination of the Cash Management Agreement by the applicable Bank or Lender and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s request, (1) terminate the existing Cash Management Agreement, (2) appoint a new Bank related to the applicable Account (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (3) cause such Bank to open a new Cash Management Account (which such account shall be an Eligible Account) and enter into a new Cash Management Agreement with Lender on substantially the same terms and conditions as the previous Cash Management Agreement with Lender on substantially the same terms and conditions as the previous Cash Management Agreement with Lender on substantially the same terms as the previous Cash Management Agreement, and (4) send new notices required pursuant to the terms hereof relating to such Cash Management Agreement to other Persons, including under the Restricted Account Agreement and/or the Casualty Proceeds Restricted Account Agreement, as applicable. Each of Additional Obligor and Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 9.6 in the name of Borrower and/or Additional Obligor in the event that an Event of Default has occurred and is continuing and Borrower and/or Additional Obligor fails to do the same within five (5) Business Days of written notice. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

Confidential Treatment Requested by Retail Value Inc. RVI-291.

Pursuant to 17 C.F.R. Section 200.83.

ARTICLE 10

EVENTS OF DEFAULT; REMEDIES

Section 10.1. Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due (except to the extent (i) sums sufficient to pay the Debt Service payment in question had been reserved hereunder prior to the applicable due date for the Debt Service payment in question for the express purpose of paying the Debt Service payment in question and Lender failed to pay the Debt Service payment in question when required hereunder, (ii) Lender’s access to such sums was not restricted or constrained in any manner and (iii) no Event of Default was continuing), (B) any deposit to any of the Accounts required hereunder or under the other Loan Documents is not paid when due or (C) any other portion of the Debt not specified in the foregoing subclause (A) or subclause (B) is not paid when due and such non-payment continues for five (5) Business Days following notice to Borrower that the same is due and payable;

(b) subject to Borrower’s rights to contest the same as provided herein, if any of the Taxes or Other Charges are not paid when the same are due and payable except to the extent (A) sums sufficient to pay the Taxes or Other Charges in question had been reserved hereunder prior to the applicable due date for the Taxes or Other Charges in question for the express purpose of paying the Taxes or Other Charges in question and Lender failed to pay the Taxes or Other Charges in question when required hereunder, (B) Lender’s access to such sums was not restricted or constrained in any manner and (C) no Event of Default was continuing;

(c) if (A) the Policies are not kept in full force and effect or (B) if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof, provided, that, with respect to foregoing subclause (B), such failure continues for five (5) Business Days after written notice from Lender, except to the extent (1) sums sufficient to pay the Insurance Premiums in question had been reserved hereunder prior to the applicable due date for the Insurance Premiums in question for the express purpose of paying the Insurance Premiums in question and Lender failed to pay the Insurance Premiums in question when required hereunder, (2) Lender’s access to such sums was not restricted or constrained in any manner and (3) no Event of Default was continuing;

(d) if any of the representations or covenants contained in Article 5 hereof are breached or violated;

(e) if (A) a Prohibited Transfer shall occur in violation of this Agreement or (B) any representation or covenants contained in Section 6.6 hereof is breached or violated in any material respect unless, with respect to this clause (B), (I) such breach or violation was immaterial, inadvertent and non-recurring and (II) Borrower corrects (or causes to be corrected) such failure within thirty (30) days of obtaining knowledge of such breach or violation;

(f) if any representation or warranty made herein, in the Environmental Indemnity, in the Guaranty or any other Loan Documents, or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any material adverse respect when made, provided, that if such untrue representation or warranty was unintentional and is susceptible of being cured (for the avoidance of doubt, a statement which has already been relied on by Lender to its detriment shall not be susceptible of being cured, provided, that, to the extent that such unintentional untrue representation relates solely to the street address of an Individual Property, Borrower shall have the right to cure the same in accordance with this clause (f) without the same constituting an immediate Event of Default), Borrower shall have the right to cure such representation or warranty within thirty (30) days of receipt of notice from Lender;

Confidential Treatment Requested by Retail Value Inc. RVI-292.

Pursuant to 17 C.F.R. Section 200.83.

(g) if (i) Borrower, Pledgor, Additional Obligor or any SPE Component Entity shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, Pledgor, Additional Obligor or any SPE Component Entity shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, any SPE Component Entity, Additional Obligor or Pledgor any case, proceeding or other action of a nature referred to in clause (i) above (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (iii) there shall be commenced against Borrower, any SPE Component Entity, Additional Obligor or Pledgor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; (iv) Borrower, Pledgor, Additional Obligor or any SPE Component Entity shall take any action in furtherance of, in collusion with respect to, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) Borrower, any SPE Component Entity, Additional Obligor or Pledgor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (vi) any Restricted Party is substantively consolidated with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving, Sponsor or its subsidiaries or a motion is made for substantive consolidation of Borrower, Pledgor, Additional Obligor or any SPE Component Entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Sponsor or its subsidiaries; or (vii) a Bankruptcy Event occurs;

(h) if the Property (or any portion thereof) becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any taxes not then delinquent (and provided that no penalties or fees are accruing thereon) and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days unless Borrower is contesting such lien in accordance with the terms and conditions of this Agreement and in accordance with all applicable Legal Requirements;

(i) if any federal Tax lien is filed against Borrower, Pledgor, Additional Obligor, any SPE Component Entity, the Collateral or the Property (or any portion thereof) and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after receipt of notice thereof unless Borrower is contesting such lien in accordance with the terms and conditions of this Agreement and in accordance with all applicable Legal Requirements;

Confidential Treatment Requested by Retail Value Inc. RVI-293.

Pursuant to 17 C.F.R. Section 200.83.

(j) if Borrower shall fail to pay any rent or any additional rent or other charge mentioned in or made payable by the Ground Lease when said rent or other charge is due and payable; provided, however, no Event of Default shall be deemed to have occurred hereunder by reason of the failure to pay the rent or other sums pursuant to the Ground Lease where sums sufficient to timely pay such amount are then available from funds held by Lender in the Ground Lease Reserve Account established hereunder and Lender is then entitled to fund such amount from such subaccount and Lender fails to pay the same;

(k) if any of the factual assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion (including, without limitation, in any schedules thereto and/or certificates delivered in connection therewith) are untrue or shall become untrue in any material respect and, provided no action has been filed with respect to Borrower, Pledgor, Additional Obligor or any SPE Component Entity under any Creditor Rights Law prior to the time that Lender becomes aware of the untrue assumption, Borrower shall fail to deliver to Lender within ten (10) Business Days after Lender’s request a New Non-Consolidation Opinion without such assumption;

(l) if Borrower defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder (and the Manager terminates the same) or if the Management Agreement is canceled, terminated or surrendered, expires pursuant to its terms or otherwise ceased to be in full force and effect, unless, in each such case, Borrower, within fifteen (15) Business Days of such cancellation, termination, surrender, expiration or cessation, enters into a Qualified Management Agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(m) if Borrower fails to appoint a New Manager within ten (10) Business Days of the request of Lender and/or fails to comply with any limitations on instructing the Manager and such failure continues for more than ten (10) Business Days after notice from Lender, each as required by and in accordance with, as applicable, the terms and provisions of, this Agreement, the Assignment of Management Agreement, the Pledge Agreement and the Security Instrument;

(n) if any representation under Section 3.7 and/or covenant under Section 4.19 herein relating to ERISA matters is breached other than to a de-minimis extent provided that (A) such breach does not, when taken together with any other uncured breaches in the aggregate, give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRS Code or cause or result in a Material Adverse Effect and (B) such breach is promptly remedied after Borrower’s knowledge of the same;

(o) if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document before such rent, additional rent or other charges become delinquent, (B) Borrower defaults under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified in any material respect without Lender’s prior written consent, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (E) a Property Document Event occurs, in each case, to the extent the same results in a Material Adverse Effect;

Confidential Treatment Requested by Retail Value Inc. RVI-294.

Pursuant to 17 C.F.R. Section 200.83.

(p) if Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement, Substitute Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, in accordance with Section 2.8 hereof;

(q) if Borrower shall be in default beyond applicable notice and grace periods under the Condominium Documents for more than ten (10) Business Days in the case of any default which can be cured by the payment of a sum of money or for thirty (30) Business Days in the case of any other default, provided that if such default (other than any default which can be cured by the payment of a sum of money) cannot reasonably be cured within such thirty (30) Business Day period and Borrower shall have commenced to cure such default within such thirty (30) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) Business Day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of sixty (60) Business Days;

(r) if the Condominium created by any Condominium Documents shall be surrendered, terminated or otherwise cancelled for any reason (whether by act or omission of Borrower or otherwise) without the prior written consent of Lender;

(s) if there shall occur any default by Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by the Ground Lease shall be surrendered or if the Ground Lease shall cease to be in full force and effect or such Ground Lease shall be terminated or canceled for any reason (whether by act or omission of Borrower or otherwise) or under any circumstances whatsoever (unless Lender’s prior written consent is first obtained), or if any of the terms, covenants or conditions of such Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(t) a voluntary prepayment of any Mezzanine Loan without a simultaneous pro rata prepayment of the Loan and each other Mezzanine Loan;

(u) a breach of Sections 4 and/or 5 of the Pledge Agreement;

(v) With respect to any default or breach of any term, covenant or condition of this Agreement not specified in subsections (a) through (u) above or not otherwise specifically specified as an Event of Default in this Agreement, if the same is not cured (i) within ten (10) days after notice from Lender (in the case of any default which can be cured by the payment of a sum of money) or (ii) for thirty (30) days after notice from Lender (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently

Confidential Treatment Requested by Retail Value Inc. RVI-295.

Pursuant to 17 C.F.R. Section 200.83.

and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of ninety (90) days; or

(w)if any default exists under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents (or if no such cure period is contained therein, beyond ten (10) Business Days following notice thereof from Lender) or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

Lender acknowledges and agrees that to the extent an Event of Default exists which Event of Default is specific to an Individual Property, the Partial Release of such Individual Property in accordance with the terms and conditions of Section 2.10 shall be sufficient to cure such Event of Default (provided that no other Events of Default shall be continuing after such Partial Release).

Notwithstanding anything contained herein to the contrary, with respect to each Affected Individual PR Property, prior to the completion (which date of completion shall be determined by Borrower exercising its commercially reasonable business judgment) of the PR Restoration for such Affected Individual PR Property, to the extent Borrower shall fail to satisfy a property-related covenant (as opposed to financial, ERISA or other non-property related covenant and specifically excluding the covenants set forth in Section 4.29 hereof) set forth in this Agreement related to any Affected Individual PR Properties on account of the Prior Hurricane Damage or the fact that the PR Restoration has not yet been completed, no Event of Default shall occur under this Agreement, provided that (x) no other Event of Default then exists, (x) Borrower is continuously and diligently pursuing completion of the PR Restoration in accordance with Section 4.29, and (y) Borrower provides Lender with evidence reasonably acceptable to Lender that such covenant will be complied with following completion of the PR Restoration at such Affected Individual PR Property.

Section 10.2. Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(g) above with respect to Borrower, Pledgor, Additional Obligor or any SPE Component Entity) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(g) above with respect to Borrower, Pledgor, Additional Obligor or any SPE Component Entity, the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

Confidential Treatment Requested by Retail Value Inc. RVI-296.

Pursuant to 17 C.F.R. Section 200.83.

(b) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c) With respect to Borrower, the Collateral and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property or any Collateral for the satisfaction of any of the Debt in preference or priority to any other Individual Property or any Collateral, and Lender may seek satisfaction out of all of the Properties or any part thereof or the Collateral or any portion thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments and/or the Pledge Agreement in any manner and for any amounts secured by the Security Instruments and/or the Pledge Agreement then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments and/or the Pledge Agreement to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments and/or the Pledge Agreement to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments and/or the Pledge Agreement as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments and/or the Pledge Agreement to secure payment of sums secured by the Security Instruments and/or the Pledge Agreement and not previously recovered.

(d) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments, pledge agreements

Confidential Treatment Requested by Retail Value Inc. RVI-297.

Pursuant to 17 C.F.R. Section 200.83.

and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e) Notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Property (or any portion thereof), the Collateral (or any portion thereof) or any other collateral for the Loan and/or paid to or received by Lender may, after an Event of Default, be applied by Lender toward the Debt in such order, priority and proportions as Lender in its sole discretion shall determine.

(f) Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by applicable law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

Confidential Treatment Requested by Retail Value Inc. RVI-298.

Pursuant to 17 C.F.R. Section 200.83.

ARTICLE 11

SECONDARY MARKET

Section 11.1. Securitization.

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein), (ii) to sell participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or a pooled asset securitization. The transactions referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i) provide (A) updated financial and other information with respect to the Property, the business operated at the Property, the Collateral, Pledgor, Borrower, Additional Obligor, Sponsor, SPE Component Entity, DDR and Manager, and (B) updated budgets relating to the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii) provide new and/or updated opinions of counsel, which may be relied upon by Lender as to substantive non-consolidation, matters of Delaware and federal bankruptcy law relating to limited liability companies and any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, the Collateral, Property Documents, Ground Lease, Condominium Documents, Borrower, Pledgor, Additional Obligor and any other Borrower Properties and Borrower’s Affiliates, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and the Rating Agencies;

(iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents; and

(iv) execute such amendments to the Loan Documents, the Property Documents, the Ground Lease, the Condominium Documents and Borrower’s, Pledgor’s, Additional Obligor’s or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect any Secondary Market Transaction, including, without limitation, (A) to amend and/or supplement the Independent Director provisions provided herein and therein, in each case, in accordance with the applicable requirements of the Rating Agencies, (B) to establish different interest rates and to reallocate the principal balances of the Loan and the Mezzanine Loans amongst each

Confidential Treatment Requested by Retail Value Inc. RVI-299.

Pursuant to 17 C.F.R. Section 200.83.

other, (C) further bifurcating the Loan into additional components and/or additional separate notes and/or creating additional senior/subordinate note structure(s), reallocating the Loan amongst the Components, creating and eliminating components of the Loan (including creating a B-Note) (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower shall not be required to so modify or amend any Loan Document if such modification or amendment would (i) increase Borrower’s liability or decrease Borrower’s rights under the Loan Documents, or (ii) change the interest rate, the stated maturity (except as provided in subclause (C) above) or the amortization of principal set forth herein, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note (except following an Event of Default, prepayment following a Casualty or Condemnation or any principal payments received on the Loan). Provided there exists no Event of Default, from and after the completion of the Spinoff Transaction in accordance with this Agreement, Lender shall only be entitled to complete a Loan Bifurcation or Uncrossing Event if (i) it has provided to Borrower at least thirty (30) days’ prior written notice of such Loan Bifurcation or Uncrossing Event and (ii) Lender has not received written notice from Borrower, within such thirty (30) day period, that Borrower or Sponsor has received written tax advice from a nationally recognized accounting firm reasonably acceptable to Lender that such Loan Bifurcation or Uncrossing Event “would more likely than not” (x) result in material cancellation of indebtedness income for tax purposes for Borrower, Sponsor or any Taxable REIT Subsidiary or (y) cause a material risk that Sponsor would fail to qualify as a REIT, provided that Borrower shall provide to Lender a copy of such written tax advice. Notwithstanding the foregoing, (I) Lender may complete a Loan Bifurcation or Uncrossing Event in its sole discretion and without notice to or consent of Borrower at any time prior to May 1, 2018 and (II) nothing herein shall prohibit or restrict any Lender from selling, participating or otherwise transferring its Note (or any portion thereof or interest therein).

(c) If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection

Confidential Treatment Requested by Retail Value Inc. RVI-300.

Pursuant to 17 C.F.R. Section 200.83.

with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property that is available to Borrower (or Borrower if permitted to request) and which Borrower has the right to share with third parties if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor.

(d) All financial data and statements provided by Borrower hereunder shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in this Section shall be audited by independent accountants of Borrower acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and statements (audited or unaudited) provided by Borrower under this Section shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this subsection (d).

(e) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender if the same are available (or under the control of) Borrower, any other Borrower Party and/or their respective Affiliates.

(f) In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower shall promptly provide (and shall cause each other Borrower Party to provide), such other financial data and financial statements as Lender reasonably determines to be necessary or appropriate for such compliance.

Confidential Treatment Requested by Retail Value Inc. RVI-301.

Pursuant to 17 C.F.R. Section 200.83.

Section 11.2. Disclosure.

(a) Borrower (on its own behalf and on behalf of each other Borrower Party) understands that information provided to Lender by Borrower, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the Rating Agencies and service providers, in each case, in connection with any Secondary Market Transaction.

(b) Borrower and Guarantor shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and affiliates against any Losses to which Lender and/or its officers, directors, partners, employees, representatives, agents and/or affiliates may become subject in connection with (x) any Disclosure Document and/or any Covered Rating Agency Information, in each case, insofar as such Liabilities arise out of or are based upon any untrue statement of any material fact in the Provided Information and/or arise out of or are based upon the omission to state a material fact in the Provided Information required to be stated therein or necessary in order to make the statements in the applicable Disclosure Document and/or Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading and (y) after a Securitization, any indemnity obligations incurred by Lender or Servicer in connection with any Rating Agency Confirmation.

(c) Borrower and Guarantor shall provide in connection with each of (i) a preliminary and a final private placement memorandum, offering memorandum or offering circular, (ii) a free writing prospectus, (iii) a preliminary and final prospectus or prospectus supplement or (iv) a structural and collateral term sheet, as applicable, an agreement (A) certifying that Borrower and Guarantor have examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, each other Borrower Party, Borrower Affiliates, the Properties, the Ground Leases and the Condominium Documents, and Manager, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“Lender Affiliate”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender Affiliate, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender Affiliate or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the

Confidential Treatment Requested by Retail Value Inc. RVI-302.

Pursuant to 17 C.F.R. Section 200.83.

Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower and Guarantor will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower and/or Guarantor in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided. The aforesaid indemnity will be in addition to any liability which Borrower and/or Guarantor may otherwise have.

(d) In connection with filings under Exchange Act and/or the Securities Act, Borrower and Guarantor shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(e) Promptly after receipt by an Indemnified Person under this Section 11.2 of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against the Indemnifying Person under this Section 11.2, notify the Indemnifying Person in writing of the commencement thereof (but the omission to so notify the Indemnifying Person will not relieve the Indemnifying Person from any liability which the Indemnifying Person may have to any Indemnified Person hereunder except to the extent that failure to notify causes prejudice to the Indemnifying Person). In the event that any action is brought against any Indemnified Person, and it notifies the Indemnifying Person of the commencement thereof, the Indemnifying Person will be entitled, jointly with any other Indemnifying Person, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the Indemnified Person promptly after receiving the aforesaid notice from such Indemnified Person, to assume the defense thereof with counsel satisfactory to such Indemnified Person. After notice from the Indemnifying Person to such Indemnified Person under this Section 11.2, such Indemnifying Person shall pay for any legal or other expenses subsequently incurred by such Indemnifying Person in connection with the defense thereof; provided, however, if the defendants in any such action include both the Indemnified Person and the Indemnifying Person and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the Indemnifying Person, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the Indemnifying Person, but Indemnifying Person shall only be liable for the fees and expenses of one (1) such separate counsel.

Confidential Treatment Requested by Retail Value Inc. RVI-303.

Pursuant to 17 C.F.R. Section 200.83.

(f) After notice from such Indemnifying Person to such Indemnified Person of its election to so assume the defense of such claim or action, such Indemnifying Person shall not be liable to such Indemnified Person for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, unless, (1) if the defendants in any such action include both an Indemnified Person and any of the Indemnifying Persons and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different from or additional to those available to an Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person at the expense of the Indemnifying Persons, (2) the Indemnifying Person shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of commencement of the action (provided that the Indemnified Person has provided the Indemnifying Person with ten (10) days prior written notice that it intends to exercise its rights pursuant to this clause (2) and the Indemnifying Person has not employed counsel reasonably satisfactory to the Indemnified Person within such 10-day period), or (3) the Indemnifying Person has authorized in writing the employment of counsel of the Indemnified Person at the expense of the Indemnifying Person.

(g) Without the prior written consent of the applicable Indemnified Persons (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless (i) such Indemnifying Person shall have given the Indemnified Persons reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person from all liability arising out of such claim, action, suit or proceedings and (ii) such settlement, compromise or judgment does not include a statement as to, or admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person(s) without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(h) The Indemnifying Person agrees that if any indemnification or reimbursement sought pursuant to this Agreement is judicially determined to be unenforceable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities from which such Indemnified Person is entitled to be held harmless under this Agreement), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the

Confidential Treatment Requested by Retail Value Inc. RVI-304.

Pursuant to 17 C.F.R. Section 200.83.

foregoing, no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by such Indemnified Persons in connection with the closing of the Loan or the Securitization.

The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Agreement shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Agreement.

(i) The liabilities and obligations of each of Borrower, Guarantor and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt. Failure by Borrower and/or any Borrower Party to comply with the provisions of Section 11.1 and/or Section 11.2 within the timeframes specified therein and/or as otherwise required by Lender shall, at Lender’s option, constitute a breach of the terms thereof and/or an Event of Default. Borrower (on its own behalf and on behalf of each Borrower Party) hereby expressly authorizes and appoints Lender its attorney-in-fact to take any actions required of any Borrower Party under Sections 11.1, 11.2, 11.6 and/or 11.8 in the event any Borrower Party fails to do the same during the continuance of an Event of Default or five (5) Business Days after written request, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Notwithstanding anything to the contrary contained herein, (i) except as may otherwise expressly provided to the contrary in this Article 11, each Borrower Party shall bear its own cost of compliance with this Article (including, without limitation, the costs of any ongoing financial reporting or similar provisions contained herein) and (ii) to the extent that the timeframes for compliance with such ongoing financial reporting and similar provisions are shorter than the timeframes allowed for comparable reporting obligations under Section 4.12 hereof (if any), the timeframes under this Article 11 shall control.

Section 11.3. Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.

Section 11.4. Servicer. At the option of Lender, the Loan may be serviced by a servicer/special servicer/trustee selected by Lender (collectively, the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such Servicer pursuant to a servicing agreement between Lender and such Servicer. Without limitation of any other provision contained herein, Borrower shall be liable for the costs and expenses of Lender incurred with respect to any Servicer to the extent provided in Section 17.6 hereof.

Section 11.5. Rating Agency Costs. In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than

Confidential Treatment Requested by Retail Value Inc. RVI-305.

Pursuant to 17 C.F.R. Section 200.83.

the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 11.6. New Mezzanine Option. Lender shall have the option (the “New Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan (a “New Mezzanine Loan”), provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the New Mezzanine Option, and (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall equal the Interest Rate (other than following an Event of Default, an event of default under such mezzanine loan, prepayment following a Casualty or Condemnation or principal repayments of the Loan). Borrower shall, at Lender’s sole cost and expense (other than Borrower’s legal fees plus an additional $50,000 which should be used to pay for Lender’s costs and expenses), cooperate with Lender in Lender’s exercise of the New Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower, Pledgor, Additional Obligor or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies to effect the New Mezzanine Option, (ii) creating one or more Single Purpose Entities (the “New Mezzanine Borrower”), which such New Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower, SPE Component Entity, and Pledgor, as applicable (the “Equity Collateral”), and (B) together with such constituent equity owners of such New Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be reasonably required by Lender or the Rating Agencies.

Section 11.7. Registered Form. Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender (which Registrar may be Borrower) which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code. Any agreement setting out the rights and obligation of the Registrar (if not Borrower) shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

Section 11.8. Syndication. Without limiting Lender’s rights under Section 11.1, the provisions of this Section 11.8 shall only apply in the event that the Loan is syndicated in accordance with the provisions of this Section 11.8 set forth below and shall be automatically of no further force and effect after a Securitization.

Confidential Treatment Requested by Retail Value Inc. RVI-306.

Pursuant to 17 C.F.R. Section 200.83.

(a) Sale of Loan, Co-Lenders, Participations and Servicing.

(i) Lender and any Co-Lender may, at their option, without Borrower’s consent (but with notice to Borrower), sell with novation all or any part of their right, title and interest in, and to, and under the Loan (the “Syndication”), to one or more additional lenders (each a “Co-Lender”). Each additional Co-Lender shall enter into an assignment and assumption agreement (the “Assignment and Assumption”) assigning a portion of Lender’s or Co-Lender’s rights and obligations under the Loan, and pursuant to which the additional Co-Lender accepts such assignment and assumes the assigned obligations. From and after the effective date specified in the Assignment and Assumption (i) each Co-Lender shall be a party hereto and to each Loan Document to the extent of the applicable percentage or percentages set forth in the Assignment and Assumption and, except as specified otherwise herein, shall succeed to the rights and obligations of Lender and the Co-Lenders hereunder and thereunder in respect of the Loan, and (ii) Lender, as lender and each Co-Lender, as applicable, shall, to the extent such rights and obligations have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and under the Loan Documents.

(ii) The liabilities of Lender and each of the Co-Lenders shall be several and not joint, and Lender’s and each Co-Lender’s obligations to Borrower under this Agreement shall be reduced by the amount of each such Assignment and Assumption. Neither Lender nor any Co-Lender shall be responsible for the obligations of any other Co-Lender. Lender and each Co-Lender shall be liable to Borrower only for their respective proportionate shares of the Loan.

(iii) Borrower agrees that it shall, in connection with any sale of all or any portion of the Loan, whether in whole or to an additional Co-Lender or Participant, within ten (10) Business Days after requested by Agent, furnish Agent with the certificates required under Sections 4.12 and 4.13 hereof and such other information as reasonably requested by any additional Co-Lender or Participant in performing its due diligence in connection with its purchase of an interest in the Loan.

(iv) CF (or an Affiliate of CF) shall act as administrative agent for itself and the Co-Lenders (together with any successor administrative agent, the “Agent”) pursuant to this Section 11.8. Borrower acknowledges that CF, as Agent, shall have the sole and exclusive authority to execute and perform this Agreement and each Loan Document on behalf of itself, as a Lender and as agent for itself and the Co-Lenders subject to the terms of the Co-Lending Agreement. Each Lender acknowledges that CF, as Agent, shall retain the exclusive right to grant approvals and give consents with respect to all matters requiring consent hereunder. Except as otherwise provided herein, Borrower shall have no obligation to recognize or deal directly with any Co-Lender, and no Co-Lender shall have any right to deal directly with Borrower with respect to the rights, benefits and obligations of Borrower under this Agreement, the Loan Documents or any one or more documents or instruments in respect thereof. Borrower may rely conclusively on the actions of CF as Agent to bind CF and the Co-Lenders, notwithstanding that the particular action in question may, pursuant to this Agreement or the Co-Lending Agreement be subject to the consent or direction of some or all of the Co-Lenders. CF may resign as Agent of the Co-Lenders, in its sole discretion, or if required to by the Co-Lenders

Confidential Treatment Requested by Retail Value Inc. RVI-307.

Pursuant to 17 C.F.R. Section 200.83.

in accordance with the term of the Co-Lending Agreement, in each case without the consent of but upon prior written notice to Borrower. Upon any such resignation, a successor Agent shall be determined pursuant to the terms of the Co-Lending Agreement. The term Agent shall mean any successor Agent.

(v) Notwithstanding any provision to the contrary in this Agreement, the Agent shall not have any duties or responsibilities except those expressly set forth herein (and in the Co-Lending Agreement) and no covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be implied by or inferred from this Agreement, the Co-Lending Agreement, or any other Loan Document, or otherwise exist against Agent.

(vi) Except to the extent its obligations hereunder and its interest in the Loan have been assigned pursuant to one or more Assignments and Assumption, CF, as Agent, shall have the same rights and powers under this Agreement as any other Co-Lender and may exercise the same as though it were not Agent, respectively. The term “Co-Lender” or “Co-Lenders” shall, unless otherwise expressly indicated, include CF in its individual capacity. CF and the other Co-Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, or any Affiliate of Borrower and any Person who may do business with or own securities of Borrower or any Affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

(vii) If required by any Co-Lender, Borrower hereby agrees to execute supplemental notes in the principal amount of such Co-Lender’s pro rata share of the Loan substantially in the form of the Note, and such supplemental note shall (i) be payable to order of such Co-Lender, (ii) be dated as of the Closing Date, and (iii) mature on the Maturity Date. Such supplemental note shall provide that it evidences a portion of the existing indebtedness hereunder and under the Note and not any new or additional indebtedness of Borrower. The term “Note” as used in this Agreement and in all the other Loan Documents shall include all such supplemental notes.

(viii) CF, as Agent (acting solely for this purpose as agent of Borrower), shall maintain at its domestic lending office or at such other location as CF, as Agent, shall designate in writing to each Co-Lender and Borrower a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Co-Lenders, the principal amount (and stated interest) of each Co-Lender’s proportionate share of the Loan and the name and address of each Co-Lender’s agent for service of process (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, CF, as Agent, and the Co-Lenders shall treat each person or entity whose name is recorded in the Register as a Co-Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection and copying by Borrower or any Co-Lender during normal business hours upon reasonable prior notice to the Agent. A Co-Lender may change its address and its agent for service of process upon written notice to Lender, as Agent, which notice shall only be effective upon actual receipt by CF, as Agent, which receipt will be acknowledged by CF, as Agent, upon request.

Confidential Treatment Requested by Retail Value Inc. RVI-308.

Pursuant to 17 C.F.R. Section 200.83.

(ix) Notwithstanding anything herein to the contrary, any financial institution or other entity may be sold a participation interest in the Loan by Lender or any Co-Lender without Borrower’s consent (such financial institution or entity, a “Participant”). No Participant shall have any rights under this Agreement, the Note or any of the Loan Documents and the Participant’s rights in respect of such participation shall be solely against Lender or Co-Lender, as the case may be, as set forth in the participation agreement executed by and between Lender or Co-Lender, as the case may be, and such Participant. Borrower may rely conclusively on the actions of Lender as Agent to bind Lender and any Participant, notwithstanding that the particular action in question may, pursuant to this Agreement or any participation agreement be subject to the consent or direction of some or all of the Participants. No participation shall relieve Lender or Co-Lender, as the case may be, from its obligations hereunder or under the Note or the Loan Documents and Lender or Co- Lender, as the case may be, shall remain solely responsible for the performance of its obligations hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(x) Notwithstanding any other provision set forth in this Agreement, Lender or any Co-Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, amounts owing to it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).

(b) Cooperation in Syndication.

(i) Borrower agrees to assist Lender in completing a Syndication satisfactory to Lender. Such assistance shall include (i) direct contact between senior management and advisors of Borrower, Sponsor and the proposed Co-Lenders, (ii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the Syndication, (iii) the hosting, with Lender, of one or more meetings of prospective Co-Lenders or with the Rating Agencies, and (iv) working with Lender to procure a rating for the Loan by the Rating Agencies.

(ii) Lender shall manage all aspects of the Syndication of the Loan, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Co-Lenders and the amount and distribution of fees

Confidential Treatment Requested by Retail Value Inc. RVI-309.

Pursuant to 17 C.F.R. Section 200.83.

among the Co-Lenders. To assist Lender in its Syndication efforts, Borrower agrees promptly to prepare and provide to Lender all information with respect to Borrower, Manager, Sponsor, any SPE Component Entity (if any), Pledgor, Additional Obligor, the Collateral and the Properties contemplated hereby, including all financial information and projections (the “Projections”), as Lender may reasonably request in connection with the Syndication of the Loan. Borrower hereby represents and covenants that (i) all information other than the Projections (the “Information”) that has been or will be made available to Lender by Borrower or any of their representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to Lender by Borrower or any of their representatives have been or will be prepared in good faith based upon reasonable assumptions. Borrower understands that in arranging and syndicating the Loan, Lender, the Co-Lenders and, if applicable, the Rating Agencies, may use and rely on the Information and Projections without independent verification thereof.

(iii) If required in connection with the Syndication, Borrower hereby agrees to:

(A) amend the Loan Documents to give Lender the right, at Lender’s sole cost and expense, to have the Property reappraised on an annual basis;

(B) deliver updated financial and operating statements and other information reasonably required by Lender to facilitate the Syndication, if available to Borrower;

(C) deliver reliance letters reasonably satisfactory to Lender with respect to the environmental assessments and reports delivered to Lender prior to the Closing Date, which will run to Lender, any Co-Lender and their respective successors and assigns;

(D) execute modifications to the Loan Documents required by the Co- Lenders, provided that such modification will not (except as set forth in clause (E) below), change any material or economic terms of the Loan Documents, or otherwise materially increase the obligations or decrease the rights of Borrower pursuant to the Loan Documents, except to a de minimis extent; and

(E) if Lender elects, in its sole discretion, prior to or upon a Syndication, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, principal amounts, payment priorities and maturities, Borrower agrees to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same. Such Notes or components may be assigned different interest rates, so long as weighted average of such interest rates does not exceed the applicable Interest Rate (other than due to an Event of Default or prepayments of principal in connection with a Casualty or Condemnation).

Confidential Treatment Requested by Retail Value Inc. RVI-310.

Pursuant to 17 C.F.R. Section 200.83.

Borrower shall be responsible for payments of its legal fees incurred in connection with compliance with the requests made under this Section.

(c) Limitation of Liability. No claim may be made by Borrower, or any other Person against Agent, Lender or any Co-Lenders or the Affiliates, directors, officers, employees, attorneys or agent of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) No Joint Venture. Notwithstanding anything to the contrary herein contained, neither Agent, Lender nor any Co-Lender by entering into this Agreement or by taking any action pursuant hereto, will be deemed a partner or joint venturer with Borrower.

(e) Voting Rights of Co-Lenders. Borrower acknowledges that the Co-Lending Agreement may contain provisions which require that amendments, waivers, extensions, modifications, and other decisions with respect to the Loan Documents shall require the approval of all or a number of the Co-Lenders holding in the aggregate a specified percentage of the Loan or any one or more Co-Lenders that are specifically affected by such amendment, waiver, extension, modification or other decision.

Section 11.9. Uncross of Properties.

(a) Borrower agrees that at any time Lender shall have the unilateral right to elect to, from time to time, uncross any of the Properties and any Collateral related thereto (such uncrossed Property or Properties and any Collateral related thereto, collectively, the “Affected Property” and the remaining Property or Properties and any Collateral related thereto, collectively, the “Unaffected Property”) in order to separate the Loan from the portion of the Debt to be secured by the Affected Property and any Collateral related thereto (such portion of the Debt to be secured by the Affected Property, the “Uncrossed Loan” and the remaining portion of the Debt secured by the Unaffected Property and any Collateral related thereto, the “Remaining Loan”). In furtherance thereof, Lender shall have the right to (i) sever and/or divide the Note and the other Loan Documents so that (A) the original Loan Documents (collectively, the “Remaining Loan Documents”) evidence and secure only the Remaining Loan and relate only to the Unaffected Property and (B) amended and/or new documents and other instruments (collectively, the “Uncrossed Loan Documents”) evidence and secure only the Uncrossed Loan and relate only to the Affected Property, (ii) allocate the applicable portion of each of the Reserve Funds relating to the Affected Property to the Uncrossed Loan, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property (but such Affected Property shall be cross-defaulted an cross-collateralized with each other Affected Property) and (iv) take such additional actions consistent therewith (including, without limitation, requiring delivery of the Uncrossed Loan Documents and amendments to the Loan Documents, in each case, to give effect to the foregoing); provided, that the Uncrossed Loan Documents and the Remaining Loan Documents, shall not, in the aggregate, (A) have any material and adverse tax consequences for Borrower, Sponsor or any Taxable REIT

Confidential Treatment Requested by Retail Value Inc. RVI-311.

Pursuant to 17 C.F.R. Section 200.83.

Subsidiary or increase (B) any material monetary obligation of Borrower under the Loan Documents or (C) any other material obligation of Borrower under the Loan Documents in any material respect. In connection with the uncrossing of any such Affected Property as provided for in this Section 11.9 (an “Uncrossing Event”), the Remaining Loan shall be reduced by an amount equal to amount of the Uncrossed Loan and the Uncrossed Loan shall be in an amount equal to the Allocated Loan Amount applicable to the Affected Property.

(b) Borrower shall (and shall cause each Borrower Party to) reasonably cooperate with Lender to effectuate each Uncrossing Event. Without limitation of the foregoing, upon Lender’s request, Borrower shall (and shall cause each Borrower Party to), among other things, (i) deliver evidence to Lender that the single purpose nature and bankruptcy remoteness of the Borrower(s) owning Properties other than the Affected Property following such Uncrossing Event have not been adversely affected and are in accordance with the terms and provisions of the Remaining Loan Documents; (ii) deliver evidence to Lender that the single purpose nature and bankruptcy remoteness of the Borrower(s) owning the Affected Property following such release have not been adversely affected and are in accordance with the terms and provisions of the Uncrossed Loan Documents; (iii) deliver to Lender such legal opinions and updated legal opinions as Lender or the Rating Agencies shall require, provided that Borrower shall in no event be required to deliver to lender a REMIC Opinion taking into account any Uncrossing Event); (iv) take the actions contemplated in subsection (a) above (including, without limitation, executing the Uncrossed Loan Documents and amendments to the Loan Documents); and (v) deliver such title endorsements, title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be reasonably required by Lender or the Rating Agencies.

Section 11.10. Costs and Expenses. Notwithstanding anything herein to the contrary (and without limiting Borrower’s obligations with respect to costs and expenses as set forth herein), Borrower shall be responsible for the payment of (a) Borrower’s legal fees, costs and expenses with respect to compliance with the terms of Section 11.1, Section 11.2, Section 11.6, Section 11.8 and Section 11.9 and $50,000 of the cost and expenses incurred by Lender in connection therewith and (b) Lender shall be responsible for all other expenses and costs incurred in connection therewith.

ARTICLE 12

INDEMNIFICATIONS

Section 12.1. General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Persons from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Persons and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the

Confidential Treatment Requested by Retail Value Inc. RVI-312.

Pursuant to 17 C.F.R. Section 200.83.

Property (or any portion thereof) to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, management agreement or any Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument and the Pledge Agreement; (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Accounts, (h) any material breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; and/or (i) any untrue statement or alleged untrue statement of material fact contained in the Provided Information or any omission or alleged omission to state a material fact required to be stated in the Provided Information or necessary in order to make the statements in the Provided Information, in light of the circumstances under which they were made, not misleading, provided, however, that the foregoing covenant shall not apply to any matter to the extent arising from the gross negligence, fraud, illegal acts or willful misconduct of an Indemnified Person. Any amounts payable to Lender by reason of the application of this Section 12.1 shall become immediately due and payable and, to the extent not paid within five (5) Business Days of Lender’s demand therefor, shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid. This Section 12.1 shall not apply to any Taxes, other than Taxes than represent Losses attributable to non-Tax claims.

Section 12.2. Mortgage and Intangible Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Persons from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Persons and directly or indirectly arising out of or in any way relating to any Tax on the making and/or recording (or related filings, as applicable) of the Pledge Agreement, the Security Instrument, the Note or any of the other Loan Documents (but excluding any income, franchise or similar Taxes imposed on Lender or any Indemnified Person).

Section 12.3. ERISA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Persons from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.

Section 12.4. Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Person, Borrower shall defend such Indemnified Person (if requested by any Indemnified Person, in the name of the Indemnified Person) by attorneys and other professionals selected by Borrower and reasonably approved by the Indemnified Persons. Notwithstanding the foregoing, any Indemnified Persons may, in their sole discretion and at the Indemnified Persons’ sole cost and expense, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Persons, their attorneys shall control

Confidential Treatment Requested by Retail Value Inc. RVI-313.

Pursuant to 17 C.F.R. Section 200.83.

the resolution of any claim or proceeding, provided, however, that Borrower shall have the right to reasonably approve any settlement such Indemnified Persons desire to enter into with respect to such matter and any such settlement shall provide a full release of Borrower with respect to such matter. Upon demand if Borrower is not defending the Indemnified Persons in accordance with this Section 12.4, Borrower shall pay or, in the sole discretion of the Indemnified Persons, reimburse, the Indemnified Persons for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith; provided, however (i) Indemnified Persons, collectively may retain multiple law firms and/or multiple lawyers at the same firm if Indemnified Persons reasonably determine that separate specialized legal counsel is required with respect to specific matters, but no Indemnified Person shall have their own separate counsel except as provided in subclause (ii) of this clause and (ii) (x) any Indemnified Person may retain its own separate counsel, and Borrower shall pay for the actual out-of-pocket reasonable fees and disbursements of such counsel, if such Indemnified Persons, based upon the advice of counsel, has separate defenses that would be materially and adversely compromised if it were to retain the same counsel or, if based upon the advice of counsel, a conflict exists between Borrower and such Indemnified Person or the Indemnified Person, or, if during the continuance of an Event of Default, based upon the advice of counsel, Lender has no further common interests and (y) any Indemnified Person may retain its own separate counsel at any time as described above at any time at its sole cost and expense.

Section 12.5. Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu (or assignment in lieu, as applicable) of foreclosure of the Security Instrument or the Pledge Agreement.

Section 12.6. Environmental Indemnity. Simultaneously herewith, each of Borrower and Sponsor has executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument or the Pledge Agreement.

ARTICLE 13

EXCULPATION

Section 13.1. Exculpation.

(a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower, any other Borrower Party or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower, any other Borrower Party or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this

Confidential Treatment Requested by Retail Value Inc. RVI-314.

Pursuant to 17 C.F.R. Section 200.83.

Agreement, the Security Instrument, the Pledge Agreement and the other Loan Documents, or in the Property (or any portion thereof), the Collateral, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower and any other Borrower Party only to the extent of Borrower’s and any other Borrower Party’s interest in the Property, in the Collateral, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument, the Pledge Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower, any other Borrower Party or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument, the Pledge Agreement or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower or any other Borrower Party as a party defendant in any action or suit for foreclosure and sale under the Security Instrument or the Pledge Agreement; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Environmental Indemnity and in the Guaranty) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the rights of Lender to (A) obtain the appointment of a receiver and/or (B) enforce its rights and remedies provided in Articles 8 and 9 hereof; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instrument and in any other Loan Documents; (6) impair the right of Lender to enforce Section 4.12(e) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower or any other Borrower Party in order to fully realize the security granted by the Security Instrument or the Pledge Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral or the Property (or any portion thereof); or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Loss incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional material misrepresentation by any Borrower Party or any of their respective Affiliates in connection with the Loan;

(ii) willful misconduct any Borrower Party or any of their respective Affiliates in connection with the Loan or any Individual Property;

(iii) any litigation or other legal proceeding related to the Debt in which any Borrower Party or their respective Affiliates files or raises a defense that intentionally interferes with Lender exercising any rights and remedies available to Lender as provided in under this Agreement and the other Loan Documents only to the extent a court of competent jurisdiction, in a final non-appealable decision, finds the applicable defenses were not raised in good faith by Borrower;

Confidential Treatment Requested by Retail Value Inc. RVI-315.

Pursuant to 17 C.F.R. Section 200.83.

(iv) intentional physical waste to any Individual Property caused by the intentional acts or intentional omissions by any Borrower Party or any of their respective Affiliates (provided that the foregoing is not the result of the insufficiency of cash flow from the Properties to prevent such intentional omissions, and if there is any insufficiency of cash flow, such insufficiency is not a result of misappropriation of Rents by any Borrower Party and/or the removal or disposal of any portion of the property by any Borrower Party or any of their respective Affiliates after an event of default other than in the ordinary course of owning and managing the Properties or otherwise in violation of this Agreement and the other Loan Documents);

(v) misappropriation by any Borrower Party or any of their respective Affiliates of (A) any insurance proceeds (including BI Proceeds or Casualty Proceeds) with respect to the Properties, (B) any Awards or other amounts received in connection with any Condemnation of all or any portion of any Individual Property, or (C) any Rents (provided that, in each case there shall be no liability under this subsection to the extent that the turnover of such funds is prohibited by any applicable law or court order);

(vi) Borrower’s failure to pay (or cause to be paid) real property taxes, Ground Rent or other charges due in connection with the Properties that results in liens on any portion of any Individual Property in accordance with the terms and provisions of this Agreement and the other Loan Documents (other than if such failure is caused by the acts of a Tenant) to the extent that (i) any such liens are not bonded over or discharged in accordance with this Agreement and the other Loan Documents and (ii) the Properties generated sufficient revenue in the immediately preceding six (6) month period to pay the same and Borrower failed to apply such revenue to such real property taxes or other charges, unless such charges are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof in accordance with the terms of this Agreement and the other Loan Documents (provided, however, that there shall be no personal liability under this subsection solely for the failure to pay real property taxes or Ground Rent if (a) sufficient sums had been reserved hereunder for the express purpose of paying the real property taxes, Ground Rent or charges in question and Lender failed to pay same, and (b) Lender’s access to such sums was not restricted or constrained by any action taken by or on behalf of any Borrower Party in any manner);

(vii) Borrower’s failure to pay Insurance Premiums or the amount of any deductible following a Casualty, Condemnation or other insurance claim, to maintain the Policies in full force and effect, in each case, as expressly provided herein (provided, however, that there shall be no personal liability under this subsection for the aforementioned failures to the extent that, in each case, (A) the Properties generated insufficient revenue in the immediately preceding six (6) month period to pay the Insurance Premiums in question or (B)(i) sufficient sums had been reserved hereunder for the express purpose of paying the Insurance Premiums in question and Lender failed to pay same, and (ii) Lender’s access to such sums was not restricted or constrained by any action taken by or on behalf any Borrower Party in any manner);

(viii) any security deposits, advance deposits or any other deposits collected by any Borrower Party or any of their respective Affiliates in connection with the Properties which are not delivered to Lender upon request upon a foreclosure or action in lieu thereof except to the extent such amounts have been previously applied by Borrower in

Confidential Treatment Requested by Retail Value Inc. RVI-316.

Pursuant to 17 C.F.R. Section 200.83.

accordance with this Agreement and the other Loan Documents, the existing leases or in accordance with a court order (provided that, in each case there shall be no liability under this subsection to the extent that the failure to turn over such funds is prohibited by any applicable law or court order);

(ix) the seizure or forfeiture of any Individual Property resulting from criminal wrongdoing by any Borrower Party or any of their respective Affiliates;

(x) breach or violation by any Borrower Party or any of their respective Affiliates of any of the material terms of Sections 11.1, 11.2, 11.6, 11.8 and/or 11.9 of the Loan Agreement;

(xi) any liability or obligation pursuant to any purchase and sale agreement entered into by a Borrower for the sale by Borrower of a Previously-Owned Property or any other liability or obligation otherwise related to a Previously-Owned Property;

(xii) failure to comply with the terms and provisions of Article 15 hereof;

(xiii) any amendment or modification of the Ground Lease in violation of the terms hereof or any cancellation, expiration or termination (for any reason whatsoever) of the Ground Lease, or the surrender of the leasehold estate thereunder in violation of the terms hereof;

(xiv) without limiting Section 13.1(b)(B)(ii) below, any voluntary debt, lien or transfer of any Individual Property or the Collateral in violation of the Loan Documents (other than liens being contested in good faith in accordance with the terms and provisions of this Agreement); and/or

(xv) without limiting Section 13.1(b)(B)(i) below, any breach of violation by Borrower, Pledgor, Additional Obligor and/or any SPE Component Entity of Article 5 hereof, other than immaterial breaches which are promptly cured by Borrower.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event of: (i) any breach or violation by Borrower, Pledgor, Additional Obligor or any SPE Component Entity of Article 5 hereof, as a result of which, a court orders the substantive consolidation of Borrower, Pledgor, Additional Obligor or any SPE Component Entity with one or more constituent owner(s) of Borrower, Pledgor, Additional Obligor and/or SPE Component Entity (any such person or entity, a “Bankrupt Person”) and which court cites such breach or violation as a material factor in ordering the substantive consolidation of the assets and liabilities of Borrower, Pledgor, Additional Obligor and/or SPE Component Entity with the assets and liabilities of the Bankrupt Person; (ii) any violation or breach of Article 6 hereof caused by (1) any voluntary transfer of the Collateral or fee simple title to all or any portion of the Property (other than with Lender’s prior

Confidential Treatment Requested by Retail Value Inc. RVI-317.

Pursuant to 17 C.F.R. Section 200.83.

written consent or as expressly permitted by this Agreement or the other Loan Documents) or (2) any sale or pledge of the ownership interests in any Restricted Party in violation of the terms of the Loan Documents, which, in the case of any sale or pledge described in this clause (2) remains uncured for a period of ten (10) days following Borrower’s obtaining knowledge of such violation (or Borrower’s receipt of notice from Lender of such violation); (iii) a Bankruptcy Event with occurs, or (iv) the incurrence of any voluntary debt secured by all or any portion of any Individual Property or other Collateral or any direct or indirect interests in Borrower, except Indebtedness and liens (including, liens being contested in good faith in accordance with the terms and provisions of this Agreement) expressly permitted pursuant to this Agreement.

ARTICLE 14

NOTICES

Section 14.1. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	c/o DDR Corp. 527 Madison Avenue, 21st Floor New York, NY 10022 Attention: Chief Financial Officer

c/o DDR Corp. 3300 Enterprise Parkway Beachwood, OH 44122 Attention: General Counsel

With a copy to:	Jones Day 250 Vesey Street New York, New York 10281 Attention: Robert J. Grados, Esq.

Confidential Treatment Requested by Retail Value Inc. RVI-318.

Pursuant to 17 C.F.R. Section 200.83.

If to Lender:

Column Financial, Inc.

Eleven Madison Avenue

New York, New York 10010

Attention: N. Dante LaRocca

Facsimile No.: (646) 935-8520

JPMorgan Chase Bank, National Association

383 Madison Ave.

New York, New York 10179

Attention: Thomas N. Cassino

Facsimile No.: (212) 834-6029

JPMorgan Chase Bank, National Association

Four New York Plaza, 20th Floor

New York, New York 10004

Attention: Nancy Alto

Facsimile No.: (917) 546-2564

Wells Fargo Bank, National Association

Wells Fargo Center

1901 Harrison Street, 2nd Floor

MAC A0227-020

Oakland, California 94612

Attention: Commercial Mortgage Servicing

Wells Fargo Bank

550 Tryon Street, 12th Floor

Charlotte, NC 28202

MAC D1086-120

Attention: Luke Mayes

Facsimile No.: (704) 715-0347

With a copy to:	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104-2808 Attention: David W. Forti, Esq.

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Borrower hereby appoints RVT Noble Town Center LLC (the “Representative Borrower”) to serve as agent on behalf of all Borrowers to receive any notices required to be delivered to any or all of the Borrowers hereunder or under the other Loan Documents. Any notice delivered to the Representative Borrower shall be deemed to have been delivered to all Borrowers, and any notice received from the Representative Borrower or any other Borrower

Confidential Treatment Requested by Retail Value Inc. RVI-319.

Pursuant to 17 C.F.R. Section 200.83.

shall be deemed to have been received from all Borrowers. The Borrowers shall be entitled from time to time to appoint a replacement Representative Borrower by written notice delivered to Lender and signed by both the new Representative Borrower and the Representative Borrower being so replaced.

ARTICLE 15

FURTHER ASSURANCES

Section 15.1. Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 15.2. Recording of Security Instrument, etc.

(a) Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes (but excluding any income, franchise or similar taxes imposed on Lender), filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges (but excluding any income, franchise or similar taxes imposed on Lender) arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto and any security instrument with respect to the Property or any instrument of further assurance, except where prohibited by applicable law so to do. The foregoing taxes, fees, expenses, duties, imposts, assessments and charges, as applicable, are herein referred to as the “Security Instrument Taxes”.

(b) Borrower represents that it has paid all Security Instrument Taxes imposed upon the execution and recordation of each Security Instrument. If at any time Lender determines, based on applicable Legal Requirements, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable Security Instrument Taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, within five (5) Business Days’ request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property to an amount determined by Lender to be

Confidential Treatment Requested by Retail Value Inc. RVI-320.

Pursuant to 17 C.F.R. Section 200.83.

equal to the lesser of (i) the greater of the fair market value of the applicable Individual Property (1) as of the date hereof and (2) as of the date such supplemental affidavits are to be delivered to Lender, and (ii) the amount of the Debt attributable to any such Individual Property (as set forth on Schedule 1.1(d) hereof), and Borrower shall, on demand, pay any additional Security Instrument Taxes.

Section 15.3. Further Acts, etc. Each of Additional Obligor and Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Additional Obligor or Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Legal Requirements., provided, however, the same shall not increase Additional Obligor’s or Borrower’s obligations or decrease any right of Borrower or Additional Obligor under the Loan Documents, other than to a de minimis extent Each of Additional Obligor and Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver within five (5) Business Days following written notice from Lender, hereby authorizes Lender to execute in the name of Borrower or without the signature of (x) Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property and (y) Additional Obligor to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the applicable Collateral. Each of Additional Obligor and Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3, provided, however, Lender shall not execute any such documents under such power unless an Event of Default exists.

Section 15.4. Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, other than any income, franchise, gross receipts or similar taxes, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable, without premium or penalty.

(b) If any law described in Section 15.4(a) is enacted or adopted or amended after the date of this Agreement, Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the

Confidential Treatment Requested by Retail Value Inc. RVI-321.

Pursuant to 17 C.F.R. Section 200.83.

Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by applicable law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

(c) If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

ARTICLE 16

WAIVERS

Section 16.1. Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Additional Obligor pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2. Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Additional Obligor or Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower or Additional Obligor, shall entitle Borrower or Additional Obligor to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3. Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or

Confidential Treatment Requested by Retail Value Inc. RVI-322.

Pursuant to 17 C.F.R. Section 200.83.

the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4. Waiver of Trial by Jury.

ADDITIONAL OBLIGOR, BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF ADDITIONAL OBLIGOR, LENDER OR BORROWER.

Section 16.5. Waiver of Notice.

Neither Additional Obligor nor Borrower shall be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower or Additional Obligor, as applicable, and (b) with respect to matters for which Lender is required by applicable law to give notice, and each of Additional Obligor and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 16.6. Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, each of Additional Obligor and Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7. Marshalling and Other Matters.

Borrower hereby waives, to the extent permitted by applicable Legal Requirements, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or

Confidential Treatment Requested by Retail Value Inc. RVI-323.

Pursuant to 17 C.F.R. Section 200.83.

decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by applicable Legal Requirements.

Section 16.8. Intentionally Omitted.

Section 16.9. Waiver of Counterclaim. Each of Additional Obligor and Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 16.10.Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.

ARTICLE 17

MISCELLANEOUS

Section 17.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2. Governing Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE

Confidential Treatment Requested by Retail Value Inc. RVI-324.

Pursuant to 17 C.F.R. Section 200.83.

UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS IN REAL PROPERTY (INCLUDING ALL IMPROVEMENTS AND FIXTURES THEREON) CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH SUCH REAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF ADDITIONAL OBLIGOR AND BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ADDITIONAL OBLIGOR OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY LENDER IN THE CITY OF NEW YORK, COUNTY OF NEW YORK. EACH OF LENDER AND BORROWER HEREBY (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. ADDITIONAL OBLIGOR, BORROWER AND LENDER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

EACH OF ADDITIONAL OBLIGOR AND BORROWER DOES HEREBY DESIGNATE AND APPOINT:

c/o The CT Corporation System

111 Eighth Avenue

New York, New York 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO ADDITIONAL OBLIGOR OR BORROWER, AS APPLICABLE, IN

Confidential Treatment Requested by Retail Value Inc. RVI-325.

Pursuant to 17 C.F.R. Section 200.83.

THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON ADDITIONAL OBLIGOR OR BORROWER, AS APPLICABLE, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH OF ADDITIONAL OBLIGOR AND BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 17.3. Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 17.4. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6. Expenses. Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Lender, upon receipt of written notice from Lender together with invoices for payment for Lender’s reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements) in each case, incurred by Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Security Instrument, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower required hereunder; (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement,

Confidential Treatment Requested by Retail Value Inc. RVI-326.

Pursuant to 17 C.F.R. Section 200.83.

the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date (including, without limitation, those contained in Articles 8 and 9 hereof); (iv) subject to the limitations in Article 11 hereof, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instrument, the Note and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, the Collateral or any other security given for the Loan; (viii) servicing the Loan (including, without limitation, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or with respect to the Property or the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (ix) the preparation, negotiation, execution, delivery, review, filing, recording or administration of any documentation associated with the exercise of any of Borrower’s rights hereunder and/or under the other Loan Documents regardless of whether or not any such right is consummated (including, without limitation, Borrower’s rights hereunder to defease the Loan and to permit or undertake transfers (including under Sections 6.3 and 6.4 hereof), in each case, in accordance with the applicable terms and conditions hereof); provided, however, that, with respect to each of subsections (i) through (ix) above, (A) none of the foregoing subsections shall be deemed to be mutually exclusive or limit any other subsection, (B) the same shall be deemed to (I) include, without limitation and in each case, appraisal costs (including costs of any updates to any existing appraisal, provided, that Borrower shall not be required to pay for more than one appraisal (or update to an existing appraisal) in any twelve (12) month period unless the Loan is a specially serviced loan), special servicing fees, liquidation fees, modification fees, work-out fees, special servicer inspection costs, operating advisor consulting fees, costs of property inspections if the Loan becomes a specially serviced loan and other similar costs or expenses payable to any Servicer, trustee, operating advisor and/or special servicer of the Loan (or any portion thereof and/or interest therein), (II) include the reimbursement to Lender of any and all advances made by Servicer, special servicer, and/or trustee pursuant to any trust and servicing agreement, pooling and servicing or similar agreement and/or any and all interest on such advances by Servicer, special servicer, and/or trustee to the extent not otherwise paid pursuant to this Section 17.6 and (III) exclude any requirement that Borrower directly pay the base monthly servicing fees due to any master servicer on account of the day to day, routine servicing of the Loan (provided, further, that the foregoing subsection (III) shall not be deemed to otherwise limit any fees, costs, expenses or other sums required to be paid to Lender under this Section, the other terms and conditions hereof and/or of the other Loan Documents) and (C) Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

Confidential Treatment Requested by Retail Value Inc. RVI-327.

Pursuant to 17 C.F.R. Section 200.83.

Section 17.7. Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

Section 17.8. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10. No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Additional Obligor, Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Additional Obligor, Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c) The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties

Confidential Treatment Requested by Retail Value Inc. RVI-328.

Pursuant to 17 C.F.R. Section 200.83.

similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Neither Additional Obligor nor Borrower is relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d) Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations related to the Property (including, without limitation, under the Leases); or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents to which any Borrower Party and/or the Property (or any portion thereof) is subject.

(e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f) Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 17.11. Publicity. Prior to the Securitization of the Loan, all news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld, conditioned or delayed. Without limitation of any other term or provision hereof, nothing contained herein or in the other Loan Documents shall be deemed to restrict DDR, Sponsor, Lender and/or Servicer from (and DDR, Sponsor, Lender and/or Servicer shall be authorized to) disseminate to any Person any and all information it obtains in connection with the Loan as Lender and/or Servicer deems necessary or appropriate, and nothing contained herein shall prevent DDR, Sponsor and/or their respective Affiliates from following its or their customary disclosure practices or from complying with any applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, the U.S. Securities Exchange Commission and any applicable public stock exchange) affecting DDR or its Affiliates. Notwithstanding anything contained herein to the contrary, this Section 17.11 shall survive until one hundred twenty (120) days after the closing of the Loan and shall be of no further force and effect one hundred twenty (120) days after the closing of the Loan.

Confidential Treatment Requested by Retail Value Inc. RVI-329.

Pursuant to 17 C.F.R. Section 200.83.

Section 17.12. Limitation of Liability. No claim may be made by Borrower, or any other Person against Lender or its Affiliates, directors, officers, employees, attorneys or agents of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 17.13. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 17.14. Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents (except any terms of any letter agreements between Borrower and its Affiliates and Lender and its Affiliates that expressly survive closing).

Section 17.15. Liability. If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 17.16. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.

Confidential Treatment Requested by Retail Value Inc. RVI-330.

Pursuant to 17 C.F.R. Section 200.83.

The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 17.17. Brokers. Borrower hereby represents and warrants that neither Borrower nor any Borrower Party or Affiliate has hired or contracted any brokers, mortgage bankers and advisors (each a “Broker”) in connection with the transactions contemplated by this Agreement. Lender hereby agrees to pay any and all fees imposed or charged by any Broker hired solely by Lender. Borrower acknowledges and agrees that (a) any Broker is not an agent of Lender and has no power or authority to bind Lender, (b) Lender is not responsible for any recommendations or advice given to any Borrower Party by any Broker, (c) Lender and the Borrower Parties have dealt at arms-length with each other in connection with the Loan, (d) no fiduciary or other special relationship exists or shall be deemed or construed to exist among Lender and the Borrower Parties and (e) none of the Borrower Parties shall be entitled to rely on any assurances or waivers given, or statements made or actions taken, by any Broker which purport to bind Lender or modify or otherwise affect this Agreement or the Loan, unless Lender has, in its sole discretion, agreed in writing with any such Borrower Party to such assurances, waivers, statements, actions or modifications. Borrower acknowledges and agrees that Lender may, in its sole discretion, pay fees or compensation to any Broker in connection with or arising out of the closing and funding of the Loan. Such fees and compensation, if any, (i) shall be in addition to any fees which may be paid by any Borrower Party to such Broker and (ii) create a potential conflict of interest for Broker in its relationship with the Borrower Parties. Such fees and compensation, if applicable, may include a direct, one-time payment, servicing fees and/or incentive payments based on volume and size of financings involving Lender and such Broker.

Section 17.18. Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 17.19. Contributions and Waivers.

(a) As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by

Confidential Treatment Requested by Retail Value Inc. RVI-331.

Pursuant to 17 C.F.R. Section 200.83.

any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b) Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable Legal Requirements.

(c) In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.

(d) For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.

(e) Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g) Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

Confidential Treatment Requested by Retail Value Inc. RVI-332.

Pursuant to 17 C.F.R. Section 200.83.

(h) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.

(i) To the extent permitted by applicable Legal Requirements, each Borrower waives:

(i) any right to require Lender to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other Person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v) any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vi) presentment, demand, protest and notice of any kind;

(vii) any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii) any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix) any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x) any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

Confidential Treatment Requested by Retail Value Inc. RVI-333.

Pursuant to 17 C.F.R. Section 200.83.

(xi) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii) any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(xiii) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv) any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(xv) all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower; and

(xvi) all rights and defenses that Borrower may have because any of the Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other Person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

(j) In the event that any Borrower is deemed to be a surety or guarantor of the Debt (by virtue of each Borrower being co-obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Property for the benefit or debts of the other Borrowers in connection herewith or otherwise), each such Borrower hereby acknowledges expressly waives (to the extent it is deemed to be a surety or guarantor) the following

(i) any and all rights to which such Borrower may otherwise have been entitled under any suretyship laws in effect from time to time, including any right or privilege, whether existing under statute, at law or in equity, to require Lender to take prior recourse or proceedings against any collateral, security or Person whatsoever;

Confidential Treatment Requested by Retail Value Inc. RVI-334.

Pursuant to 17 C.F.R. Section 200.83.

(ii) any rights of sovereign immunity and any other similar and/or related rights;

(iii) any right and/or requirement of or related to notice, presentment, protest, notice of protest, further notice of nonpayment, notice of dishonor, default, nonperformance, intent to accelerate, acceleration, existence of the Debt and/or any amendment or modification of the Debt;

(iv) any rights of such Borrower of subrogation, reimbursement, indemnification, and/or contribution against any other Borrower or any other person or entity, and any other rights and defenses that are or may become available to such Borrower or any other person or entity by reasons of Sections 2787-2855, inclusive of the California Civil Code;

(v) any rights or defenses that may be available by reason of any election of remedies by Lender (including, without limitation, any such election which in any manner impairs, effects, reduces, releases, destroys or extinguishes such Borrower’s subrogation rights, rights to proceed against another Borrower for reimbursement, or any other rights of such Borrower to proceed against any other person, entity or security, including but not limited to any defense based upon an election of remedies by Lender under the provisions of Section 580(d) of the California Code of Civil Procedure or any similar law of California or of any other State or of the United States); and

(vi) any rights or defenses such Borrower may have because the obligations of Borrower are secured by real property or any estate for years. These rights or defenses include, but are not limited to, any rights or defenses that are based upon, directly or indirectly, the application of Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure to the obligations of Borrower.

The provisions of this subsection (j) mean, among other things:

(A) Lender may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by another Borrower for the Debt; and

(B) Lender may collect from such Borrower even if Lender, by foreclosing on the real property collateral of any other Borrower, has destroyed any right of such Borrower to collect from another Borrower.

Further, the provisions of this of this subsection (j) constitute an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because another Borrower’s obligations are secured by real property. These rights and defenses, include, but are not limited to, any rights or defenses based upon Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure.

Confidential Treatment Requested by Retail Value Inc. RVI-335.

Pursuant to 17 C.F.R. Section 200.83.

Section 17.20. Cross-Default; Cross-Collateralization.

(a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that each of the Loan Documents (including, without limitation, the Security Instruments) are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of Loan Documents shall constitute an Event of Default under each of the other Loan Documents; (ii) an Event of Default hereunder shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance and Borrower waives any claims related thereto.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 17.21. Intercreditor Agreement. Lender and Mezzanine Lender are or will be parties to a certain Intercreditor Agreement (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mezzanine Loan, Borrower, Mezzanine Borrower, and the Property. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and the Mezzanine Lender and (ii) Borrower and Mezzanine Borrower are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on the provisions contained therein. Lender and Mezzanine Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrowers’ obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

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Confidential Treatment Requested by Retail Value Inc. RVI-336.

Pursuant to 17 C.F.R. Section 200.83.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

DDR TUCSON SPECTRUM I LLC

DDR TUCSON SPECTRUM II LLC

DDR TUCSON SPECTRUM III LLC

DDR MARINER SQUARE LLC

DDR MARINER SQUARE II LLC

GS II GREEN RIDGE LLC

DDR DOUGLASVILLE PAVILION LLC

RVT NEWNAN CROSSING LLC

RVT SILVER SPRING SQUARE LLC

RVT HENDERSONVILLE TN LLC

RVT HAMILTON COMMONS LLC

RVT WEST ALLIS CENTER LLC

BRE DDR RIVERDALE VILLAGE INNER RING LLC

BRE DDR RIVERDALE VILLAGE OUTER RING LLC

DDRA MAPLE GROVE CROSSING LLC

RVT BRANDON BOULEVARD SHOPPES LLC

RVT TEQUESTA SHOPPES LLC

RVT EAST LLOYD COMMONS LLC

RVT WRANGLEBORO CONSUMER SQUARE LLC

RVT NOBLE TOWN CENTER LLC

RVT KYLE CROSSING LLC

RVT HOMESTEAD PAVILION LLC

RVT LAKE WALDEN SQUARE LLC

BRE DDR BROOKFIELD LLC

BRE DDR BROWN DEER MARKET LLC

BRE DDR BROWN DEER CENTER LLC

RVT PEACH STREET SQUARE I LLC

RVT ERIE MARKETPLACE LLC

RVT PAVILION AT SHOPPERS WORLD LLC

BRE DDR MARKETPLACE AT TOWNE CENTER LLC

BRE DDR HARBISON COURT LLC

DDR GRESHAM STATION LLC

GS II UPTOWN SOLON LLC

DDR WALKS AT HIGHWOOD PRESERVE I LLC

DDR SEABROOK LLC

BRE DDR MIDWAY MARKETPLACE LLC

BRE DDR GRANDVILLE MARKETPLACE LLC

DDR WILLOWBROOK PLAZA LLC

BRE DDR GREAT NORTHERN LLC

DDR MILLENIA PLAZA LLC

DDR I-DRIVE LLC

Confidential Treatment Requested by Retail Value Inc. RVI-337.

Pursuant to 17 C.F.R. Section 200.83.

DDR PALM VALLEY PAVILIONS LLC

DDR CROSSROADS CENTER LLC

GS II BIG OAKS LLC

DDR GUAYAMA WM LLC, S.E.

DDR SENORIAL LLC, S.E.

DDR RIO HONDO LLC, S.E.

DDR ATLANTICO LLC, S.E.

DDR FAJARDO LLC, S.E.

DDR NORTE LLC, S.E.

DDR ESCORIAL LLC, S.E.

DDR DEL SOL LLC, S.E.

DDR ISABELA LLC, S.E.

DDR CAYEY LLC, S.E.

DDR VEGA BAJA LLC, S.E. AND

DDR PALMA REAL LLC, S.E.,

each a Delaware limited liability company

By:	/s/ Matthew Ostrower
Name: Matthew Ostrower
Title: Chief Financial Officer

DDR/1ST CAROLINA CROSSINGS SOUTH LP, a Delaware limited partnership

By:	RVT CAROLINA CROSSINGS GP LLC, a
Delaware limited liability company, its general partner

By:	/s/ Matthew Ostrower
Name: Matthew Ostrower
Title: Chief Financial Officer

Confidential Treatment Requested by Retail Value Inc. RVI-338.

Pursuant to 17 C.F.R. Section 200.83.

ADDITIONAL OBLIGOR:

RVI CMA Holder LLC, a Delaware limited liabilty company

By:	/s/ Matthew Ostrower
Name: Matthew Ostrower
Title: Chief Financial Officer

Confidential Treatment Requested by Retail Value Inc. RVI-339.

Pursuant to 17 C.F.R. Section 200.83.

LENDER:

COLUMN FINANCIAL, INC., a Delaware corporation

By:	/s/ David Tlusty
Name: David Tlusty
Title: Authorized Signatory

Confidential Treatment Requested by Retail Value Inc. RVI-340.

Pursuant to 17 C.F.R. Section 200.83.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Vice President

Confidential Treatment Requested by Retail Value Inc. RVI-341.

Pursuant to 17 C.F.R. Section 200.83.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jeffrey L. Cirillo
Name: Jeffrey L. Cirillo
Title: Managing Director